                         AMENDMENT NO. 2 TO SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)


Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:
[X] Preliminary proxy statement.          [ ] Confidential, for use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2).)
[ ] Definitive proxy statement.
[ ] Definitive additional materials.
[ ] Soliciting material under Rule14a-12.

                              GENESIS ENERGY, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------
     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                          [GENESIS ENERGY, L.P. LOGO]


                                October   , 2000




Dear Genesis Energy, L.P. Unitholder:

      We propose a financial restructuring of Genesis Energy, L.P. intended to simplify our ownership structure and create the financial flexibility we need to successfully grow and diversify our business or enter into a transaction to combine with another business entity.

      Since our initial public offering in December 1996, we have not been able to generate enough cash flow from operations to fund the full minimum quarterly distribution of $0.50 per unit on both the common units and the subordinated units. In fact, holders of subordinated units have never received distributions.

      Our ability to generate cash flow has deteriorated further during the past year. We have not generated enough cash flow from operations to fully fund the payment of the minimum quarterly distribution of $0.50 per unit on the common units since the second quarter of 1999. To make up the shortfall on the common units, we have had to use Salomon Smith Barney Holdings Inc.'s distribution support.

      We expect to have fully used all of the available distribution support from Salomon by the first quarter of 2001. Beginning the first quarter of 2001, we expect that we will no longer be able to pay the minimum quarterly distribution of $0.50 per unit on the common units.

To align our minimum quarterly distribution more closely with the levels of cash that we expect to generate from operations for the foreseeable future, we propose an amendment to the partnership agreement of our subsidiary operating partnership that will:

     o reduce the minimum quarterly distribution on the common units from the current $0.50 per unit to $0.20 per unit;

     o reduce correspondingly the respective per unit dollar distribution thresholds that must be achieved before the general partner is entitled to incentive compensation payments from the current threshold levels of $0.55, $0.635, and $0.825 per unit to the new threshold levels of $0.25, $0.28, and $0.33 per unit;

     o eliminate all of the outstanding subordinated limited partner units in our operating partnership and, as a result, provide that the common units will no longer accrue arrearages if the minimum quarterly distribution is not paid in full in any quarter; and

     o eliminate, without the payment of any consideration, all of the outstanding additional partnership interests, or APIs, issued to Salomon in exchange for its distribution support and, as a result, eliminate our obligation to redeem the APIs issued to Salomon in exchange for its distribution support if quarterly cash available for distribution exceeds specified levels.

     If the proposal is approved:


     o Salomon will contribute to the operating partnership in cash the remaining distribution support, expected to be $3.7 million. After payment of transaction costs associated with the restructuring estimated at $1.3 million, we will then declare a special distribution of the remaining cash, estimated at $2.4 million, or $0.28 per unit.



     o Salomon will extend the expiration date of its $300 million credit support obligation to the partnership from March 31, 2001 to December 31, 2001 on the current terms and conditions. This extension will eliminate an estimated $2.5 million increase in trade credit costs for the last nine months of 2001.



      A glossary of some of the terms used in this proxy statement is included on page 34.



      BASED ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS ESTABLISHED TO CONSIDER THE FAIRNESS OF THE PROPOSED RESTRUCTURING TO YOU, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED RESTRUCTURING. THE AFFIRMATIVE VOTE OF A MAJORITY OF COMMON UNITS IS NECESSARY FOR THE APPROVAL OF THE PROPOSAL. YOUR FAILURE TO VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSAL. A special meeting of unitholders of Genesis Energy, L.P. will be held on December 7, 2000, at our offices at 500 Dallas, Suite 2500, Houston, Texas 77002. The meeting will start at 10:00 a.m., local time.


                                  GENESIS ENERGY, L.P.

                                  Mark J. Gorman
                                  President and Chief Executive Officer,
                                  Genesis Energy, L.L.C., as General Partner

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROXY STATEMENT.


      This proxy statement was first mailed to unitholders on or about October , 2000.




      PLEASE SEE THE SECTION ENTITLED "DISADVANTAGES OF THE PROPOSAL TO THE COMMON UNITHOLDERS AND OTHER CONSIDERATIONS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF POTENTIAL DISADVANTAGES AND OTHER FACTORS WHICH YOU SHOULD CONSIDER IN CONNECTION WITH THE RESTRUCTURING PROPOSAL.

                              GENESIS ENERGY, L.P.
                             500 DALLAS, SUITE 2500
                              HOUSTON, TEXAS 77002

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS

                         TO BE HELD ON DECEMBER 7, 2000


To the unitholders of Genesis Energy, L.P.:


      A special meeting of unitholders of Genesis Energy, L.P., a Delaware limited partnership, will be held on December 7, 2000 at 10:00 a.m. local time, at our offices at 500 Dallas, Suite 2500, Houston, Texas 77002, to consider and vote upon a proposal that, if approved, will:


          o reduce the minimum quarterly distribution on the common units from the current $0.50 per unit to $0.20 per unit;

          o reduce correspondingly the respective per unit dollar thresholds that must be achieved before the general partner is entitled to incentive compensation payments from the current threshold levels of $0.55, $0.635, and $0.825 per unit to the new threshold levels of $0.25, $0.28, and $0.33 per unit;

          o eliminate for no consideration all outstanding subordinated limited partnership units and, as a result, terminate the subordination period and eliminate the requirement that the common units accrue arrearages for any future shortfalls in quarterly distributions below the minimum quarterly distribution; and

          o eliminate for no consideration all outstanding additional partnership interests.

     If the proposal is approved:


          o Salomon will contribute to the operating partnership in cash the remaining distribution support expected to be $3.7 million. After payment of transaction costs associated with the restructuring estimated at $1.3 million, we will then declare a special distribution of the remaining cash, estimated at $2.4 million, or $0.28 per unit.



          o Salomon will extend the expiration date of its $300 million credit support obligation to the partnership from March 31, 2001 to December 31, 2001 on the current terms and conditions. This extension will eliminate an estimated $2.5 million increase in trade credit costs for the last nine months of 2001.



     Only holders of units at the close of business on October 18, 2000 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Unitholders may vote in person or by proxy. Our general partner is soliciting the accompanying form of proxy.


     Under applicable law, dissenters' appraisal rights do not apply to the unitholders in connection with the proposal to be voted upon at the special meeting.

     YOUR VOTE IS IMPORTANT. An affirmative vote of a majority of the votes entitled to be cast is required to approve the proposal. YOUR FAILURE TO VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSAL. Even if you plan to attend the special meeting in person, please sign and return the enclosed proxy, or authorize the individuals named on your proxy card to vote your units by calling the toll-free telephone number or using the Internet as described in the instructions included with your proxy card. This will ensure that your units will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                          By Order of the General Partner,
                          Ross A. Benavides
                          General Counsel, Secretary and Chief Financial Officer Genesis Energy, L.L.C.

Houston, Texas

October   , 2000

                                TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----

QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING .................................................................1
FORWARD LOOKING STATEMENTS.....................................................................................2
GENESIS ENERGY, L.P............................................................................................3
REASONS FOR THE PROPOSAL.......................................................................................5
REASONS FOR THE DECLINE IN AVAILABLE CASH......................................................................8
RECENT DEVELOPMENTS............................................................................................9
PROPOSED AMENDMENT TO THE PARTNERSHIP AGREEMENT OF THE OPERATING PARTNERSHIP..................................10
     Contribution of Distribution Support and Extension of Credit Support.....................................12
     Disadvantages of the Proposal to the Common Unitholders and Other Considerations.........................12
     Costs And Expenses Of The Proposed Restructuring.........................................................13
DESCRIPTION OF THE UNITS......................................................................................14
CURRENT OWNERSHIP STRUCTURE...................................................................................20
RESULTING OWNERSHIP STRUCTURE.................................................................................21
INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL..................................................................22
RECOMMENDATIONS AND OPINIONS..................................................................................22
     Strategic Alternatives...................................................................................22
     Recommendation of the Special Committee of the Board of Directors of the General Partner.................23
     Fairness Opinion of Financial Advisor to the Special Committee...........................................24
     Recommendation of the Board of Directors of the General Partner..........................................27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................................................28
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.................................................................29
     Treatment of Distributions...............................................................................29
     Effect of Elimination of Interests Held by Salomon and Howell............................................29
     Disposition of Common Units..............................................................................29
     Basis of Units...........................................................................................30
     Ratio of Taxable Income to Distributions.................................................................30
THE SPECIAL MEETING...........................................................................................31
     General..................................................................................................31
     Unitholders Entitled to Vote.............................................................................31
     Record Date..............................................................................................31
     Proxies..................................................................................................31
     Voting Procedures for Beneficial Owners..................................................................32
     Solicitation.............................................................................................32
     Quorum; Adjournment......................................................................................32
     No Dissenters' Appraisal Rights..........................................................................32
     Recommendations of the Special Committee and our Board of Directors......................................32
INCORPORATION OF DOCUMENTS BY REFERENCE.......................................................................33
GLOSSARY......................................................................................................34
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS..................................................................F-1
ANNEX A -  OPINION OF SIMMONS & COMPANY INTERNATIONAL........................................................A-1
ANNEX B -  FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
              PARTNERSHIP OF GENESIS ENERGY, L.P.............................................................B-1
ANNEX C -  FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
              PARTNERSHIP OF GENESIS CRUDE OIL, L.P..........................................................C-1
ANNEX D -  GENESIS ENERGY, L.P. QUARTERLY REPORT ON FORM
              10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2000..............................................D-1
ANNEX E -  GENESIS ENERGY, L.P. ANNUAL REPORT ON FORM 10-K/A
              FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999....................................................E-1

                  QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING


Q:   WHAT DO I NEED TO DO NOW?


A: We urge you to read this proxy statement carefully, including its annexes, and to consider how the restructuring may affect you as a unitholder. This proxy statement, which was mailed to all holders of record as of October 18, 2000, contains important information regarding the proposed restructuring. For information about where to call to get answers to your questions, see "What if I have questions?" below.


Q:   HOW DO I VOTE?


A: Just mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the special unitholders' meeting to vote on the proposal, or authorize the individuals named on your proxy card to vote your units by calling the toll-free telephone number or using the Internet as described in the instructions included with your proxy card. You may also attend the special meeting and vote your units in person. The special meeting will be held on December 7, 2000 at 10:00 a.m. at our offices at 500 Dallas, Suite 2500, Houston, Texas 77002. Even if you plan to attend the special meeting, we recommend that you complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.


Q:   WHEN MUST I VOTE?

A: In order for your vote to be counted, we must receive your proxy at or prior to the special meeting or you must attend the special meeting.

Q:   IF MY BROKER HOLDS MY UNITS, HOW DO I VOTE?

A: You should contact your broker for instructions. Your broker can tell you if your units are held in street name and, if they are, how you can instruct your broker to vote your units. Your broker may vote your units only if you provide instructions on how to vote. Please tell your broker how to vote your units.

Q:   WHAT IF I HAVE QUESTIONS?


A: If you have questions about the restructuring or if you would like additional copies of this proxy statement or a new proxy card, you should contact: D.F. King & Co., Inc., by mail at 77 Water Street, New York, New York 10005, or by telephone, toll free, at (800) 431-9643. D.F. King & Co., Inc. is acting as our proxy solicitor.

                           FORWARD LOOKING STATEMENTS


      The statements in this proxy statement that are not historical information are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations regarding future events are based on reasonable assumptions, we cannot assure you that our goals will be achieved or that our expectations regarding future developments will prove to be correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward looking statements herein include, but are not limited to, the following:

          o    changes in regulations;

          o    our success in obtaining additional lease barrels;

          o changes in crude oil production volumes (both world-wide and in areas in which we have operations);

          o developments relating to possible acquisitions or business combination opportunities;

          o    volatility of crude oil prices and grade differentials;

          o    the success of our risk management activities;

          o    credit requirements by our counterparties;

          o our ability to replace our credit support from Salomon with a bank facility and to replace our working capital facility with BNP Paribas with another facility;

          o our ability in the future to generate sufficient amounts of Available Cash to permit us to distribute to our unitholders at least the minimum quarterly distribution;

          o any requirements for testing or changes in our Mississippi pipeline system as a result of the oil spill that occurred there in December 1999;

          o any fines and penalties federal and state regulatory agencies may impose in connection with the oil spill that would not be reimbursed by insurance;

          o    results of current or threatened litigation; and

          o conditions of capital markets and equity markets during the periods covered by the forward looking statements.

      All subsequent written or oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing cautionary statements.

                              GENESIS ENERGY, L.P.

      We were formed in December 1996 to acquire the crude oil gathering and marketing operations of a subsidiary of Salomon and the crude oil gathering, marketing and pipeline operations of Howell Corporation. We are an independent gatherer and marketer of crude oil. Our operations are concentrated in Texas, Louisiana, Alabama, Florida, Mississippi, New Mexico, Kansas and Oklahoma. In our gathering and marketing business, we are principally engaged in the purchase and aggregation of crude oil at the wellhead and the bulk purchase of crude oil at pipeline and terminal facilities for resale at various points along the crude oil distribution chain, which extends from the wellhead to aggregation and terminal facilities, refineries and other end markets. Our gathering and marketing margins are generated by buying crude oil at competitive prices, efficiently transporting or exchanging the crude oil along the distribution chain and marketing the crude oil to refineries or other customers at favorable prices. In addition to our gathering and marketing business, our operations include transportation of crude oil for ourselves and for others at regulated published tariffs on our three common carrier pipeline systems. Our profitability depends to a significant extent upon our ability to maximize our gross margins. In 1999, the gathering and marketing operations contributed approximately 64% of our total gross margin and the pipeline operations contributed the remaining 36%.

      GATHERING AND MARKETING. In the second quarter of 2000, we purchased an average of 101,702 barrels per day of crude oil at the wellhead from approximately 9,600 leases. We utilize our trucking fleet of 76 tractor-trailers and our gathering lines to transport crude oil purchased at the wellhead to pipeline injection points, terminals and refineries for sale to our customers. We also transport purchased crude oil on trucks, barges and pipelines owned and operated by third parties. In addition, as part of our gathering and marketing business, we purchase crude oil in bulk at pipeline and terminal facilities for resale to refineries or other customers. When opportunities arise to increase our margin or to acquire a grade of crude oil that more closely matches the specifications for crude oil we are obligated to deliver, we exchange crude oil with third parties through exchange or buy/sell agreements.

      In our gathering and marketing business, we seek to purchase and sell crude oil at points along the crude oil distribution chain where we can achieve positive gross margins. We generally purchase crude oil at prevailing prices from producers at the wellhead under short-term contracts or in bulk from major oil companies, intermediaries and other third parties. We then transport the crude oil along the distribution chain for sale to or exchange with customers. We generally enter into an exchange transaction only when the cost of the exchange is less than the alternative costs we would otherwise incur in transporting or storing the crude oil. In addition, we often exchange one grade of crude oil for another to maximize our margins or to meet our contract delivery requirements.

      Generally, as we purchase crude oil, we simultaneously establish a margin by selling crude oil for physical delivery to third party users, such as independent refiners or major oil companies, or by entering into a future delivery obligation with respect to futures contracts on the New York Mercantile Exchange. Through these transactions, we seek to maintain a position that is substantially balanced between crude oil purchases, on the one hand, and sales or future delivery obligations, on the other hand. It is our policy not to acquire and hold crude oil, futures contracts or other derivative products for the purpose of speculating on crude oil price changes.

      PIPELINE OPERATIONS. Our three common carrier crude oil pipeline systems and related gathering lines are the Texas System, the Jay System extending between Florida and Alabama, and the Mississippi System extending between Mississippi and Louisiana. We also own approximately 2.0 million barrels of associated storage capacity. We currently transport a total of approximately 90,000 barrels per day on our pipelines. As a result of a December 1999 oil spill, a segment of our Mississippi system has been temporarily shut down and will not be returned to service until regulators give their approval.

      Through our pipeline systems, we transport crude oil for ourselves and others pursuant to tariff rates regulated by the Federal Energy Regulatory Commission or the Texas Railroad Commission. Accordingly, we offer transportation services to any shipper of crude oil, provided that the products tendered for transportation satisfy the conditions and specifications contained in the applicable tariff. Pipeline revenues and gross margins are primarily a function of the level of throughput and storage activity.

      GROSS MARGINS. Gross margin from gathering, marketing and pipeline operations varies from period-to-period, depending to a significant extent upon changes in the supply and demand of crude oil and the resulting changes in United States crude oil inventory levels. The gross margin from gathering and marketing operations is generated by the difference between the price of crude oil at the point of purchase and the price of crude oil at the point of sale, minus the associated costs of gathering and transportation. The absolute price levels of crude oil do not necessarily bear a relationship to gross margin because absolute price levels normally impact revenues and cost of sales by equivalent amounts.

     In addition to purchasing crude oil at the wellhead, we purchase crude oil in bulk at major pipeline terminal points and major marketing points and enter into exchange transactions with third parties. These bulk and exchange transactions are characterized by large volumes and narrow profit margins on purchase and sales transactions, and the absolute price levels for crude oil do not necessarily bear a relationship to gross margin, although such price levels significantly impact revenues and cost of sales. Period-to-period variations in revenues and cost of sales are not generally meaningful in analyzing the variation in gross margin for gathering and marketing operations.

      Pipeline gross margins are primarily a function of the level of throughput and storage activity and are generated by the difference between the regulated published tariff and the fixed and variable costs of operating the pipeline. Changes in revenues, volumes and pipeline operating costs, therefore, are relevant to the analysis of financial results of our pipeline operations.

      The price level of crude oil impacts gathering and marketing and pipeline gross margins to the extent that oil producers adjust production levels. Short-term and long-term price trends impact the amount of cash flow that producers have available to maintain existing production and to invest in new reserves, which in turn impacts the amount of supply that is available to be gathered and marketed by us and our competitors.

      CREDIT SUPPORT. We are substantially dependent on credit support to conduct our business. The amount of credit support required for the conduct of our business depends on the aggregate price we pay for crude oil, the extent to which crude oil producers require credit support from us for our purchases and the extent to which we are able to offset the credit required for our crude oil purchases against sales with the same counterparty through a compromise of claims. If crude oil prices are high or if producers require a significantly higher percentage of crude oil purchases to be supported by guarantees or letters of credit, the credit support available to us through Salomon or through financial institutions could be insufficient to support crude oil purchases at current levels.

      In connection with our initial public offering of units in December 1996, we entered into a Master Credit Support Agreement with Salomon. Under this agreement, Salomon provides us with credit support in the form of a guarantee facility in connection with the purchase, sale or exchange of crude oil in the ordinary course of our business with third parties. The aggregate amount of the guarantee facility is limited to $300 million. This amount is reduced by the amount of any obligation we have to a third party to the extent that such party has a prior security interest in the collateral under the Master Credit Support Agreement.


      Salomon's credit support obligation will expire on March 31, 2001. If the proposal is approved Salomon will extend its credit support obligation, on the current terms and conditions, for nine additional months to December 31, 2001.



     INCREASED DEMAND FOR CREDIT SUPPORT. At December 31,1999, the aggregate amount of obligations covered by guarantees was $164 million, including $72 million in payable obligations and $92 million in estimated crude oil purchase obligations for January 2000. At June 30, 2000, because of a significant increase in crude oil prices and increased demands for credit support from counterparties, the aggregate amount of obligations covered by guarantees was $290 million, including $186 million in payable obligations and $104 million in estimated crude oil purchase obligations for July 2000.


         During the first six months of 2000, we provided Salomon guaranties to several exchange partners and producers who previously had not requested credit support. In addition, several exchange partners eliminated the open lines of credit they had extended to us before their guaranty became effective. As oil prices have risen during this period, we have also had to increase the face amount of numerous guaranties. During the second quarter of 2000, we have exceeded the $300 million maximum for guaranty usage allowed by Salomon under the Master Credit Support Agreement. As a result of exceeding this maximum, we have obtained from Salomon a waiver of default under the Master Credit Support Agreement. We have taken actions for future months such as limiting our purchase and exchange transactions in order to reduce the guaranty usage under the Master Credit Support Agreement. Any reduction in our gathering and marketing activities is likely to result in decreased total gross margins and, as a result, less Available Cash for distribution to common unitholders. Further, in light of potential further increases in crude oil prices and expected increased requests for guaranties from counterparties, we cannot assure you that further reductions in our gathering and marketing activities will not be required to ensure that our guaranty usage will remain below the $300 million threshold of the Master Credit Support Agreement.

     SALOMON'S DISTRIBUTION SUPPORT FOR THE MINIMUM QUARTERLY DISTRIBUTION. In connection with our initial public offering in December 1996, Salomon agreed to contribute up to $17.6 million in exchange for APIs if necessary to support our ability to pay the minimum quarterly distributions on our outstanding common units with respect to quarters ending on or prior to December 31, 2001. To date, we have issued to Salomon $11.3 million in APIs. In November 2000, we expect to utilize an additional $2.6 million of distribution support to pay a portion of the $0.50 per unit quarterly distribution for the third quarter of 2000. As a result, we will have utilized $13.9 million of Salomon's $17.6 million distribution support.

     SHORTFALL OF AVAILABLE CASH. Since our initial public offering in December 1996, we have generated $46.6 million of Available Cash from operations and have distributed $62.9 million to you, our common unitholders. Available Cash is generally all cash on hand at the end of a quarter, as adjusted for reserves. See also "Description of the Units--Distributions of Available Cash." For a more detailed definition of Available Cash, please see the Glossary on page 34. We have not made any distributions on the subordinated units. The $16.3 million shortfall in Available Cash from operations has primarily been funded from $5 million of proceeds that we retained from our initial public offering and $11.3 million of distribution support provided by Salomon pursuant to Salomon's distribution support obligation.

                            REASONS FOR THE PROPOSAL

     We believe that a simplified ownership structure and improved financial condition will enhance the potential for business combinations and other strategic alternatives. We believe that after the restructuring we will be better able to attract a strategic partner who will contribute assets to us in exchange for partnership interests on a basis that will increase the amount of Available Cash generated per unit. Unless our unitholders approve the proposed restructuring, the board of directors of our general partner believes that the following will occur:

     o WE WILL CONTINUE TO GENERATE INSUFFICIENT AVAILABLE CASH FROM OPERATIONS TO PAY THE MINIMUM QUARTERLY DISTRIBUTION FOR THE FORESEEABLE FUTURE.

          We do not expect industry conditions to improve enough to allow us to generate sufficient Available Cash from operations to pay the full minimum quarterly distribution on the common units for the foreseeable future. To pay the full minimum quarterly distribution on the common units for a full year, we need to generate $17.6 million in Available Cash. We currently generate, and expect to generate for the foreseeable future, approximately $7.0 million of Available Cash from operations. We expect to utilize the remaining $3.7 million of distribution support from Salomon by the first quarter of 2001. Once the distribution support provided by Salomon has been fully utilized, distributions on common units will be based on the amount of Available Cash we generate from operations. Beginning the first quarter of 2001, we expect distributions to average approximately $0.20 per unit per quarter. We cannot assure you that the amount of Available Cash we generate from operations will be sufficient to pay a quarterly distribution of $0.20 per unit.

     o    WE EXPECT TO ACCUMULATE ARREARAGES OF APPROXIMATELY $10.6 MILLION PER
          YEAR.

          Under the terms of our existing partnership agreement, unless the proposed restructuring is approved, we will accumulate arrearages of approximately $10.6 million per year for the foreseeable future. See "Reasons for the Decline in Available Cash." These arrearages are the result of the expected shortfall of $0.30 per unit per quarter between the current minimum quarterly distribution of $0.50 per unit and the amount actually paid on common units, which we expect to be $0.20 per unit per quarter. Common unit arrearages are contingent payment obligations entitling you to payments only to the extent there is Available Cash in excess of the minimum quarterly distribution on common units for the then current quarter. These arrearages accrue only so long as subordinated units remain outstanding. If the restructuring is approved, the subordination period will end and arrearages will no longer accrue.

          IF ARREARAGES ACCUMULATE:

               WE EXPECT TO INCUR INCREASED CREDIT SUPPORT REQUIREMENTS AND
               COSTS.

               If arrearages accumulate, we expect credit support requirements and costs to increase. As described under "Genesis Energy, L.P. - Credit Support" during the first six months of 2000, we have experienced increased demand for credit support. As a result, we have exceeded the $300 million maximum for guaranty usage and have taken actions such as limiting our purchase and exchange transactions to reduce guaranty usage. Any reduction in our gathering and marketing activities is likely to result in decreased total gross margins and, as a result, less Available Cash for distribution to common unitholders. If crude oil prices increase further and if additional counterparties demand guarantees, we may be forced to curtail our gathering and marketing activities even further to remain below the $300 million threshold of the Master Credit Support Agreement.

               Once we accrue arrearages, we expect exchange partners and producers to demand further increased credit support. The increased credit support demands would further increase the amount of credit fees we pay Salomon or, after the expiration of Salomon's Master Credit Support Agreement, to a third party. If increased credit support demands exceed the credit support available to us, we will be forced to further curtail our purchasing and marketing activities, which will adversely affect our profitability and Available Cash.

               Further, the Master Credit Support Agreement with Salomon is scheduled to expire on March 31, 2001. If we replace the existing $300 million Master Credit Support Agreement with a commercial letter-of-credit facility, we expect the cost of our credit support to increase by at least $3.3 million per year.

               WE EXPECT TO EXPERIENCE INCREASING DIFFICULTIES IN OBTAINING WORKING CAPITAL CREDIT.

               If the proposed restructuring is not approved, our current $25 million working capital facility with BNP Paribas will expire on February 28, 2001. Increasing trade credit support requirements and the prospects of accumulating arrearages on common units may adversely affect the terms and the cost of replacing the existing working capital facility.

               WE EXPECT CONSTRAINTS ON OUR ABILITY TO ACCESS CAPITAL MARKETS.

                Unless Genesis expends capital to increase its asset base or diversify into other businesses that generate qualifying income for a master limited partnership under the Internal Revenue Code, and if current industry conditions continue, we believe that Available Cash will continue to decline. If we begin to accumulate distribution arrearages with respect to our common units, we believe that our access to capital markets will be limited. We believe that there would be a great deal of uncertainty and complexity associated with the issuance of new common or subordinated units while existing common units are subject to arrearages for past distributions and obligations to repurchase APIs exist. Further, we believe that this impediment to issuing new equity capital could adversely affect our ability to obtain debt financing for acquisitions since an important element of obtaining debt financing is our commitment to and our ability to access equity markets to repay the debt. If we are limited in our ability to access capital to grow and diversify the business, we may be adversely affected in our ability to maintain or increase our level of purchasing and marketing activity. Such reduction of activity could further erode our ability to generate Available Cash.

     o UNLESS WE SIMPLIFY OUR OWNERSHIP STRUCTURE AND IMPROVE OUR FINANCIAL CONDITION, THE POTENTIAL FOR BUSINESS COMBINATIONS AND OTHER STRATEGIC ALTERNATIVES IS LOW.

          We believe that Genesis' current capital structure combined with its inability to generate sufficient Available Cash from operations to meet a minimum quarterly distribution of $0.50 per unit serves as a disincentive to any enterprise with assets that generate income that qualifies for master limited partnership treatment under the Internal Revenue Code to contribute these assets in exchange for partnership interests in Genesis. A substantial portion of any incremental cash flow generated by the contribution of these assets would be applied to reduce arrearages on existing common units, to make minimum quarterly distributions on existing subordinated units, and to redeem APIs. Further, we believe that any combination of Genesis with another master limited partnership would most likely require, as a condition of that combination, a reduction in the minimum quarterly distribution on existing Genesis common units, forgiveness of common unit arrearages, and the elimination of subordinated units and APIs. Approval of the proposed restructuring would remove significant impediments to a business combination that could bring value to the holders of common units. We believe that after the restructuring we will be better able to attract a strategic partner who will contribute assets to us in exchange for partnership interests on a basis that will increase the amount of Available Cash generated per unit.

                   REASONS FOR THE DECLINE IN AVAILABLE CASH


     As described below, lower total gross margins result in less Available Cash from operations available to pay the minimum quarterly distribution to common unitholders. As evidenced by our use of distribution support from Salomon, we have had insufficient Available Cash generated from operations in each quarter since the second quarter of 1999 to meet our distribution obligation on the common units. We do not expect our situation to improve for the foreseeable future. In fact, if the proposed restructuring is not approved, our future results from operations and, therefore, our Available Cash could decline further.

     DECLINE IN AVAILABLE CASH. Available Cash from operations has declined $12.7 million or 53% from 1996 to 1999 and $3.5 million or 49% from the first six months of 1999 to the first six months of 2000.

                                                            SIX MONTHS ENDED
                                                                JUNE 30,                     YEAR ENDED DECEMBER 31,
                                                          --------------------    ------------------------------------------------
                                                            2000        1999        1999        1998        1997          1996
                                                          --------    --------    --------    --------    --------    ------------
                                                                                                                       (PRO FORMA)
                                                               (UNAUDITED)                                             (UNAUDITED)
                                                                                      (IN THOUSANDS)
Net income ............................................   $   (571)   $  1,913    $  2,332    $  7,056    $  7,880    $     15,889
Minority interests ....................................       (143)        479         583       1,763       1,968           3,970
Depreciation and amortization .........................      4,081       4,112       8,220       7,719       6,300           6,834
Other non-cash items ..................................      1,306         746         610       1,772          45              --
Reserves ..............................................       (750)       (405)        396          --          --              --
Maintenance capital expenditures, net .................       (325)        235        (670)     (1,509)     (3,785)         (2,535)
                                                          --------    --------    --------    --------    --------    ------------
Available Cash from operations ........................      3,598       7,080      11,471      16,801      12,408          24,158
Distribution obligation on common units ...............      8,800       8,800      17,600      17,600      17,600          17,600
                                                          --------    --------    --------    --------    --------    ------------
Cash surplus (deficit) vs. distribution obligation ....   $ (5,202)   $ (1,720)   $ (6,129)   $   (799)   $ (5,192)   $      6,558
                                                          ========    ========    ========    ========    ========    ============

         DECLINE IN TOTAL GROSS MARGINS. The $12.7 million decline in Available Cash from operations from 1996 to 1999 is primarily attributable to an equivalent decrease in our gross margins over the same time frame. As shown in the table below, our total gross margins decreased $13.3 million from $36.2 million in 1996 to $22.9 million in 1999. Gathering and marketing gross margins decreased $9.7 million from 1996 to 1999 and pipeline gross margins decreased $3.6 million over the same period. Total gross margins decreased $2.8 million from $12.1 million in the first six months of 1999 to $9.3 million in the first six months of 2000, with gathering and marketing gross margins decreasing $1.4 million and pipeline gross margins decreasing $1.4 million during the same period.


                                              SIX MONTHS ENDED
                                                   JUNE 30,                   YEAR ENDED DECEMBER 31,
                                             -------------------   ---------------------------------------------
                                               2000       1999       1999       1998       1997         1996
                                             --------   --------   --------   --------   --------   ------------
                                                 (UNAUDITED)                                         (PRO FORMA)
                                                                                                     (UNAUDITED)
                                                                      (IN THOUSANDS)
Gathering and marketing gross margins ....   $  6,208   $  7,582   $ 14,659   $ 19,635   $ 11,648   $     24,379
Pipeline gross margins ...................      3,133      4,508      8,205      8,562     11,973         11,802
                                             --------   --------   --------   --------   --------   ------------
Total gross margins ......................   $  9,341   $ 12,090   $ 22,864   $ 28,197   $ 23,621   $     36,181

         SIGNIFICANT PRODUCTION DECLINES. The decline in gathering and marketing gross margins resulted from significant declines since 1996 in production from Texas, Louisiana, Mississippi and Alabama, our primary areas of operation. As crude oil prices fell from $20 per barrel to $10 per barrel during 1998, oil producers stopped drilling and shut in existing production. Hardest hit were operators of stripper wells. Stripper wells are older wells which produce less than 10 barrels per day and account for 75% of all wells in the United States. Baker Hughes Incorporated estimates that 135,000 of the 450,000 stripper wells in the United States were shut in and that 30% of the shut-in wells have been permanently lost.

         Crude oil production in our primary areas of operation declined 15.8% between 1996 and 1999, decreasing from 1.97 million barrels per day to 1.66 million barrels per day. Over the same time frame, our wellhead purchases declined 19.8% from 111,000 barrels per day to 93,000 barrels per day. The decline in wellhead volumes began in the second half of 1998 in response to weakening crude oil prices. Volumes declined from 118,000 barrels per day during the first half of 1998 to 110,000 barrels per day during the second half of the year. A large contract with Pioneer Natural Resources expired at the end of 1998, reducing volumes at the beginning of 1999 by an additional 21,000 barrels per day. The loss of the Pioneer volumes and continued declines associated with low crude oil prices cut wellhead volumes during the first half of 1999 to an average of 89,000 barrels per day.

         We increased wellhead volumes during the second half of 1999 by obtaining existing production through competitive pricing. Wellhead purchases increased to 92,000 barrels per day during the third quarter and to 99,000 barrels per day for the fourth quarter of 1999. Although we increased our average wellhead volumes by 13,000 barrels per day in the first six months of 2000 as compared to the same period in 1999, these volume increases were primarily a result of obtaining existing production by paying higher prices for the production than the previous purchaser. Increased volumes obtained through competitive pricing for existing production generally result in incrementally lower margins per barrel.

                                                   ANNUAL AVERAGE BARRELS PER DAY
                                                  ---------------------------------
                                                   1999     1998     1997     1996
                                                  ------   ------   ------   ------
                                                            (IN THOUSANDS)
Total  Production--Primary Operating Areas ....    1,663    1,865    1,954    1,974
Genesis Wellhead Purchases ....................       93      114      105      116

         The significant production declines in our primary areas of operation adversely impacted our pipeline gross margins. The $3.6 million decline in pipeline gross margins since 1996 is attributable to volume declines on pipeline assets that were acquired when our partnership was formed in December 1996. Shipments on these assets declined 18.5% between 1996 and 1999, dropping from approximately 86,600 barrels per day to 70,500 barrels per day. The 16,000 barrel per day decline reduced annual pipeline revenues by over $3.1 million over the same period. The West Columbia acquisition in the fourth quarter of 1998 and the tie-in of a new connecting carrier on the Texas System at the beginning of 1999 replaced volume declines on the pipeline assets acquired when the partnership was formed, but the length of haul associated with the new volumes was significantly shorter. The length of haul refers to the distance between the point where the crude oil enters the pipeline and the delivery point. Tariffs are based on the distance the oil is transported, therefore when the length of haul is shorter, we earn lower total revenues and gross margins. Also contributing to the decline in the pipeline gross margins associated with these assets were higher maintenance costs and lease payments on a new pipeline segment.

                                                                  AVERAGE BARRELS PER DAY

                                                                                   YEAR ENDED
                                                     SIX MONTHS ENDED   ---------------------------------
                                                      JUNE 30, 2000      1999     1998     1997     1996
                                                     ----------------   ------   ------   ------   ------
                                                                                 (In thousands)
        Initial Pipeline Assets: December 1996 ...             69,917   70,549   82,769   89,117   86,557
        West Columbia Acquisition ................             15,428   17,073    2,825        0        0
        Business Development .....................              4,988    6,426        0        0        0
                                                     ----------------   ------   ------   ------   ------
        Total Pipeline Volume ....................             90,333   94,048   85,594   89,117   86,557

Although crude oil prices have increased from $12 per barrel in January 1999 to nearly $32 per barrel in June 2000, U.S. onshore crude oil production volumes have not improved. Further, producers appear to be responding cautiously to the oil price increase and are focusing more on drilling for natural gas. This changed focus is clearly demonstrated by the Baker Hughes North American Rotary Rig Count for 1997 to 2000.

                  BAKER HUGHES NORTH AMERICAN ROTARY RIG COUNT
          AVERAGE NUMBER OF RIGS DRILLING FOR CRUDE OIL AND NATURAL GAS

              Year                  Crude Oil            Natural Gas           Price per bbl*
              ----                  ---------            -----------           --------------
              1997                     376                   566                   $20.60
              1998                     264                   560                   $14.40
              1999                     128                   496                   $19.25
     2000 (through June 30)            177                   630                   $28.80

----------

* Annual average price for 1997 through 1999 and six month average for 2000 for West Texas Intermediate at Cushing, Oklahoma.

         Based on the limited improvement in the number of rigs drilling for crude oil, we believe that crude oil production in our primary areas of operation is likely to continue to decrease. Although there has been some increase since January 1999 in the number of drilling and workover rigs being utilized in our primary areas of operation, we believe that this activity is more likely to have the effect of reducing the rate of decline rather than meaningfully increasing wellhead volumes in our operating areas in 2000.

         Our improved gathering and marketing volumes in the first six months of 2000 compared to the same period of 1999 were primarily due to obtaining existing production by paying higher prices for the production than the previous purchaser. Increased volumes obtained through competitive pricing for existing production generally result in incrementally lower margins per barrel.

         INCREASED CREDIT COSTS. As crude oil prices have risen, our utilization of, and cost of credit under, the Master Credit Support Agreement has increased with respect to the same volume of business. We have taken steps to reduce our gathering and marketing activities due to the $300 million limit of the Master Credit Support Agreement. Any reduction in our gathering and marketing activities is likely to result in decreased total gross margins and, as a result, less Available Cash for distribution to common unitholders.

         Additionally, as prices rise, we may have to increase the amount of our revolving credit agreement with BNP Paribas in order to have funds available to meet margin calls on the NYMEX and to fund inventory purchases. We cannot assure you that we would be able to increase the size of the revolving credit facility or that changes to the terms of the increased revolving credit facility would not have a material impact on our results of operations or cash flows.

                               RECENT DEVELOPMENTS

         SHAREHOLDER LITIGATION. On May 24, 2000, Richard Dollinger, a holder of units of limited partner interests in the partnership, filed a putative class action complaint in the Chancery Division, Camden County, Superior Court of New Jersey, seeking to enjoin Salomon from taking any steps to accomplish or implement the proposed restructuring without adequate safeguards for the interests of the class of common unitholders. The plaintiff alleges breach of fiduciary duty, breach of contract and duty of good faith and fair dealing and a violation of the New Jersey Consumer Fraud Act by the defendant in connection with the restructuring. Salomon believes that the complaint is without merit and intends to vigorously defend the action.

         On June 7, 2000, Bruce E. Zoren, a holder of units of limited partner interests in the partnership, filed a putative class action complaint in the Delaware Court of Chancery, No. 18096-NC seeking to enjoin the restructuring and seeking damages. Defendants named in the complaint include the partnership, Genesis Energy L.L.C., members of the board of directors of Genesis Energy, L.L.C., and Salomon Smith Barney Holdings Inc. The plaintiff alleges numerous breaches of the duties of care and loyalty owed by the defendants to the purported class in connection with making a proposal for restructuring. We believe that the complaint is without merit and intend to vigorously defend the action.

         PETITION REQUESTING DEPOSITIONS TO INVESTIGATE POTENTIAL CLAIM OR SUIT. On August 17, 2000, Pennzoil-Quaker State Company filed a petition in the 61st District Court of Harris County, Texas requesting the court's authority to take depositions and subpoena documents in connection with the investigation of a potential claim or suit against several parties, including Genesis. In its petition, Pennzoil-Quaker State alleges that tainted crude oil supplied by Genesis may have caused a fire and explosion at Pennzoil-Quaker State's Shreveport refinery in January 2000. Genesis does not possess sufficient information at this time to determine whether the fire at the refinery was caused by crude oil supplied by Genesis. If Pennzoil-Quaker State were to file a lawsuit against the partnership, we intend to vigorously defend any claim filed against us. However, we cannot guarantee that a potential claim will not result in liability to us, nor can we assure you that any potential liability would be covered by Genesis' insurance carrier.

         POTENTIAL DELISTING FROM THE NEW YORK STOCK EXCHANGE. The common units of Genesis are traded on the New York Stock Exchange. The NYSE rules provide that if a listed company has a global market capitalization of less than $50 million and total stockholders' equity of less than $50 million, the NYSE will evaluate the continued listing of the company's securities on the NYSE. The partnership's total partners' capital was $44.3 million as of June 30, 2000 and total market capitalization had dropped below $50 million during the second quarter of 2000. We cannot assure you that the NYSE will not notify us by letter of our status. This notification would provide us with an opportunity to provide the NYSE with a plan advising the NYSE of definitive action we have taken, or are taking, that would bring the partnership into conformity with continued listing standards within 18 months of receipt of the notice. We cannot assure you that the NYSE will not provide notice of delisting, and if so, whether we would be able to present a plan to the NYSE that would assure the continued listing of our common units on the NYSE. We believe that the proposed restructuring meets the NYSE requirement of a plan that would assure the continued listing of our common units. On a pro forma basis, assuming the restructuring had been approved by the unitholders and became effective as of July 1, 2000, total partners' capital would be $83.4 million, as a result of the amounts on the balance sheet under "additional partnership interests" and "minority interests" being contributed to partners' capital.

                 PROPOSED AMENDMENT TO THE PARTNERSHIP AGREEMENT
                          OF THE OPERATING PARTNERSHIP


         Your vote for the proposal described below will also constitute your vote for the corresponding amendments to the partnership agreements of the operating partnership and the partnership necessary to effect the proposal. Approval of the proposal requires the affirmative vote of a majority of the outstanding common units.

         If the proposed restructuring is approved, it will become effective October 1, 2000. As a result, we expect the minimum quarterly distribution for the fourth quarter of 2000 to be $0.20 per unit. We expect to pay this distribution approximately 45 days after the end of the fourth quarter. If the restructuring is approved, we also expect to pay a one-time special distribution of approximately $0.28 per unit.


         If the proposal is approved, the agreement of limited partnership of the operating partnership will be amended to:

         o REDUCE THE MINIMUM QUARTERLY DISTRIBUTION ON THE COMMON UNITS FROM $0.50 PER UNIT TO $0.20 PER UNIT. This will lower the minimum quarterly distribution to a level that we expect to be compatible with our current and expected cash generating capability. The minimum quarterly distribution fixed at our initial public offering in 1996 was based on a pro forma cash available for distribution for the twelve months ended September 30, 1996 of approximately $27.8 million. Total Available Cash from operations generated by the partnership in 1999 was $11.5 million. In the first six months of 2000, we generated $3.6 million of Available Cash from operations.

                  We expect to generate Available Cash from operations of approximately $7 million per year for the foreseeable future. Accordingly, based on the currently outstanding approximately 8,617,000 common units, we are proposing a lower minimum quarterly distribution of $0.20 per unit per quarter, or an aggregate of approximately $7 million for a four-quarter period. However, we cannot assure you that the amount of Available Cash that we generate from operations will be sufficient to pay a quarterly distribution of $0.20 per unit for the foreseeable future.


                  Our estimate of $7 million per year of Available Cash from operations is based on the following assumptions:

                  o crude oil production in our primary areas of operation will continue to decline at an average rate of approximately 5% per year through 2010;

                  o we expect to increase general and administrative costs by
                    5% per year to achieve increases in gathering and marketing volumes sufficient to offset the expected crude oil production declines in our areas of operations;

                  o our marketing gross margin per barrel and pipeline tariffs per barrel will remain consistent with 1999 averages;

                  o we will replace the Master Credit Support Agreement with
                    Salomon with a $300 million commercial letter-of-credit facility which will increase credit costs after 2001 by approximately $3.3 million per year;

                  o operating, maintenance, and general and administrative
                    expenses will grow by approximately 2.5% per year; and

                  o capital expenditures to maintain the integrity of our assets will average $2 million per year.


                  As described below, the restructuring will eliminate the subordinated units and terminate the subordination period, with the result that common unit arrearages will no longer accrue. This means that once the restructuring is approved, any shortfalls of Available Cash below the $0.20 per unit quarterly distribution will no longer accumulate as arrearages.


                  If the restructuring proposal is approved, we expect to pay the proposed minimum quarterly distribution of $0.20 per unit commencing the fourth quarter of this year. However, you will receive a one-time payment of approximately $0.28 per unit as a result of Salomon's contribution to the operating partnership of all of the remaining distribution support. See "--Contribution of Distribution Support and Extension of Credit Support" below.

                  If the proposal is not approved, we expect that you will receive the current minimum quarterly distribution of $0.50 per unit through the fourth quarter of 2000, when Salomon's distribution support will be fully utilized. Commencing the first quarter of 2001, we expect to be able to pay a quarterly distribution of $0.20 per unit. The $0.30 per unit shortfall from the current minimum quarterly distribution of $0.50 per unit will accumulate as arrearages in the aggregate of approximately $10.6 million per year for the foreseeable future. Based on our current expectation, it is unlikely that we will be able to repay these arrearages in the foreseeable future. For the expected effects of arrearages on our business and financial condition, see "Reasons for the Proposal."


         o CORRESPONDINGLY REDUCE EACH TARGET DISTRIBUTION LEVEL AT WHICH THE GENERAL PARTNER WILL BE ENTITLED TO INCENTIVE COMPENSATION PAYMENTS AS FOLLOWS:

                  o The first target distribution, above which the general partner will be entitled to receive 13.3% of Available Cash from operations, will be reduced from $0.55 to $0.25 per unit per quarter;

                  o The second target distribution, above which the general partner will be entitled to receive 23.5% of Available Cash from operations, will be reduced from $0.635 to $0.28 per unit per quarter; and

                  o The third target distribution, above which the general partner will be entitled to receive 49% of Available Cash from operations, will be reduced from $0.825 to $0.33 per unit per quarter.

                  Because the Available Cash we expect to generate from operations is approximately $0.20 per unit per quarter, which is significantly below the existing target distribution thresholds at which the general partner is entitled to increasing levels of incentive compensation, we believe it is remote that the general partner would be entitled to receive incentive compensation payments in the foreseeable future whether or not the restructuring is implemented.

                  Currently, the first, second and third target distributions are set at 110%, 127% and 165% of the minimum quarterly distribution. These percentages would rise to 275%, 317% and 412% of the minimum quarterly distribution if the minimum quarterly distribution was reduced without a corresponding reduction of the target distribution levels. In order to restore the economic incentive to the general partner intended by the initial incentive compensation payment thresholds established at the time of the initial public offering, we are seeking unitholder approval to lower these thresholds generally commensurate with the reduction in the minimum quarterly distribution. If the restructuring is approved, the target distribution levels will be set at 125%, 140% and 165% of the new minimum quarterly distribution.

         o ELIMINATE ALL OF THE SUBORDINATED UNITS, THEREBY ENDING THE RIGHT OF THE COMMON UNITS TO ACCRUE ARREARAGES. If the restructuring is approved, Salomon and Howell have agreed to the elimination of all subordinated units for no consideration, which will result in the elimination of Salomon and Howell as limited partners of the operating partnership and increase the public unitholders' effective ownership of the operating partnership from the current approximately 78% to 98%.

                  If the restructuring is approved, common units will no longer be entitled to arrearages if the minimum quarterly distribution is not paid in full in any quarter.

                  The concept of arrearages was to ensure that the common units received the minimum quarterly distribution for the current quarter plus any unpaid portion of the minimum quarterly distribution from prior quarters before any payment was made on the subordinated units. Under the existing partnership agreement, common units are not entitled to arrearages after the end of the subordination period when all the subordinated units have converted into common units. Since all the subordinated units will be eliminated in the restructuring, the subordination period will end and therefore, in accordance with the terms of the existing partnership agreement, the common units will no longer be entitled to arrearages.


                  If the proposal is approved, we expect our financial structure to be improved principally as a result of the elimination of arrearages. We believe that it is essential to grow our business if we are to maintain or improve our Available Cash for distribution. We expect that the approval of the proposal will increase our ability to access debt capital and to issue partnership units as currency for acquisitions. However, we cannot assure you that the elimination of common unit arrearages will result in an improved financial structure. See "Reasons for the Proposal."


                  The elimination of all subordinated units will have no effect on the management and operations of the partnership's crude oil business. In connection with the transfer of assets to the partnership pursuant to our initial public offering in December 1996, each of Salomon and Howell agreed to retain environmental liabilities and indemnification obligations in connection with these assets. As a result of the restructuring these agreements will not change, other than that the subordinated units will no longer serve as collateral for each of Salomon and Howell's indemnification obligations. However, we believe that based upon the current fair market value of the partnership's assets, no distributions would be made with respect to the subordinated units if the partnership were to be liquidated at this time.

         o ELIMINATE ALL OUTSTANDING ADDITIONAL PARTNERSHIP INTERESTS. If the restructuring is approved, Salomon has agreed to contribute to the partnership at closing its remaining support obligation estimated to be $3.7 million, as a result of which it will own $17.6 million in aggregate amount of APIs. If the restructuring is not approved, we expect Salomon would have contributed this amount by the end of the fourth quarter of 2000. Under the partnership agreement, after we have paid the minimum quarterly distribution on the common and subordinated units and any arrearages on the common units, we are not permitted to make any further distributions on the common units until the APIs have been redeemed in full. If the restructuring is approved, Salomon has agreed to the elimination of all APIs for no consideration.

                  The elimination of subordinated units and APIs eliminates future distribution obligations of the partnership to anyone other than the common unitholders and the general partner. Any increases in distributions of Available Cash above the minimum quarterly distribution on the common units will be paid to the common unitholders and the general partner.

         Our agreement of limited partnership will require other technical modifications to conform to the amendments made to the agreement of limited partnership of the operating partnership.

         The form of our Second Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P. is attached as Annex B to this proxy statement. The form of the Second Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P. is attached as Annex C to this proxy statement.

CONTRIBUTION OF DISTRIBUTION SUPPORT AND EXTENSION OF CREDIT SUPPORT

         If the proposal is approved, Salomon will:

         o contribute to the operating partnership in cash the remaining distribution support, expected to be $3.7 million. After payment of transaction costs associated with the restructuring estimated at $1.3 million, we will then declare a special distribution of the remainder, estimated at $2.4 million, or $0.28 per unit; and


         o extend the expiration date of its $300 million Master Credit Support Agreement with us from March 31, 2001 to December
                  31, 2001 under terms equivalent to the existing Master Credit Support Agreement. The extension of Salomon's Master Credit Support Agreement to the end of 2001 will eliminate an estimated $2.5 million increase in trade credit costs for the last nine months of 2001.


DISADVANTAGES OF THE PROPOSAL TO THE COMMON UNITHOLDERS AND OTHER CONSIDERATIONS

         While we believe that the proposed restructuring will benefit our unitholders by simplifying our ownership structure and creating the financial flexibility we need to successfully grow and diversify our business or to enter into a transaction to combine with another business entity, you should consider the following disadvantages of the restructuring:

     o The approval of the proposal will result in a reduction of the minimum quarterly distribution on the common units from the current $0.50 per unit to $0.20 per unit. However, regardless of whether the minimum quarterly distribution is reduced, we are not generating enough Available Cash to pay $0.50 per unit per quarter and, once Salomon has contributed the full $17.6 million in distribution support by the fourth quarter of 2000, we would expect to pay $0.20 per unit per quarter beginning in the first quarter of 2001.

     o Arrearages will no longer accrue on the common units if the minimum quarterly distribution is not paid in full in any quarter. This may have the effect of increasing the amount of cash distributed to the general partner and reducing the amount of cash distributed to common unitholders. For example, if we are unable to pay the minimum quarterly distribution in one quarter but are able to pay more than the minimum quarterly distribution in a subsequent quarter, then instead of distributing the excess as an arrearage on the common units that is paid 98% to the common unitholders and 2% to the general partner, we will make an incentive compensation payment to the general partner which can be as high as 49% of a portion of the excess.

     o If the proposal is approved, the general partner will be entitled to receive a substantially higher percentage of cash distributed above $0.25 per unit than under the existing partnership agreement as a result of the lowering of the thresholds necessary to receive incentive compensation payments. Under the existing partnership agreement, the general partner is entitled to 13.2%, 23.5% and 49% of all Available Cash distributed in a quarter above $0.55, $0.635 and $0.825 per unit, respectively. As a result of the restructuring, the general partner will be entitled to 13.2%, 23.5% and 49% of distributions in excess of $0.25, $0.28 and $0.33 per unit, respectively.

     o After the restructuring, neither Salomon nor the general partner will have any future obligation to provide distribution support on the common units.


     o As a result of the end of the subordination period, the partnership agreement no longer will require the unitholders to approve the issuance of additional common units in excess of 3,750,000 if these additional units are not issued in connection with an acquisition or capital improvement that will not result in an increase of per unit available cash flow.


     o We cannot assure you that the amount of Available Cash we generate from operations in the future will be sufficient to pay the minimum quarterly distribution of $0.20 per unit. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, such as those listed under the heading "Forward Looking Statements" on page 2.

     o Although we believe that the elimination of arrearages will reduce the financial constraints we expect to experience if arrearages accumulate, we cannot assure you that the elimination of arrearages will in fact reduce these financial constraints to the extent necessary for us to successfully grow our business.

COSTS AND EXPENSES OF THE PROPOSED RESTRUCTURING

         We expect the transaction costs of the proposed restructuring to be approximately $1.3 million, including accounting, legal, financial and printing expenses. See "Pro Forma Consolidated Financial Statements--Notes to Pro Forma Consolidated Financial Statements." However, if the proposed restructuring is not approved, Salomon will not extend the Master Credit Support Agreement for an additional nine months to December 31, 2001. As a result, our trade credit costs for the year 2001 would be approximately $2.5 million higher than these costs would be if the restructuring is approved. Further, we would incur additional costs to replace our current working capital facility with BNP Paribas which will expire on February 28, 2001 if the proposal is not approved.

                            DESCRIPTION OF THE UNITS

         The following is a general description of the units and the modifications to the units that will occur if the proposal that you are being asked to vote upon is approved. Please refer to the Second Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P. attached as Annex B and the Second Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P. attached as Annex C for a more detailed description. Both are marked to show the proposed changes to the First Amended and Restated Agreements.

         The common units represent limited partner interests in the partnership. The common units entitle their holders to participate in our distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. The common units are listed and traded on the New York Stock Exchange and constitute a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

--------------------------------------------------------------------------------------------------------------------
                          BEFORE                                                     AFTER
--------------------------------------------------------------------------------------------------------------------

                                                OWNERSHIP STRUCTURE
--------------------------------------------------------------------------------------------------------------------

Our principal asset is our 80.01% general partner           We will own a 99.99% limited partner interest in the
interest in the operating partnership.                      operating partnership.

Genesis Energy, L.L.C. is the operating general partner     Genesis Energy, L.L.C. will hold the remaining 0.01%
and holds a 0.40% general partner interest.                 as a general partner interest.

The public unitholders' effective ownership interest in     The public unitholders' effective ownership interest
the operating partnership is 78.41%.                        in the operating partnership will be 98%.

The subordinated units represent an aggregate 19.59%        All subordinated units will be eliminated and Salomon
ownership interest in the operating partnership, with       and Howell will hold no interest in the operating
Salomon's 1,163,700 subordinated units representing a       partnership.
10.58% interest and Howell's 991,300 subordinated units
representing a 9.01% interest.

--------------------------------------------------------------------------------------------------------------------
                                              RIGHTS TO PARTICIPATION
--------------------------------------------------------------------------------------------------------------------

The common units entitle their holders to participate in    The common units holders' rights to participation will
our distributions and to exercise the rights or             not change.
privileges available to limited partners under our
partnership agreement.

--------------------------------------------------------------------------------------------------------------------
                             DISTRIBUTION SUPPORT AND ADDITIONAL PARTNERSHIP INTERESTS
--------------------------------------------------------------------------------------------------------------------

Pursuant to a distribution support agreement with           Salomon's distribution support obligation, by virtue
Salomon, we may request Salomon to purchase up to $17.6     of Salomon's contribution of the remaining amount
million of APIs if we need these funds to support our       available, will terminate. Once the general partner
ability to pay the current minimum quarterly                has established a record date, this amount, less
distributions on our common units with respect to           transaction costs, will be paid to common unitholders
quarters ending prior to December 31, 2001.                 as a special distribution.

The APIs are limited partner interests that may be          All outstanding APIs will be eliminated for no
redeemed for the face value but are not entitled to         consideration.
distributions and have no voting rights. APIs will be
redeemed if Available Cash from operating surplus with
respect to any quarter exceeds the amount necessary to
pay the minimum quarterly distribution for such quarter
on all units and subordinated units on

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                          BEFORE                                                     AFTER
--------------------------------------------------------------------------------------------------------------------
an aggregate basis and to eliminate all arrearages on
the common units, if any, and if the General Partner
determines not to reserve the excess for future
operations or future distributions.

--------------------------------------------------------------------------------------------------------------------
                                                SUBORDINATED UNITS
--------------------------------------------------------------------------------------------------------------------

The subordinated units are a separate class of interests    All subordinated units will be eliminated for no
in the operating partnership, and the rights of holders     consideration.
of such interests to participate in distributions to
limited partners differ from the rights of the holders of
common units in the partnership.

For any given quarter, any Available Cash will be distributed to the general partner and to the holders of common units, and may also be distributed to the holders of subordinated units during the subordination period depending upon the amount of Available Cash for the quarter, the amount of outstanding common unit arrearages, if any, and other factors discussed below.
Since its inception, the partnership has not paid any distributions on subordinated units and does not expect to do so in the foreseeable future.

--------------------------------------------------------------------------------------------------------------------
                                               SUBORDINATION PERIOD
--------------------------------------------------------------------------------------------------------------------

The subordination period extends until the first day of     Because all subordinated units will be eliminated, the
any quarter beginning after December 31, 2001 in which      subordination period will be terminated, and as a
(1) distributions of Available Cash on the common units     result, arrearages on common units will no longer
and subordinated units equaled or exceeded the minimum      accrue.
quarterly distribution for each of the three consecutive
four quarter periods immediately preceding that date,
(2) the adjusted operating surplus we generated in each
of the three consecutive four quarter periods immediately
preceding that date equaled or exceeded the sum of the
minimum quarterly distribution on the common units and
subordinated units and the related distribution on the
general partner interest during such periods and
(3) there are no arrearages on the common units. As used
above, adjusted operating surplus for a period generally
means the cash generated from our operations during such
period less cash expenditures during such period and
reserves, other than expenditures for capital
improvements or acquisitions or repayments of
indebtedness. Based on current conditions, we do not
expect the subordination period to end in the foreseeable
future, since we have not been generating sufficient
adjusted operating surplus to pay the minimum quarterly
distribution and since we have not been making any
distributions on the subordinated units.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                          BEFORE                                                     AFTER
--------------------------------------------------------------------------------------------------------------------
                                          DISTRIBUTIONS OF AVAILABLE CASH
--------------------------------------------------------------------------------------------------------------------
The operating partnership distributes to its partners,      The partnership will make distributions to its
including the partnership, the general partner and the      partners with respect to each calendar quarter prior
holders of subordinated units and APIs, on a quarterly      to liquidation in an amount equal to 100% of its
basis, all of its Available Cash in the manner described    Available Cash for such quarter. The common units will
below. The partnership will then distribute to its          not accrue arrearages if the minimum quarterly
partners, including the public common unitholders and the   distribution is not paid in full in any quarter.
general partner, all of its Available Cash in the manner
described below. This discussion concerning the             The mechanics of cash distributions from the operating
distribution of Available Cash includes the distribution    partnership to the partnership and then to the common
of Available Cash by both the partnership and the           unitholders and the general partner will remain
operating partnership on a combined basis.                  unchanged.  However, no distributions to holders of
                                                            subordinated units or APIs will be made.
Available Cash is defined in the Glossary on page 34 and
generally means, with respect to any fiscal quarter of      To the extent there is sufficient Available Cash, the
the partnership, all cash on hand at the end of such        holders of the common units will have the right to
quarter less:                                               receive the minimum quarterly distribution of $0.20
                                                            per unit.
     o   the amount of cash reserves that is necessary or
         appropriate in the reasonable discretion of the
         general partner to:

         o  provide for the proper conduct of the
         partnership's business,

         o comply with applicable law or any partnership debt instrument or other agreement, or

         o  provide funds for distributions to
         unit-holders and the general partner in respect of any one or more of the next four quarters; and

     o   any amount necessary to make incentive
         compensation payments to the general partner with respect to that quarter.

The partnership currently makes distributions to its
partners with respect to each calendar quarter prior to
liquidation in an amount equal to 100% of its Available
Cash for such quarter.  With respect to each quarter
during the subordination period, to the extent there is
sufficient Available Cash, the holders of the common
units will have the right to receive the minimum
quarterly distribution of $0.50 per unit, plus the amount
of any arrearages in payments of minimum quarterly
distributions on the common units from prior quarters,
prior to any distribution of Available Cash to the
holders of subordinated units.  The common units will not
accrue arrearages for any quarter after the subordination
period, and subordinated units will not accrue arrearages
with respect to distributions for any quarter.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                          BEFORE                                                     AFTER
--------------------------------------------------------------------------------------------------------------------
                                     DISTRIBUTIONS DURING SUBORDINATION PERIOD
--------------------------------------------------------------------------------------------------------------------
Our distributions of Available Cash from operating          The elimination of the subordinated units and the
surplus with respect to any quarter during the              subordination period will alter the manner in which
subordination period are required to be made in the         distributions of Available Cash are made.  See below
following manner:                                           under "--AFTER --Distributions After Termination of
                                                            Subordination Period."
         first, 98% to the common unitholders, pro rata,
     and 2% to the general partner, until there has been
     distributed in respect of each outstanding common
     unit an amount equal to the minimum quarterly
     distribution for such quarter;

         second, 98% to the common unitholders, pro rata, and 2% to the general partner, until there has been distributed in respect of each common unit an amount equal to any common unit arrearages accrued and unpaid with respect to any prior quarters during the subordination period;

         third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until there has been distributed in respect of each subordinated unit an amount equal to the minimum quarterly distribution for such quarter;

         fourth, 100% to the holders of APIs, pro rata, to redeem outstanding APIs, until all outstanding
     APIs have been redeemed; and

         thereafter, 98% to all common unitholders and subordinated unitholders, pro rata, and 2% to the general partner.

     As discussed below under "--Thresholds for Incentive
Compensation Payments," Available Cash distributed after redemption of the APIs will be further reduced for incentive compensation payments. The above references to the 2% of Available Cash from operating surplus distributed to the general partner are references to the amount of the general partner's percentage interest in distributions from the partnership and the operating partnership on a combined basis.

--------------------------------------------------------------------------------------------------------------------
                              DISTRIBUTIONS AFTER TERMINATION OF SUBORDINATION PERIOD
--------------------------------------------------------------------------------------------------------------------
Upon expiration of the subordination period, all
subordinated units will convert into common units in the
operating partnership (common OLP units) on a one-for-one
basis.  The common OLP units will thereafter participate
pro rata with the partnership
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                          BEFORE                                                     AFTER
--------------------------------------------------------------------------------------------------------------------

common units in future distributions of Available
Cash.

Our distributions of Available Cash from operating
surplus with respect to any quarter after the               Our distributions of Available Cash from operating
subordination period has ended will be made in the          surplus with respect to any quarter will be made in
following manner:                                           the following manner:

     first, 98% to all unitholders, pro rata, and 2% to              first, 98% to the common unitholders, pro
the general partner, until there has been distributed in         rata, and 2% to the general partner, until there
respect of each outstanding common and common OLP unit an        has been distributed in respect of each
amount equal to the minimum quarterly distribution for           outstanding unit an amount equal to the minimum
such quarter;                                                    quarterly distribution for such quarter;

     second, 100% to the holders of APIs, pro rata, to               thereafter, in the manner described in "-
redeem outstanding APIs, until all outstanding APIs have         Thresholds for Incentive Compensation Payments"
been redeemed; and                                               in this column below.

     thereafter, 98% to all unitholders, pro rata and 2% to the general partner. As discussed below under "--Thresholds for Incentive Compensation Payments,"
Available Cash distributed after redemption of the APIs will be further reduced for incentive compensation payments.

--------------------------------------------------------------------------------------------------------------------
                                  THRESHOLDS FOR INCENTIVE COMPENSATION PAYMENTS
--------------------------------------------------------------------------------------------------------------------

Incentive distribution rights represent the right to             The threshold amounts will be $0.25, $0.28 and
receive a higher percentage of quarterly distributions of   $0.33 per unit per quarter.  If, for any quarter, we
Available Cash after the minimum quarterly distribution     have distributed Available Cash to the common
has been achieved, and as additional target levels are      unitholders in an amount equal to the minimum
met, increasingly higher percentages of Available Cash of   quarterly distribution, then we will distribute any
13.3%, 23.5% and 49% (see below).  The target               additional Available Cash for that quarter among the
distribution levels are the amounts of Available Cash       common unitholders and the general partner in the same
distributed in excess of payments made for the minimum      percentages as set forth in the "BEFORE" column.
quarterly distribution and the related 2% distribution to
the general partner.                                        Since the subordinated units and APIs will have been
                                                            eliminated, all excess cash available for distribution
For any quarter for which Available Cash from operating     will directly accrue for the benefit of the common
surplus is distributed in respect of both the common        unitholders and the general partner, at the percentage
units and the subordinated units in an amount equal to      levels set forth above, depending on the threshold
the minimum quarterly distribution and Available Cash       levels achieved.  Further, the elimination of the
from operating surplus has been distributed on              subordinated units will result in the termination of
outstanding common units in the amount as may be            the subordination period.  Therefore, arrearages in
necessary to eliminate any accrued and unpaid common unit   distribution obligations to common unitholders will no
arrearages and to the holders of APIs in redemption of      longer accumulate.
any outstanding APIs, then any additional Available Cash
from operating surplus in respect of such quarter will be
reduced by the incentive compensation payments required
to be made to the general partner with respect to such
quarter.

     After the first target distribution level ($0.55 per
unit per quarter) has been reached:
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                          BEFORE                                                     AFTER
--------------------------------------------------------------------------------------------------------------------

       o the common unitholders and subordinated unitholders and the general partner will be entitled to receive distributions of approximately 86.7% of Available
Cash from operating surplus (calculated before any reduction for the payment of incentive compensation payments to the general partner), with these distributions to be made 98% to the common unitholders and subordinated unitholders and 2% to the general partner, and

      o the general partner will be entitled to receive incentive compensation payments of approximately 13.3% of Available Cash from operating surplus (calculated before any reduction for such payments).

     After the second target distribution level ($0.635 per unit per quarter) and third target distribution level
($0.825 per unit per quarter) have been reached, the general partner will be entitled to receive incentive compensation payments of approximately 23.5% and 49%, respectively, of Available Cash from operating surplus
(calculated before any reduction for such payments).

--------------------------------------------------------------------------------------------------------------------
                                         ISSUANCE OF ADDITIONAL SECURITIES
--------------------------------------------------------------------------------------------------------------------

Generally, the partnership has the authority to issue       There will be no restrictions in the partnership
additional common units or other equity securities of       agreement on the ability of the partnership to issue
the partnership for such consideration and on such          additional partnership securities, including
terms and conditions as are established by the              securities ranking senior to the common units.
general partner in its sole discretion and without
the approval of the unitholders.

However, during the subordination period and without the approval of the holders of a majority of the outstanding common units, the partnership may not issue:

      o equity securities ranking prior or senior to the common units or

      o an aggregate of more than 3,750,000 additional common units, or an equivalent number of securities ranking on a parity with the common units,

other than in connection with acquisitions or capital improvement that result in an increase of per unit available cash flow.

It is possible that the partnership will fund
acquisitions through the issuance of additional
common units or other equity securities of the
partnership. Holders of any additional common units
issued by the partnership will be entitled to share
equally with the then-existing holders of common
units in distributions of Available Cash by the
partnership. In addition, the issuance of additional
interests in the partnership may dilute the value of
the interests of the then existing holders of common
units in the net assets of the partnership. The
general partner will be required to make an
additional capital contribution to the partnership in
connection with the issuance of additional interests
in the partnership.
--------------------------------------------------------------------------------------------------------------------

                           CURRENT OWNERSHIP STRUCTURE

               EFFECTIVE OWNERSHIP OF
              THE OPERATING PARTNERSHIP

Public Unitholders' Common Units....................  78.41%
Salomon's Subordinated OLP Unites...................  10.58%
Howell's Subordinated OLP Units.....................   9.01%
General Partners' Interest..........................   2.00%

                            [DESCRIPTION OF DIAGRAM]

     Diagram depicting the organizational structure and percentage interests owned in the Partnership, the Operating Partnership and the General Partner, setting forth the following information:

           ENTITY                    PERCENTAGE INTEREST                   HELD BY
----------------------------  ---------------------------------  ----------------------------
Genesis Energy, L.L.C.......        100% member interest                   Salomon
Genesis Energy, L.P.........    98% limited partner interest          Public Unitholders
Genesis Energy, L.P.........     2% general partner interest        Genesis Energy, L.L.C.
Genesis Crude Oil, L.P......   80.01% general partner interest       Genesis Energy, L.P.
Genesis Crude Oil, L.P......   0.40% general partner interest       Genesis Energy, L.L.C.
Genesis Crude Oil, L.P......     10.58% subordinated limited               Salomon
                                      partner interest
Genesis Crude Oil, L.P.          9.01% subordinated limited                 Howell
                                      partner interest

                          RESULTING OWNERSHIP STRUCTURE


               EFFECTIVE OWNERSHIP OF
              THE OPERATING PARTNERSHIP

Public Unitholders' Common Units....................  97.99%
General Partners' Interest..........................   2.01%

                            [DESCRIPTION OF DIAGRAM]

     Diagram depicting the organizational structure and percentage interests owned in the Partnership, the Operating Partnership and the General Partners, setting forth the following information:

           ENTITY                    PERCENTAGE INTEREST                   HELD BY
----------------------------  ---------------------------------  ----------------------------
Genesis Energy, L.L.C.......        100% member interest                   Salomon
Genesis Energy, L.P.........    98% limited partner interest          Public Unitholders
Genesis Energy, L.P.........     2% general partner interest        Genesis Energy, L.L.F.
Genesis Crude Oil, L.P......   99.99% limited partner interest       Genesis Energy, L.P.
Genesis Crude Oil, L.P......   0.01% general partner interest       Genesis Energy, L.L.C.

                  INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

         Our general partner is owned by Salomon Smith Barney Holdings Inc. and Salomon Brothers Holding Company Inc. Salomon, both as owner of the general partner and under the agreements between Salomon and the partnership, has interests in the proposal that differ from the interests of the unitholders, as set forth below:

         o If the proposal is approved and as a result the subordinated units and the APIs are eliminated, the reduction of the minimum quarterly distribution from $0.50 to $0.20 in conjunction with the reduction of the individual target distribution thresholds to $0.25, $0.28 and $0.33 per quarter from the current threshold levels of $0.55, $0.635 and $0.825 will increase the likelihood that the general partner, currently an indirect wholly owned subsidiary of Salomon, will receive incentive distributions.

         o The elimination of arrearages will increase the likelihood that the general partner will receive incentive compensation payments since, if the minimum quarterly distribution is not paid in full in any quarter, Available Cash in excess of the minimum quarterly distribution in any subsequent quarter would be available to be paid as incentive compensation to the general partner and would not be paid as an arrearage.

         o The proposal will eliminate for no consideration to Salomon all of the subordinated units, a majority of which are held by Salomon.

         o As the provider of the distribution support, Salomon has an interest in the proposal because the proposal will require Salomon to pay immediately the balance of the distribution support to the unitholders and eliminates for no consideration all of the APIs held by Salomon.


         o The proposal will also require Salomon to extend the period of its $300 million credit support to us by nine months, to December 31, 2001.


         As general partner, Salomon believes that the restructuring is in the best interests of the unitholders for the reasons described under "Proposed Amendment to the Partnership Agreement of the Operating Partnership." From its own perspective, Salomon believes that the benefits of the restructuring to Genesis taken as a whole--particularly those relating to the improved financial structure of Genesis and Genesis' enhanced potential for business combinations and other strategic alternatives--outweigh the direct costs to Salomon of the restructuring, including the elimination of the subordinated units, the full funding of the distribution support and the elimination of the APIs held by Salomon.


                          RECOMMENDATIONS AND OPINIONS

STRATEGIC ALTERNATIVES

         Initially in response to ongoing industry consolidation and subsequently in light of the deteriorating business and financial conditions described above under "Reasons for the Proposal", on several occasions since July 1997 the general partner had authorized management to exchange financial information with various parties for the purpose of exploring various types of strategic combinations in an effort to grow our business and increase our cash flow. Officers of the general partner and representatives of Howell and Salomon, as members of the general partner at that time, had on five separate occasions engaged in preliminary and substantial negotiations with four different parties interested in entering into transactions with the partnership involving a merger or other strategic combination, the acquisition by another party of the general partner or of all of the assets of the partnership. Each of the negotiations were terminated at a different stage of the negotiations but none progressed to the execution of a letter of intent or other written agreement. Such negotiations were terminated for reasons which included, but were not limited to, the relative value of the combining entities, changing strategic priorities, impediments of a combination transaction to alternate opportunities, and economic downturns in business operations. More recently, during the period since the second quarter of 1999, when it became apparent that the partnership would have to use distribution support on a quarterly basis to meet the minimum quarterly distribution on the common units, three proposals by two parties were made. All three proposals would have reduced the effective minimum quarterly distribution to common unitholders by approximately 50%, eliminated the subordinated units and resulted in an accelerated payout of the distribution support. Two of the proposals proposed an exchange ratio effectively resulting in a lower trading price for the common units. None of the three proposals reached the level of a letter of intent or other written agreement.

         At its meeting on February 8, 2000, management of the general partner recommended to the board of directors of the general partner that it was no longer in the best interest of the common unitholders to pursue a single pronged strategy of pursuing combinations with another business entity while the partnership's bargaining position deteriorated due to economic and financial conditions. Management believed that it was necessary to consider a restructuring of the partnership to rebuild the partnership's business. Management expressed the view that the high levels of quarterly distribution relative to cash flow were significant impediments to achieving a successful business combination that would grow our business and enhance our ability to generate Available Cash. At this meeting, management of the general partner recommended that the general partner seek a unitholder vote to approve a restructuring proposal. In its presentation on February 8, 2000, management of the general partner recommended a restructuring of the partnership based upon a preliminary analysis which indicated a target minimum quarterly distribution of $0.25 per unit and per unit distribution thresholds for incentive distributions to the general partner of $0.45, $0.586 and $0.725.

         The special committee reviewed management's preliminary analysis and its projected target distribution amounts and incentive distribution thresholds. It considered the likelihood that these lower targets and thresholds would achieve the objectives of the restructuring and increase unitholder value, balancing these considerations with the likely immediate negative impact upon the unitholders of lower target minimum quarterly distribution amounts and lower incentive distribution thresholds. Upon review of these matters (as more fully described below), the special committee requested a more detailed analysis of the restructuring proposal from management. In response to this request, management conducted a more detailed analysis. Based upon such analysis, in a letter dated April 27, 2000 management presented to the special committee of the board of directors of the general partner a revised restructuring proposal. The revised restructuring proposal indicated a lower target minimum quarterly distribution of $0.20 per unit, and per unit distribution thresholds for incentive distributions to the general partner of $0.25, $0.28 and $0.33 taking into account the following additional factors:


         o An expected increase in the annual cost of our credit support in the year 2000 by at least $3.3 million, due to the need to replace the Master Credit Support Agreement with Salomon if the proposal is not approved.


         o Expected expenditures necessary to increase market share in the face of declining production volumes.

         o The undesirability of failing to meet quarterly distributions combined with the uncertainty as to whether, based on current conditions and assumptions (including the approval of the proposal), a minimum quarterly distribution of $0.25 per unit is sustainable on a consistent and long-term basis.

         o The expectation, based on current conditions and assumptions (including the approval of the proposal), to be able to sustain a minimum quarterly distribution of $0.20 per unit on a consistent and long-term basis.

         o The potentially more adverse impact on unitholder value of a failure to meet a target minimum quarterly distribution of $0.25 per unit, as compared to the initially negative impact of a recommendation of a lower minimum quarterly distribution of $0.20 per unit.

         o The strategic need to maintain the per unit distribution thresholds for incentive distributions within the range of economic incentives available to the general partners of Genesis' competitors, in order to facilitate the possible combination of the partnership with another business entity.

RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER

         On March 1, 2000, Salomon, as the owner of the general partner, adopted a resolution to appoint a special committee of the board of directors of the general partner comprised of disinterested members of the board of directors and delegated to the special committee the authority to review and investigate the proposed restructuring and to report its findings and recommendation to Salomon and the board of directors.

         The special committee met on seven occasions during March, April and May to evaluate the proposed restructuring in light of the partnership's financial and operating condition. The special committee engaged Simmons & Company International as its financial advisor to assist the special committee in its evaluation of the fairness of the proposed restructuring to the holders of common units of Genesis. At the request of the special committee, the general partner provided information concerning its projections of the future financial performance of Genesis under various circumstances, and the special committee, together with its financial advisor, analyzed the reasonableness of each set of projections and the possible impact of the proposed restructuring under the projections.

         The special committee reviewed information provided by its financial advisor concerning the current business conditions affecting the crude oil gathering business, the prospects for continued arrearages under Genesis' current structure, and the resulting financial constraints that would likely prevent growth and/or business combinations that might otherwise bring value to the holders of common units. The special committee also considered the impact of various target distribution amounts and incentive distribution thresholds, both on our ability to grow our business and increase our cash flow and on unitholder value, including the likelihood that various target distribution amounts and incentive distribution thresholds would require further reductions in the near term in a variety of economic circumstances. Finally, the special committee reviewed the possible results of a failure to restructure Genesis at all, as well as the likely immediate negative impact upon unitholders of lower target distribution amounts and lower incentive distribution thresholds.

         After completing its consideration of these matters and receiving the opinion of its financial advisor to the effect that the proposed restructuring is fair, from a financial point of view, to the holders of common units of Genesis, the special committee unanimously recommended that the general partner, Salomon and the holders of common units of Genesis adopt the proposed restructuring.

FAIRNESS OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

               In connection with its opinion which is attached to this proxy as Annex A, Simmons & Company International considered certain financial and other information available to it as of May 8, 2000, including, without limitation, the following:

               o      a draft of the Proxy Statement dated April 28, 2000;

               o certain publicly available financial statements and other information concerning Genesis, including without limitation Genesis's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 29, 2000;

               o certain internal business and financial information relating to Genesis, including certain forecasts prepared by management of Genesis, including the three distributable cash flow cases described below, and provided to Simmons & Company International by Genesis;

               o discussions of the past and current operations and the financial condition and prospects of Genesis with management of Genesis;

               o      the financial performance of Genesis;

               o the trading performance of Genesis's common units as compared to those of certain other publicly held entities in businesses similar to those conducted by Genesis;

               o the terms of the Reorganization (as defined in Simmons & Company International's opinion); and

               o the financial terms of certain other recent transactions to the extent such transactions are reasonably comparable to the Reorganization.

               Simmons & Company International's opinion also took into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuations generally. The opinion was necessarily based upon conditions as they existed and could be evaluated on, and based on the information made available at, May 8, 2000.

               In preparing its opinion, Simmons & Company International assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to, discussed with or reviewed by or for it, and Simmons & Company International did not assume any responsibility for independently verifying any of such information. With respect to financial forecasts (including the three distributable cash flow cases described below), Simmons & Company utilized certain information set forth in such forecasts and assumed that such information was reasonably prepared on bases reflecting the best estimates and judgments of the management of Genesis as to the future financial performance of Genesis, as available at the time of preparation. In addition, Simmons & Company International did not conduct any physical inspection of the properties or facilities of Genesis and it did not make or receive any independent evaluation or appraisal of any assets or liabilities of Genesis.


               In preparing its opinion for the special committee, Simmons & Company International performed a variety of financial, comparative and other analyses, including those described below. Set forth below is a summary of all of the material analyses performed by Simmons & Company International. The presentation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of analysis and the application of those methods to the particular circumstances in question, and no summary or partial description of the entire analysis presented to the special committee can substitute for such presentation. No other company or other transaction used in such analyses as a comparison was identical to Genesis or the transactions contemplated by the Reorganization, and no evaluation of such comparative analysis is entirely mathematical.


               Financial, comparative and other analyses, such as those performed by Simmons & Company International in connection with its fairness opinion, are inherently subject to substantial uncertainty. The financial, comparative and other analyses performed by Simmons & Company International involved complex considerations and judgments concerning financial and operational characteristics and other factors relevant to the particular companies and transactions included in such analyses. Additionally, all results of the financial, comparative and other analyses performed by Simmons & Company International, including the range of valuations derived for Genesis from such analyses, were based upon estimates, assumptions and similar projections that may significantly vary from actual results, and, accordingly, the results of the financial, comparative and other analysis performed by Simmons & Company International are not necessarily indicative of actual values and should not be considered to be predictive of future results or values, which may be significantly more or less favorable than those results and values suggested by such analyses. Finally, the financial, comparative and other analyses prepared by Simmons & Company International do not purport to, and should not be considered to be, an appraisal of the business or assets of Genesis or a prediction of the prices at which Genesis, its securities or any of its properties may be sold.

               Simmons & Company International made qualitative judgments as to the significance and relevance of each of the financial, comparative and other analyses and factors that it used in arriving at its fairness opinion. The analyses and other factors used by Simmons & Company International must be viewed as a whole; extraction of any one or more of these analyses or other factors, or any portion thereof, will result in an incomplete and potentially misleading view of the process underlying the preparation of the fairness opinion and the conclusion expressed therein. Accordingly, the summary of the financial, comparative and other analyses and factors set forth below should be read with that caveat in mind.

               Distributable Cash Flow Analysis. To analyze specific distributable cash flow scenarios, Simmons & Company International reviewed three financial cases prepared by management of Genesis: the Base Case, the Expected Case and the Upside Case. The distributable cash generated by Genesis as well as the distribution summary for each case was calculated by management of Genesis through 2010 and a cumulative distribution summary for both the common and subordinated unitholders through 2010 was also calculated based on Genesis' current structure, which includes a minimum quarterly distribution of $0.50, and first, second and third thresholds of $0.55, $0.635 and $0.825 per unit that must be achieved before the general partner is entitled to incentive distributions. The cases also assumed utilization of $11.5 million of the Salomon distribution support for 2000.

               For the Base Case, estimated volumes and projected declines were based on data that management assumed would yield a baseline valuation for a mature business without growth opportunities and capture a valuation floor for the Genesis equity securities. Other assumptions underlying the Base Case included the calculation of gathering and marketing gross margin based on annual volume production by state based on management's assumptions of expected volume production through 2010; future trucked volumes as a percent of total lease purchases remaining consistent with 1999 level of 45 percent; field costs growing at 2.5 percent per year; and lease margin per barrel remaining substantially consistent with current levels.

               The Base Case also included assumptions that per barrel gathering and marketing gross margin would remain constant at 1999 levels and our volumes would decrease as a result of overall production volume decreases, that Genesis would consider selling assets to repay approximately $20 million in outstanding debt due in 2000 assuming the working capital facility would not be replaced, that pipeline margins in Texas and Mississippi would be calculated based on the assumed volume declines, that pipeline tariffs per barrel would be consistent with 1999 averages, that operating and maintenance expenses, general and administrative expenses and credit costs would increase at rates substantially consistent with current levels. Also, the Base Case assumed that Genesis would replace the Salomon credit facility and incur incremental charges of $3.3 million in 2001 and beyond.

               The Expected Case incorporated the Base Case plus strategic market share increases necessary to reduce the decline in absolute volumes. The Expected Case incorporated an assumption that Genesis would grow its market share of lease purchases in its current areas of operations by five to 10 percent per year. Also, management assumed that the current rate of decline in pipeline throughput would be reduced as a result of increases in market share. General and administrative expenses were assumed to increase by five percent per year in order to reflect additional expenditures necessary to generate the increased market share.

               The Upside Case incorporated the Expected Case plus capital expenditures of approximately $7 million to improve partnership assets such as pipelines. The Upside Case further assumed that Genesis would complete potential transactions such as alliances that may be accretive to Genesis' cash flow relative to the Expected Case. In order to implement these plans, management assumed that Genesis would incur additional debt of approximately $15 million to $20 million.

               Genesis' current structure versus the proposed restructuring on a cumulative basis for 2000 to 2010 for each of the three cases was compared, assuming an effective date of July 1, 2000, for the restructuring. Without restructuring, Genesis could accumulate $169.3 million, $106.1 million and $104.5 million in cumulative arrearages through 2010 for the Base Case, Expected Case and Upside Case, respectively. Additionally, the remaining Salomon distribution support would be fully utilized by the beginning of 2001.


               Distributable Cash Flow Coverage. Simmons & Company International analyzed Genesis' distributable cash flow coverage set forth in management's three cases, which is the ratio of distributable cash flow to cash distributions to the Common Unitholders. A comparison of the Genesis ratio to that of its peers showed Genesis positioned below its peers, which included eight other publicly held entities in businesses similar to those conducted by Genesis. In 1999, Genesis had a distributable cash flow coverage ratio of .65x, whereas its peers had an average ratio of 1.40x. The average distributable cash flow coverages for Genesis' peers were assumed to be 1.34x and 1.42x for 2000 and 2001, respectively. In the Expected Case, Genesis was projected to have a ratio of .15x and .39x in 2000 and 2001, respectively, without restructuring, and 1.50x and 1.16x with restructuring.

               Comparable Company Incentive Distribution Analysis. Simmons & Company International compared Genesis' current incentive distribution thresholds to those of its peers, which included ten other publicly held entities in businesses similar to those conducted by Genesis. The percentage of the minimum quarterly distribution that Genesis must generate in order for the general partner to receive an increased portion of the distribution was well above that of its peers. The average percent of the minimum quarterly distribution of Genesis' peers required to reach the first incentive range was 107% to 122% compared to Genesis' 110% to 127%. Next, Genesis' peers' average percent of the minimum quarterly distribution to reach the second incentive range were 122% to 149%, compared to Genesis' 127% to 165%. Finally, Genesis' peers' average percent of the minimum quarterly distribution to reach the final incentive range was 149%, compared to Genesis' 165%. After restructuring, Genesis would be required to reach 125% to 140% of the minimum quarterly distribution to reach the first incentive range, 140% to 165% of the minimum quarterly distribution to reach the second incentive range and 165% of the minimum quarterly distribution to reach the final incentive range.

               Comparable Company Trading Analysis. Simmons & Company International compared Genesis' trading status to that of its peers. Assuming the continued payment of a $0.50 minimum quarterly distribution, Genesis was yielding approximately 22%, well above all its peers, which included ten other publicly held entities in businesses similar to those conducted by Genesis. No other publicly traded limited partnership was trading at a yield higher than 15%. The average yield of Genesis' peers was 11%. Simmons & Company noted that based on the proposed $0.20 per unit quarterly distribution, a trading price between $5 and $7 per unit on Genesis units would generate a yield of 11% to 15%, which is comparable to that of its peers.


               Comparable Transaction Analysis. Simmons & Company International did not find another restructuring transaction that closely resembled the Reorganization. A comparable transaction analysis was undertaken with two other restructurings of publicly traded partnerships, although significant financial and transactional differences exist between the Reorganization and those transactions. In 1999, EOTT Energy Partners, L.P. undertook the issuance of 10 million common units as well as the conversion of certain special units and subordinated units to common units. To help induce approval for such issuance and conversion, Enron Corporation increased its distribution support and extended it beyond its existing termination date. Immediately prior and post-approval of EOTT's transaction its unit price performance was relatively stable. In 1996, Pride Companies L.P. commenced a consent solicitation and recapitalization designed to reduce Pride's debt and annual cash payment requirements. BancBoston issued a commitment to refinance Pride's letter of credit and revolver facilities as well as to fund certain term financing at a future date. In conjunction with BancBoston's commitment, Varde Partners Inc. entered into an agreement to purchase Pride's bank debt. The recapitalization plan was completed on January 6, 1998. Pride had been experiencing a declining unit price since October 1996, which, despite its recapitalization, never recovered, leading to the delisting of its Units in August 1998.

               Other Factors and Analyses. In the course of preparing its opinion, Simmons & Company International performed certain other analyses and reviewed numerous other matters, including, without limitation, the trading characteristics of the Genesis units and other units issued by publicly traded partnerships and the history and outlook for energy markets and for other companies in the energy industry engaged in activities similar to Genesis' activities.


               Simmons & Company International is a nationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, and private placements of equity and debt. Simmons & Company International served as financial advisor to the Special Committee in connection with the Reorganization and received a fee for its services, which fee was not contingent upon consummation of the Reorganization. Salomon, or an affiliate of Salomon, is frequently engaged, along with other investment firms, in the same or similar transactions. In addition, in the ordinary course of business, Simmons & Company International may actively trade the securities of Genesis and of Salomon and its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER

         Based on the unanimous recommendation of the special committee and pursuant to the authority delegated to it by the general partner, on May 9, 2000, the board of directors of the general partner unanimously approved the restructuring proposal and unanimously recommends that the unitholders of Genesis vote FOR the proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets certain information as of October 1, 2000, regarding the beneficial ownership of the units by all directors of the general partner, each of our named executive officers and all of our directors and officers as a group.


                                                                                          AMOUNT AND NATURE OF
                                                                                          BENEFICIAL OWNERSHIP
                                                                                             SOLE VOTING AND            PERCENT
     TITLE OF CLASS                                  NAME                                   INVESTMENT POWER           OF CLASS
     --------------                                  ----                                 --------------------         --------
Genesis Energy, L.P.   A. Richard Janiak...............................................                       --              --
Common Unit            Mark J. Gorman..................................................                   18,683               *
                       John P. vonBerg.................................................                   18,558               *
                       Michael A. Peak.................................................                   28,920               *
                       Robert T. Moffett...............................................                       --              --
                       Herbert I. Goodman..............................................                    2,000               *
                       J. Conley Stone.................................................                    1,000               *
                       John M. Fetzer..................................................                   18,683               *
                       Kerry W. Mazoch.................................................                    5,702               *
                       Ross A. Benavides...............................................                    4,965               *
                       All directors and executive officers as a group (11 in number)..                  103,573            1.2%

----------
* Less than 1 percent

The above table includes units owned by members of the families of the directors or executive officers, including units in which pecuniary interest may be disclaimed.

         The general partner does not know of any person that beneficially owns more than 5% of the units.

                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of the material federal income tax consequences that are expected to result from the restructuring proposal, if approved. This discussion does not intend to deal with all aspects of federal income taxation that may affect particular unitholders in light of their individual circumstances and, in particular, does not address tax considerations that may affect the treatment of certain special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations (including individual retirement accounts), investment companies and foreign taxpayers. In addition, no information is provided in this discussion with respect to tax considerations under any applicable foreign, state or local laws.

         This discussion is based upon current law. Future legislative, judicial or administrative changes or interpretations could alter or modify the following statements and conclusions, and any of these changes or interpretations could be retroactive and could affect the tax consequences to unitholders.

         No ruling from the IRS concerning the federal income tax consequences of the proposal has been or will be requested. The consequences described in this discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. If a contrary position was successfully asserted by the IRS, we or the unitholders could be subject to the assessment of additional taxes, penalties and interest.

         UNITHOLDERS ARE URGED TO SEEK TAX ADVICE TO DETERMINE THEIR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF APPROVAL OF THE PROPOSAL.

TREATMENT OF DISTRIBUTIONS

         The special distribution to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in common units immediately before the distribution. Our cash distribution in excess of a unitholder's tax basis generally would be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "Disposition of Common Units" below. We do not anticipate that any unitholder will receive cash distributions in excess of his tax basis in his common units as a result of the proposal, if approved. If our distributions cause a unitholder's at-risk amount to be less than zero at the end of any taxable year, he must recapture any loss deducted in prior years but only to the extent that such at risk amount is less than zero.

         There is a risk that the IRS will treat the special cash distribution as a taxable purchase by Salomon of a portion of each unitholder's units, taxable in accordance with Section 707(a)(2)(B) of the Internal Revenue Code. Under this characterization, each unitholder would be required to recognize gain to the extent the special cash distribution to the unitholder exceeded the basis allocable to the portion of the unit deemed sold. While no authority exists specifically addressing the issue, we believe, and intend to take the position, that Salomon will not be treated as having purchased any interest in the partnership from the unitholders because, among other reasons, Salomon's entire interest in our subsidiary operating partnership, including any APIs it would be entitled to receive upon the contribution of the cash used to fund the distribution, will be eliminated in the transaction.

         If a unitholder received consideration in exchange for his consent to the proposal, that consideration would be subject to tax as ordinary income. We believe, and intend to take the position, that the common unitholders received either no consideration or very nominal consideration in exchange for their approval of the proposal.

EFFECT OF ELIMINATION OF INTERESTS HELD BY SALOMON AND HOWELL

         If the elimination of the subordinated units and APIs held by Salomon and Howell constituted an indirect shift of their interests in the capital of our subsidiary operating partnership to the unitholders, each unitholder might recognize income equal to the fair market value of the capital interest shifted to the unitholder. We believe, however, that, based upon the current fair market value of the partnership's assets, no distributions would be made with respect to the subordinated units or the APIs if the partnership were to be liquidated at this time. Accordingly, we believe, and intend to take the position, that the elimination of the subordinated units and APIs will not cause a shift of capital to the unitholders, or that the fair market value of any such shift of capital will be only nominal.

DISPOSITION OF COMMON UNITS

         Gain or loss will be recognized on a sale or exchange of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale. We currently have no nonrecourse liabilities outstanding and this discussion assumes that there will be none outstanding at the time of the restructuring.

         Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

         Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit and may be recognized even if there is a net taxable loss realized on the sale of the unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

BASIS OF UNITS

         A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from us, by the unitholder's share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. We currently have no nonrecourse liabilities outstanding and this discussion assumes that there will be none outstanding at the time of the restructuring.

RATIO OF TAXABLE INCOME TO DISTRIBUTIONS

         We anticipate that no material change in the ratio of allocable taxable income to cash distributions will result from approval of the proposal. This estimate is based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and assumptions with respect to capital expenditures, cash flow, anticipated cash distributions and other matters. This estimate and the assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. The estimate also assumes, as we believe to be the case, that no reduction to the tax basis of our operating partnership's assets will be required under Section 734 of the Internal Revenue Code on account of any loss recognized by Salomon or Howell upon the elimination of the subordinated units and APIs without consideration. Further, the estimate is based on additional aspects of current tax law and specified tax reporting positions that we intend to adopt or have adopted. It is possible that the IRS may disagree with one or more of the assumptions and reporting positions on which our estimate is based. Accordingly, we cannot assure you that the estimate will prove to be correct.

                               THE SPECIAL MEETING

GENERAL


         The special meeting will be held for the purpose of considering the proposal to restructure our distribution policy and capital structure. The special meeting is scheduled to be held on December 7, 2000 at 10:00 a.m., local time, at our offices at 500 Dallas, Suite 2500, Houston, Texas 77002.

UNITHOLDERS ENTITLED TO VOTE

         Holders of record of common units representing limited partner units in the partnership at the close of business on October 18, 2000, the record date, will be entitled to notice of and to vote on the proposal at the special meeting. As of the record date, 8,617,392 common units of the partnership were issued and outstanding and held by approximately 342 holders of record, and each unit is entitled to one vote on the proposal. The partnership agreement requires the affirmative vote of at least a majority of the common units outstanding. In addition, the partnership agreement also provides that if any person or group, other than the general partner or its affiliates, beneficially owns 20% or more of any of the common units, those common units shall not be voted on any matter and shall not be considered outstanding when sending notices of a meeting or calculating required votes. If the proposal is approved, our agreement of limited partnership and the agreement of limited partnership of our operating partnership will be amended. See "Proposed Amendment to the Partnership Agreement of the Operating Partnership" on page 10.


         A vote in favor of the proposal is a vote in favor of amending our agreement of limited partnership and in favor of causing us to vote the partnership's 80.01% general partner interest in the operating partnership in favor of amending the agreement of limited partnership of the operating partnership.

         Salomon and Howell have agreed to vote their subordinated units, which represent all of the outstanding subordinated units in the operating partnership and an aggregate 19.59% limited partner interest in the operating partnership, for approval of the amendment of the agreement of limited partnership of the operating partnership.

RECORD DATE


         Our general partner has fixed the close of business on October 18, 2000, as the record date for the determination of holders of units entitled to notice of, and to vote at, the special meeting or any adjournment(s) thereof. Only holders of record of units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A complete list of the unitholders will be available for inspection at the offices of Genesis Crude Oil, L.P., 500 Dallas, Suite 2500, Houston, Texas, during normal business hours upon written demand by any unitholder, unitholder's agent or attorney beginning five business days after the date of this proxy statement and continuing through the special meeting. Any unitholder or unitholder's agent or attorney may, upon written notice and subject to Section 17-305 of the Delaware Revised Uniform Limited Partnership Act, copy the list of unitholders during regular business hours during the inspection period at the unitholder's expense. If you have units registered in the name of a brokerage firm or trustee and plan to attend the special meeting, please obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those units to facilitate your admittance to the meeting.


PROXIES

         Any holder of outstanding units entitled to vote on the proposal may vote such units either in person or by duly authorized proxy. The giving of a proxy by a unitholder will not affect the unitholder's right to vote his or her units if the unitholder attends the special meeting and desires to vote in person. Prior to the voting of a proxy, the proxy may be revoked by the unitholder by delivering written notice of revocation to the general partner:
Attention: Secretary, by executing a subsequently dated proxy or by voting in person at the special meeting. All units represented by effective proxies on the enclosed form of proxy received by us will be voted at the special meeting in accordance with the terms of such proxies. If no instructions are given, executed proxies will be voted for approval of the proposal. IF A GENESIS COMMON UNITHOLDER DOES NOT ATTEND THE SPECIAL MEETING AND DOES NOT RETURN THE EXECUTED PROXY CARD, THAT HOLDER'S UNITS WILL NOT BE VOTED, AND THIS WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSED RESTRUCTURING.

         Our general partner does not intend to bring any matters before the special meeting other than approval of the restructuring proposal and it does not know of any other matters sought to be brought before the special meeting by others. If any business other than the restructuring proposal is brought before the special meeting, the common units represented by a proxy card will be voted by those persons appointed by our general partner to vote the common units represented by the proxy card according to their best judgment. The proxy card also confers discretionary authority on the persons appointed by our general partner named on the proxy card to vote the common units represented thereby on any other procedural matter that is properly presented for action at the special meeting.

VOTING PROCEDURES FOR BENEFICIAL OWNERS

         The enclosed proxy includes the power to vote at the special meeting (or any adjournment of same) the number of units registered in a holder's name, according to the books of our transfer agent. We will mail this proxy statement and a proxy to all persons who, according to the books of our transfer agent, beneficially own units. Unless the arrangement between the beneficial owner and a broker or other nominee holder provides otherwise, brokers and other nominee holders of common units will not have discretionary authority to vote common units on any of the matters to be voted on in the absence of instructions from the beneficial owners of those common units. Beneficial owners are therefore urged to provide instructions to those brokers or other nominees concerning how they wish their common units to be voted. Abstentions and broker non-votes are each included in the determination of the number of common units present for quorum purposes. Abstentions and broker non-votes will in effect be votes against the restructuring proposal because approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding common units.

SOLICITATION

         We will bear the expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. We will pay this firm a fee of $7,500, plus expenses, for this service. In addition, some of our officers, directors and regular employees may, without additional compensation, solicit proxies by personal interview, telephone, telex, telegram, facsimile or similar means of communication. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expenses.

QUORUM; ADJOURNMENT

         The partnership agreement provides that the presence at the meeting of the holders of a majority of the outstanding common units that are entitled to vote, represented in person or by proxy, shall constitute a quorum. If any person or group, other than the general partner or its affiliates, beneficially owns 20% or more of any of the common units, those common units shall not be considered outstanding for purposes of determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned by the affirmative vote of holders of at least a majority of the common units entitled to vote at the meeting represented either in person or by proxy.

         The partnership agreement provides that when a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed if the time and place of the adjourned meeting is announced at the meeting at which the adjournment is taken, unless that adjournment is for more than 45 days.

NO DISSENTERS' APPRAISAL RIGHTS

         Genesis' common unitholders do not have dissenters' appraisal rights in connection with the proposal to be voted upon at the special meeting.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS

         The special committee believes that the transaction is in the best interest of our public common unitholders and has unanimously recommended that the general partner, Salomon and the holders of common units of Genesis adopt the proposed restructuring. Based on the recommendations of the special committee, the board of directors of our general partner unanimously approved the restructuring proposal and unanimously recommends that the unitholders of Genesis vote FOR the proposal.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate certain documents into this proxy statement by reference. Accordingly, we have incorporated by reference into this proxy statement:

               o Genesis Energy, L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, which is attached hereto as Annex D; and

               o Genesis Energy, L.P.'s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999, which is attached hereto as Annex E.

               It is important that your units be represented at the special meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return in the enclosed envelope.

               YOUR FAILURE TO VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSAL.

                                       Respectfully submitted,

                                       Genesis Energy, L.L.C., general
                                       partner of Genesis Energy, L.P.

                                    GLOSSARY

ADJUSTED OPERATING SURPLUS: Generally, for any period, operating surplus generated during that period as adjusted to (a) decrease operating surplus by
(i) any net increase in working capital borrowings during that period; and (ii) any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; and (iii) any capital contributed to purchase APIs pursuant to the distribution support agreement during that period; and (b) increase operating surplus by (i) any net decrease in working capital borrowings during that period; and (ii) any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium; and
(iii) the amount of any incentive compensation payments that reduced operating surplus for that period.

         Adjusted operating surplus does not include that portion of operating surplus included in clause (a)(i) of the definition of operating surplus.


APIs: Non-voting, limited partner interests in the operating partnership issued (at a rate of $100 per API) pursuant to the operating partnership agreement and in accordance with the distribution support agreement. The APIs confer upon the holder only the rights and obligations specifically provided in the operating partnership agreement for APIs (and no other rights otherwise available to holders of limited partner interests in the operating partnership). If the restructuring proposal is approved, the APIs will be eliminated.

AGGREGATION: The gathering and accumulation of oil from individual wells into large batches for shipment by pipeline or barge.

AVAILABLE CASH: For any quarter prior to liquidation: (a) the sum of (i) all cash and cash equivalents of the partnership, the operating partnership and any other subsidiary of the partnership on hand at the end of that quarter; and (ii) all additional cash and cash equivalents of the partnership on hand on the date of determination of Available Cash for that quarter resulting from working capital borrowings after the end of that quarter;(b) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to (i) provide for the proper conduct of the business of the partnership, the operating partnership and any other subsidiary of the partnership (including reserves for future capital expenditures and for anticipated future credit needs of the partnership, any subsidiary and the operating partnership) after that quarter; (ii) comply with applicable law or any debt instrument (including the Master Credit Support Agreement), security agreement, mortgage, or other agreement or obligation to which any member of the partnership, the operating partnership or any subsidiary is a party or by which it is bound or its assets are subject; and (iii) provide funds for distributions to unitholders and the general partner or to make incentive compensation payments for any one or more of the next four quarters; provided, however, that the general partner may not establish cash reserves for distributions to the subordinated units unless the general partner has determined that in its judgment the establishment of reserves will not prevent the partnership from distributing the minimum quarterly distribution on all common units and any common unit arrearages thereon for the next four quarters; and, provided further, that disbursements made by the partnership and its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of Available Cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that quarter if the general partner so determines.

BARREL: One barrel of crude oil equals 42 U.S. gallons.

CAPITAL SURPLUS: All Available Cash distributed by the partnership from any source will be treated as distributed from operating surplus until the sum of all Available Cash distributed since the commencement of the partnership equals the operating surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be capital surplus.

CAPITAL IMPROVEMENTS: Additions or improvements to the capital assets owned by the partnership, the operating partnership or any other subsidiary of the partnership or the acquisition of existing or the construction of new capital assets (including pipeline systems, storage facilities and related assets), made to increase the operating capacity of the partnership, the operating partnership or any other subsidiary of the partnership from the operating capacity of the partnership, the operating partnership or any other subsidiary of the partnership existing immediately prior to such addition, improvement, acquisition or construction.

COMMON UNIT: A unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified for common units in the partnership agreement.

COMMON OLP UNIT: A Unit representing a fractional part of the partnership interests of all limited partners of the operating partnership and their assignees (other than holders of APIs) and having the rights and obligations specified with respect to common units in the operating partnership agreement.

COMMON UNIT ARREARAGE: The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of Available Cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

CRUDE OIL: Oil in its natural state of composition. "Crude" is classified according to its physical properties: paraffin based, asphalt based and mixed based.

DISTRIBUTION SUPPORT AGREEMENT: The Distribution Support Agreement, dated as of December 3, 1996, among Salomon and the operating partnership, which sets forth the agreement of Salomon and the operating partnership relating to the purchase of APIs in exchange for up to $17.6 million contributed to the partnership as necessary to support the partnership's ability to pay the minimum quarterly distributions on outstanding common units for quarters ending on or prior to December 31, 2001.

DISTRIBUTION SUPPORT PERIOD: The period of time during which Salomon will provide distribution support to the operating partnership ending on the first to occur of December 31, 2001 or the date on which the amount of support used equals $17.6 million.

EXCHANGE ACT: The Securities Exchange Act of 1934.

FUTURES CONTRACT: A contract providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity, product, instrument, or indices at a specified price and delivery point, or for cash settlement. A market participant can make a futures contract to buy or sell the underlying commodity, product, instrument, or indices. The contractual obligations may be satisfied either by taking or making, as the case may be, physical delivery of the commodity, product, instrument, or indices or by making an offsetting sale or purchase of an equivalent but opposite futures contract on the same, or a mutually offsetting, exchange prior to the designated date of delivery.

GENERAL PARTNER: Genesis Energy, L.L.C., a Delaware limited liability company, and its successors and permitted assigns as general partner of the partnership.

GROSS MARGIN: For gathering and marketing operations, the difference between the price of the crude oil where it is purchased and the sales price of crude oil where it is sold, minus the associated costs of aggregation and transportation. For pipeline operations, pipeline tariff revenues minus pipeline operating costs.

INCENTIVE COMPENSATION PAYMENTS: Incentive compensation payments paid to the general partner as compensation for providing management and other services to the partnership in the event the target distribution levels have been reached. If the restructuring proposal is approved, the general partner will relinquish its 2% share of the special distribution and any rights to the incentive compensation payments it may have in connection with this special distribution.

INJECTION POINTS: The location on a pipeline system where crude oil is received from trucks gathering oil at the leases.

IRS: The Internal Revenue Service.

MARGIN: A good faith deposit with a broker to assure fulfillment of a purchase or sale of a futures, forward or options contract. Margins on these contracts do not usually involve the payment of interest.

MASTER CREDIT SUPPORT AGREEMENT: The Master Credit Support Agreement, as amended, dated as of December 3, 1996, the date of the closing of the initial public offering, between the operating partnership and Salomon relating to the credit support Salomon has agreed to provide to the operating partnership.

MASTER CREDIT SUPPORT: The $300 million credit support provided to the partnership by Salomon on favorable terms pursuant to the Master Credit Support Agreement, for a period ending on December 31, 2000. If the restructuring proposal is approved, Salomon will extended the credit support provided under the Master Credit Agreement on the same terms and conditions until December 31, 2001.

MINIMUM QUARTERLY DISTRIBUTION: Currently, $0.50 per unit for each quarter, subject to adjustment as described in the partnership agreement. If the restructuring proposal is approved, the minimum quarterly distribution will be reduced to $0.20 per unit.

OLP UNIT: Common OLP unit or a subordinated OLP unit.

OPERATING EXPENDITURES: All expenditures of the partnership, the operating partnership and any other subsidiary of the partnership, including, but not limited to, taxes, reimbursements of the general partner, debt service payments, and capital expenditures, subject to the following: (a) payments (including prepayments) of principal of and premium on indebtedness shall not be an operating expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the general partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the partnership, the operating partnership and any other subsidiary of the partnership within 180 days before or after such payment to the extent of the principal amount of such indebtedness. (b) operating expenditures shall not include (i) capital expenditures made for acquisitions or for capital improvements, (ii) payment of transaction expenses relating to interim capital transactions or (iii) distributions to partners. Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, the general partner's good faith allocation between the amounts paid for each shall be conclusive.

OPERATING PARTNERSHIP: Genesis Crude Oil, L.P., a Delaware limited partnership, and any successors to Genesis Crude Oil, L.P.

OPERATING PARTNERSHIP AGREEMENT: The Amended and Restated Agreement of Limited Partnership of the operating partnership, as it may be amended, supplemented or restated from time to time (the form of Second Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P. is filed as Annex C to this proxy statement).

OPERATING SURPLUS: With respect to any period prior to liquidation on a cumulative basis and without duplication: (a) the sum of (i) $20 million plus all cash and cash equivalents of the partnership, the operating partnership and other subsidiaries of the partnership on hand as of the close of business on December 3, 1996, the date of the closing of the initial public offering, (ii) all cash receipts of the partnership, the operating partnership and other subsidiaries of the partnership for the period beginning on December 3, 1996, the date of the closing of the initial public offering, and ending with the last day of such period, other than cash receipts from interim capital transactions (except to the extent specified in Section 6.5 of the operating partnership agreement) and (iii) all cash receipts of the partnership, the operating partnership and other subsidiaries of the partnership after the end of such period but on or before the date of determination of operating surplus with respect to such period resulting from borrowings for working capital purposes, less (b) the sum of (i) operating expenditures for the period beginning on December 3, 1996, the date of the closing of the initial public offering and ending with the last day of that period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the general partner to provide funds for future operating expenditures, provided however, that disbursements made (including contributions to a member of the partnership, the operating partnership and other subsidiaries of the partnership or disbursements on behalf of a member of the partnership, the operating partnership and other subsidiaries of the partnership) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within such period if the general partner so determines.

PARTNERSHIP: Genesis Energy, L.P., a Delaware limited partnership, and any successors to Genesis Energy, L.P.

PARTNERSHIP AGREEMENT: The Amended and Restated Agreement of Limited Partnership of Genesis Energy L.P., as it may be amended, restated or supplemented from time to time (the form of the Second Amended and Restated Agreement of Limited Partnership of Genesis Energy L.P. is filed as Annex B to this proxy statement), unless otherwise specified.

PARTNERSHIP INTEREST: An ownership interest in the partnership, which includes general partner interests, common units or other equity securities of the partnership.

RESERVES: The amount of oil and gas in a reservoir currently available for production, usually described as barrels of oil, or MCF (thousands of cubic feet) of gas, attributable to a well, to a property, or to an entire field. The term should be qualified by an adjective, since there are many ways of estimating the reserves.

ROTARY RIGS: A land-based drilling rig generally consisting of engines, a drawworks (which hoists and lowers the drill string in and out of the well), a mast (or derrick), pumps to circulate the drilling fluid (mud) under various pressures, blowout preventers, drill string and related equipment. The engines power the different pieces of equipment, including a rotary table or top drive that turns the drill string, causing the drill bit to bore through the subsurface rock layers. Rock cuttings are carried to the surface by the circulating drilling fluid.

SHUT-IN: Stopping a producing oil and gas well from producing.

SECURITIES ACT: The Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

SUBORDINATED OLP UNIT: A unit representing a fractional part of the limited partner partnership interests of all limited partners of the operating partnership and assignees of any such limited partner interest and having the rights and obligations specified for subordinated OLP units in the operating partnership agreement. If the restructuring proposal is approved, the subordinated OLP units will be eliminated.

SUBORDINATION PERIOD: The subordination period will generally extend from the date of the closing of the initial public offering until the first day of any quarter beginning after September 30, 2001 for which (i) distributions of Available Cash from operating surplus on all of the outstanding common units and the subordinated units for each of the three consecutive four-quarter periods immediately preceding that date, equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated units during those periods, (ii) the adjusted operating surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of minimum quarterly distribution on all of the outstanding common units and subordinated OLP units, and the related distribution on the general partner interest in the partnership, during such periods, and (iii) there are no outstanding common unit arrearages. Prior to the end of the subordination period, a portion of the subordinated OLP units will convert into common OLP units on a one-for-one basis on the first day after the record date established for any quarter ending on or after (a) September 30, 1999 (with respect to subordinated OLP units) and (b) September 30, 2000 (with respect to an additional subordinated OLP units), on a cumulative basis, for which (i) distributions of Available Cash from operating surplus on the common units and the subordinated OLP units with respect to each of the two consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated OLP units during such periods, (ii) the adjusted operating surplus generated during each of the two consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated OLP units and the related distribution on the general partner interest in the partnership during such periods, and (iii) there are no outstanding common unit arrearages; provided, however, that the early conversion of the second tranche of subordinated OLP units may not occur until at least one year following the early conversion of the first tranche of subordinated OLP units. In addition, if the general partner is removed as general partner of the partnership under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of such removal (i) the subordination period will end and all outstanding subordinated OLP units will immediately convert into common OLP units on a one-for-one basis,
(ii) any existing common unit arrearages will be extinguished and (iii) the general partner will have the right to convert its general partner interests (including the incentive distribution rights) into common units or to receive cash in exchange for such interests.

               If the restructuring period is approved, the subordinated units will be eliminated and the subordination period will terminate.

TARGET DISTRIBUTION LEVELS: The distribution levels at which the general partner's incentive compensation payments are determined as described in the partnership agreement. Currently, the levels that must be achieved before the general partner is entitled to an increasing share of excess distributions are $0.55, $0.625 and $0.825. If the restructuring proposal is approved, these levels will be $0.25, $0.28 and $0.33, respectively.

TARGET DISTRIBUTIONS: The distribution levels at which the general partner's interest in distributions will increase from 2% to 13.3% (the "First Target Distribution"), from 15% to 23.5% (the "Second Target Distribution") and from 25% to 49% (the "Third Target Distribution").

TERMINAL FACILITY: A storage facility for crude oil connected to a pipeline for the temporary storage of crude oil.

THROUGHPUT: The volume of crude oil that passes through the pipeline, measured in barrels.

TRANSFER AGENT: American Stock Transfer & Trust Company or such bank, trust company or other person (including the general partner or one of its affiliates) as shall be appointed from time to time by the partnership to act as registrar and transfer agent for the units.

UNIT MAJORITY: During the subordination period, at least a majority of the outstanding common units, voting as a class, and at least a majority of the outstanding subordinated OLP units, voting as a class and, thereafter, at least a majority of the outstanding units voting as a class.

UNITHOLDERS: Holders of the common units, the common OLP units and the subordinated OLP units.

UNITS: The common units, the common OLP units and the subordinated OLP units, collectively, but shall not include the right to receive incentive distributions.

WELLHEAD: A device on the surface used to hold the tubing in the well. The wellhead is the originating point of the producing well at the top of the ground.

WORKOVER: Major remedial operations required to maintain, restore or increase production rates.

WORKOVER RIG: A land-based workover or well-servicing rig consists of a mobile carrier, engine, drawworks and a mast. The primary function of a workover or well-servicing rig is to act as a hoist so that pipe, sucker rods and down-hole equipment can be run into and out of a well. Typically, land-based drilling, workover and well-servicing rigs can be readily moved between well sites and between geographic areas of operations.

                              GENESIS ENERGY, L.P.

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


Introduction............................................................................................F-2

Pro Forma Consolidated Balance Sheet as of June 30, 2000................................................F-3

Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1999.....................F-4

Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2000...................F-5

Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 1999...................F-6

Notes to Pro Forma Consolidated Financial Statements....................................................F-7

                              GENESIS ENERGY, L.P.
                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


                                  INTRODUCTION


BASIS OF PRESENTATION

         The following pro forma adjustments have been prepared as if the proposed restructuring had been approved and taken place on June 30, 2000, in the case of the pro forma consolidated balance sheet, or as of January 1, 1999, in the case of the pro forma consolidated statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual adjustments made to effect the transactions may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the effects of the proposed restructuring and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the pro forma financial information.

THE TRANSACTIONS

         Upon approval of the proposed restructuring the following actions will occur:

         o Salomon will contribute the remaining distribution support to Genesis and receive APIs.

         o The costs of the restructuring will be paid from the remaining distribution support contributed by Salomon.

         o The distribution support remaining after the payment of the restructuring costs will be paid to the common unitholders as a special distribution.

         o All outstanding APIs issued to Salomon in exchange for distribution support will be eliminated for no consideration.

         o All outstanding subordinated limited partner units in the operating partnership will be eliminated for no consideration.

                              GENESIS ENERGY, L.P.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                AT JUNE 30, 2000
                                   (Unaudited)
                                 (in thousands)

                                                                                  PRO FORMA      PRO FORMA
                                                                   HISTORICAL    ADJUSTMENTS     ADJUSTED
                                                                   ----------    -----------     ---------
                                     ASSETS
CURRENT ASSETS
   Cash                                                             $   5,674    $  (1,273)(A)   $   5,674
                                                                                     8,902(C)
                                                                                    (7,629)(D)
   All other current assets                                         $ 465,717                    $ 465,717
                                                                    ---------                    ---------
      Total Current Assets                                            471,391                      471,391

FIXED ASSETS, at cost                                                  90,836                       90,836

OTHER ASSETS, net of amortization                                      11,297                       11,297
                                                                    ---------                    ---------

TOTAL ASSETS                                                        $ 573,524                    $ 573,524
                                                                    =========                    =========

                        LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES                                                 $ 490,131                    $ 490,131

ADDITIONAL PARTNERSHIP INTERESTS                                        8,700        8,902(C)           --
                                                                                   (17,602)(E)

MINORITY INTERESTS                                                     30,428      (30,428)(B)          --

PARTNERS' CAPITAL
   Common unitholders                                                  43,444       (1,247)(A)      81,632
                                                                                    29,816(B)
                                                                                    (7,629)(D)
                                                                                    17,248(E)

   General partner                                                        864          (26)(A)       1,804
                                                                                       612(B)
                                                                                       354(E)

   Treasury units                                                         (43)                         (43)
                                                                    ---------                    ---------
Total partners' capital                                                44,265                       83,393
                                                                    ---------                    ---------

TOTAL LIABILITIES AND PARTNERS' CAPITAL                             $ 573,524                    $ 573,524
                                                                    =========                    =========


The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              GENESIS ENERGY, L.P.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (Unaudited)
                      (in thousands, except per unit data)

                                                                 PRO FORMA          PRO FORMA
                                                HISTORICAL      ADJUSTMENTS         ADJUSTED
                                               ------------    ------------       ------------
REVENUES                                       $  2,161,012                       $  2,161,012

COST OF SALES                                     2,138,148                          2,138,148
                                               ------------                       ------------

GROSS MARGIN                                         22,864                             22,864

EXPENSES
   General and administrative expenses               11,649                             11,649
   Depreciation and amortization                      8,220                              8,220
                                               ------------                       ------------

OPERATING INCOME                                      2,995                              2,995

OTHER INCOME (EXPENSE), NET                             (80)                               (80)
                                               ------------                       ------------

Net income before minority interests                  2,915                              2,915

Minority interests                                      583            (583)(B)             --
                                               ------------                       ------------

NET INCOME                                     $      2,332                       $      2,915
                                               ============                       ============

NET INCOME PER UNIT-BASIC AND DILUTED          $       0.27                       $       0.33(F)
                                               ============                       ============

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING
                                                      8,604                              8,604
                                               ============                       ============



The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              GENESIS ENERGY, L.P.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)
                      (in thousands, except per unit data)


                                                                PRO FORMA          PRO FORMA
                                                HISTORICAL      ADJUSTMENTS         ADJUSTED
                                               ------------    ------------       ------------
REVENUES                                       $  2,196,739                       $  2,196,739

COST OF SALES                                     2,187,398                          2,187,398
                                               ------------                       ------------

GROSS MARGIN                                          9,341                              9,341

EXPENSES
   General and administrative expenses                5,376                              5,376
   Depreciation and amortization                      4,081                              4,081
                                               ------------                       ------------

OPERATING INCOME                                       (116)                              (116)

OTHER INCOME (EXPENSE), NET                            (598)                              (598)
                                               ------------                       ------------

Net income before minority interests                   (714)                              (714)

Minority interests                                     (143)            143(B)              --
                                               ------------                       ------------

NET INCOME                                     $       (571)                      $       (714)
                                               ============                       ============

NET INCOME PER UNIT-BASIC AND DILUTED          $      (0.06)                      $      (0.08)(G)
                                               ============                       ============

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING          8,623                              8,604
                                               ============                       ============



The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              GENESIS ENERGY, L.P.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                   (Unaudited)
                      (in thousands, except per unit data)

                                                                PRO FORMA         PRO FORMA
                                                HISTORICAL     ADJUSTMENTS         ADJUSTED
                                               ------------   ------------       ------------
REVENUES                                       $    897,111                      $    897,111

COST OF SALES                                       885,021                           885,021
                                               ------------                      ------------

GROSS MARGIN                                         12,090                            12,090

EXPENSES
   General and administrative expenses                6,039                             6,039
   Depreciation and amortization                      4,112                             4,112
                                               ------------                      ------------

OPERATING INCOME                                      1,939                             1,939

OTHER INCOME (EXPENSE), NET                             453                               453
                                               ------------                      ------------

Net income before minority interests                  2,392                             2,392

Minority interests                                      479           (479)(B)             --
                                               ------------                      ------------

NET INCOME                                     $      1,913                      $      2,392
                                               ============                      ============

NET INCOME PER UNIT-BASIC AND DILUTED          $       0.22                      $       0.27(H)
                                               ============                      ============

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING          8,623                             8,604
                                               ============                      ============



The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              GENESIS ENERGY, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                   (UNAUDITED)




PRO FORMA ADJUSTMENTS

A. Reflects estimated costs of restructuring transaction assuming the transaction occurred on June 30, 2000. Cash would be expended for these costs and partners' capital would be reduced for the income statement impact. The effect of these transaction costs is not reflected in the pro forma statements of operations for June 30, 2000 or 1999 or December 31, 1999 as these costs are nonrecurring charges directly attributable to the transaction. The table below reflects an estimate of the costs expected to be incurred with the issuance of this proxy statement.

               Financial Advisor Fees                                 $       500
               Accounting and legal fees                                      390
               Proxy solicitation costs and transfer agent costs               50
               Printing costs                                                 260
               Shipping/mailing costs                                          68
               Miscellaneous                                                    5
                                                                      -----------
               Total estimated costs                                  $     1,273
                                                                      ===========

B. Reflects elimination of subordinated unitholders' interests in Genesis. The elimination of the subordinated units results in the amount on the balance sheet reflected in minority interests being contributed 97.99% to the common unitholders and 2.01% to the general partner.

C. Reflects the receipt of the remaining distribution support of $8,902 from Salomon on June 30, 2000.


D. Reflects the payment of the remaining distribution support of $8,902, net of the restructuring transaction costs of $1,273, to common unitholders on June 30, 2000. At June 30, 2000, distribution support of $8,902 remained (total distribution support obligation of $17,602 less the $8,700 utilized prior to June 30, 2000.) The net amount available after restructuring costs would be $7,629; therefore, if the special distribution had been made on that date the pro forma distribution would have been $7,629. However, $2,600 has been utilized to make the distribution on August 14, 2000 related to the second quarter of 2000 and we estimate $2,600 may be utilized for the third quarter distribution with the remainder of $2,429 to be paid as a special distribution.

E. Reflects the elimination of APIs after the restructuring on June 30, 2000. The elimination of the APIs results in the amount on the balance sheet reflected in APIs being contributed 97.99% to the common unitholders and 2.01% to the general partner.

F. Genesis' net income per common unit for the year ended December 31, 1999, was $0.27 on a historical basis and $0.33 on a pro forma basis. Distributions, however, are paid based on Available Cash. The following table depicts Available Cash from operations generated by Genesis by quarter and the resulting distributions that would be paid on a historical basis and on a pro forma basis. Cash received from Salomon as distribution support on a historical basis is not included as Available Cash from operations.

                                              FIRST    SECOND     THIRD    FOURTH
                                             QUARTER   QUARTER   QUARTER   QUARTER    TOTAL
                                               1999      1999      1999      1999      1999
                                             -------   -------   -------   -------   -------
Available Cash from Operations               $ 4,390   $ 2,690   $ 2,190   $ 2,201   $11,471

Outstanding Units on Record Date               8,604     8,604     8,604     8,625       N/A

Historical
    Distributed to:
    General Partner                          $    88   $    54   $    44   $    44   $   230
    Common Unitholders                       $ 4,302   $ 2,636   $ 2,146   $ 2,157   $11,241

Distribution per Common Unit from            $  0.50   $  0.30   $  0.25   $  0.25   $  1.30
Available Cash from operations before
Distribution Support

Pro Forma
    Minimum Quarterly Distribution
    General Partner                          $    44   $    44   $    44   $    44   $   176
    Common Unitholders                       $ 2,151   $ 2,151   $ 2,146   $ 2,157   $ 8,605

    Distribution per Common Unit             $  0.25   $  0.25   $  0.25   $  0.25   $  1.00

    First Target Distribution
    General Partner Incentive Compensation   $    41   $    41   $    --   $    --   $    82
    General Partner                          $     5   $     5   $    --   $    --   $    10
    Common Unitholders                       $   258   $   258   $    --   $    --   $   516

    Distribution per Common Unit             $  0.03   $  0.03   $    --   $    --   $  0.06

    Second Target Distribution
    General Partner Incentive Compensation   $   135   $    45   $    --   $    --   $   180
    General Partner                          $     9   $     3   $    --   $    --   $    12
    Common Unitholders                       $   430   $   143   $    --   $    --   $   573

    Distribution per Common Unit             $  0.05   $  0.02   $    --   $    --   $  0.07

    Third Target Distribution
    General Partner Incentive Compensation   $   645   $    --   $    --   $    --   $   645
    General Partner                          $    13   $    --   $    --   $    --   $    13
    Common Unitholders                       $   659   $    --   $    --   $    --   $   659

    Distribution per Common Unit             $  0.08   $    --   $    --   $    --   $  0.08

                                          FIRST     SECOND    THIRD    FOURTH
                                         QUARTER   QUARTER   QUARTER   QUARTER    TOTAL
                                           1999      1999      1999      1999      1999
                                         -------   -------   -------   -------   -------
Totals
General Partner Incentive Compensation   $   821   $    86   $    --   $    --   $   907
General Partner                          $    71   $    52   $    44   $    44   $   211
Common Unitholders                       $ 3,498   $ 2,552   $ 2,146   $ 2,157   $10,353

Distribution per Common Unit             $  0.41   $  0.30   $  0.25   $  0.25   $  1.21

G. Genesis' net loss per common unit for the six months ended June 30, 2000, was $0.06 on a historical basis and $0.08 on a pro forma basis. Distributions, however, are paid based on Available Cash. The following table depicts Available Cash from operations generated by Genesis by quarter and the resulting distributions that would be paid on a historical basis and on a pro forma basis. Cash received from Salomon as distribution support on a historical basis is not included as Available Cash from operations.

                                              FIRST    SECOND
                                             QUARTER   QUARTER    TOTAL
                                               2000      2000      2000
                                             -------   -------   -------
Available Cash from Operations               $ 1,801   $ 1,797   $ 3,598

Outstanding Units on Record Date               8,625     8,617       N/A

Historical
    Distributed to:
    General Partner                          $    36   $    36   $    72
    Common Unitholders                       $ 1,765   $ 1,761   $ 3,526

    Distribution per Common Unit from        $  0.20   $  0.20   $  0.40
    Available Cash from operations before
    Distribution Support

Pro Forma
    Minimum Quarterly Distribution
    General Partner                          $    36   $    36   $    72
    Common Unitholders                       $ 1,765   $ 1,761   $ 3,526

    Distribution per Common Unit             $  0.20   $  0.20   $  0.40

    Totals
    General Partner Incentive Compensation   $    --   $    --   $    --
    General Partner                          $    36   $    36   $    72
    Common Unitholders                       $ 1,765   $ 1,761   $ 3,526

    Distribution per Common Unit             $  0.20   $  0.20   $  0.40

H. Genesis' net income per common unit for the six months ended June 30, 1999, was $0.22 on a historical basis and $0.27 on a pro forma basis. Distributions, however, are paid based on Available Cash. The following table depicts Available Cash from operations by quarter and the resulting distributions that would be paid on a historical basis and on a pro forma basis. Cash received from Salomon as distribution support on a historical basis is not included as Available Cash from operations.

                                              FIRST    SECOND
                                             QUARTER   QUARTER    TOTAL
                                               1999      1999      1999
                                             -------   -------   -------
Available Cash from Operations               $ 4,390   $ 2,690   $ 7,080

Outstanding Units on Record Date               8,604     8,604       N/A

Historical
    Distributed to:
    General Partner                          $    88   $    54   $   142
    Common Unitholders                       $ 4,302   $ 2,636   $ 6,938

    Distribution per Common Unit from        $  0.50   $  0.30   $  0.80
    Available Cash from operations before
    Distribution Support

Pro Forma
    Minimum Quarterly Distribution
    General Partner                          $    44   $    44   $    88
    Common Unitholders                       $ 2,151   $ 2,151   $ 4,302

    Distribution per Common Unit             $  0.25   $  0.25   $  0.50

    First Target Distribution
    General Partner Incentive Compensation   $    41   $    41   $    82
    General Partner                          $     5   $     5   $    10
    Common Unitholders                       $   258   $   258   $   516

    Distribution per Common Unit             $  0.03   $  0.03   $  0.06

    Second Target Distribution
    General Partner Incentive Compensation   $   135   $    45   $   180
    General Partner                          $     9   $     3   $    12
    Common Unitholders                       $   430   $   143   $   573

    Distribution per Common Unit             $  0.05   $  0.02   $  0.07

    Third Target Distribution
    General Partner Incentive Compensation   $   645   $    --   $   645
    General Partner                          $    13   $    --   $    13
    Common Unitholders                       $   659   $    --   $   659

    Distribution per Common Unit             $  0.08   $    --   $  0.08

    Totals
    General Partner Incentive Compensation   $   821   $    86   $   907
    General Partner                          $    71   $    52   $   123
    Common Unitholders                       $ 3,498   $ 2,552   $ 6,050
    Distribution per Common Unit             $  0.41   $  0.30   $  0.71

                                     ANNEX A

                   OPINION OF SIMMONS & COMPANY INTERNATIONAL

                                                                         ANNEX A

                  [Simmons & Company International Letterhead]

CONFIDENTIAL

May 8, 2000

Special Committee of the Board of Directors
Genesis Energy, L.L.C.
500 Dallas, Suite 2500
Houston, TX 77002

Members of the Special Committee:

In your capacity as the Special Committee (the "Special Committee") of the Board of Directors (the "Board of Directors") of Genesis Energy, L.L.C., the general partner (the "General Partner") of Genesis Energy, L.P. (the "Partnership"), you have requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, to the holders of common units of the Partnership (the "Common Unitholders") of the Terms (as defined below) of the Reorganization (as defined below). We understand that the General Partner proposes a reorganization and an amendment of the Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P., and of the Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P., to reflect the Reorganization. The proposed reorganization (the "Reorganization") provides for the following terms (the "Terms"): (i) the reduction of the minimum quarterly distribution from $0.50 per unit to $0.20 per unit; (ii) the reduction of the per unit distribution thresholds that must be achieved before the general partner is entitled to incentive distributions from $0.55, $0.635, and $0.825, to $0.25, $0.28, and $0.33, respectively; (iii) the elimination of all outstanding subordinated limited partner units in Genesis Crude Oil, L.P. (the "Operating Partnership"), thereby increasing the Common Unitholders' effective ownership of the Operating Partnership from 80% to 98%;
(iv) the elimination of all outstanding additional partner interests of the Operating Partnership; (v) the Special Distribution (as defined below); and (vi) the Credit Extension (as defined below). Pursuant to the Reorganization, (a) Salomon Smith Barney Holdings Inc. ("Salomon"), which owns all of the member interests of the General Partner, will immediately fund in full its remaining distribution support obligation that would otherwise be payable in connection with future quarterly distributions, which amount after reduction by approximately $1.1 million to pay the costs and expenses of the Partnership associated with the Reorganization will be distributed by the Partnership to the Common Unitholders as a special distribution (the "Special Distribution"), and
(b) Salomon will extend its $300 million credit support facility for one year beyond its current expiration date of December 31, 2000 (the "Credit Extension"). For reference, the full terms and conditions of the Reorganization are set forth in the Proxy Statement referred to below. Unless the context otherwise requires, references in this letter to the Partnership include the Operating Partnership and the subsidiary partnerships.

In conducting our analysis and arriving at our opinion expressed herein, we have considered such financial and other factors as we deemed appropriate under the circumstances, including, without limitation, the following: (i) the most recent draft of the Proxy Statement (dated April 28, 2000); (ii) certain publicly available financial statements and other information concerning the Partnership, including without limitation the Partnership's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 29, 2000; (iii) certain internal business and financial information relating to the Partnership, including certain forecasts prepared by management of the Partnership and provided to Simmons by the Partnership; (iv) discussions of the past and current operations and the financial condition and prospects of the Partnership with management of the Partnership; (v) the financial performance of the Partnership; (vi) the trading performance of the Partnership's common units as compared to those of certain other publicly held entities in businesses similar to those conducted by the Partnership; (vii) the Terms of the Reorganization; and (viii) the financial terms of certain other recent transactions to the extent such transactions are reasonably comparable to the Reorganization. We also took into account our assessment of general economic, market and financial conditions and our experience in connection with similar transactions and securities' valuations generally. The opinion expressed herein is necessarily based upon conditions as they exist and can be evaluated on, and based on the information made available at, the date hereof.

In arriving at this opinion, we, with your consent, assumed and relied upon the accuracy and completeness of all the foregoing information and did not independently verify any of such information. With respect to financial forecasts, we utilized certain information set forth therein and assumed that such information was reasonably prepared on bases reflecting the best estimates and judgments of the management of the Partnership as to the future financial performance of the Partnership, as available at the time of preparation. We did not make or receive any independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Partnership.

We are serving as financial advisor to the Special Committee in connection with this transaction and will receive a fee for our services, which fee is not contingent upon consummation of the Reorganization. We are a nationally recognized investment banking firm, and we are continually engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, and private placements of equity and debt. Salomon, or an affiliate of Salomon, is frequently engaged, along with other investment firms, in such transactions. In addition, in the ordinary course of business, we may actively trade the securities of the Partnership and of Salomon and its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

You agree that this opinion letter is for the use and benefit of the Special Committee, and may not be used for any other purpose without our prior written consent. This opinion does not address the merits of either the determination by the General Partner to propose the Reorganization or of the underlying decision by the Partnership to enter into the Reorganization and does not constitute a recommendation to any Common Unitholder as to how such Common Unitholder should vote on the Reorganization or on any matter related thereto. In addition, we have not evaluated any of the costs to, or the benefits to be derived by, Salomon from the Reorganization and our opinion in no way speaks to such costs and benefits to Salomon relative to the benefits to the Common Unitholders of the Reorganization.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Terms of the Reorganization are fair, from a financial point of view, to the Common Unitholders (other than Salomon, the affiliates of the Partnership, the General Partner and their respective officers, directors and affiliates and any other Common Unitholder that did not acquire its units through the public trading markets).

Sincerely yours,

SIMMONS & COMPANY INTERNATIONAL

/s/ George C. Morris III

George C. Morris III

Managing Director

                                                                         ANNEX B





                           SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                              GENESIS ENERGY, L.P.

                                TABLE OF CONTENTS

                                                                                                               Page

                                                ARTICLE I DEFINITIONS


         1.1      Definitions.....................................................................................1
         1.2      Construction...................................................................................10

                                               ARTICLE II ORGANIZATION


         2.1      Continuation of Existence......................................................................10
         2.2      Name...........................................................................................10
         2.3      Registered Office; Registered Agent; Principal Office; Other Offices...........................11
         2.4      Purpose and Business...........................................................................11
         2.5      Powers.........................................................................................11
         2.6      Power of Attorney..............................................................................11
         2.7      Term...........................................................................................12
         2.8      Title to Partnership Assets....................................................................12

                                       ARTICLE III RIGHTS OF LIMITED PARTNERS


         3.1      Limitation of Liability........................................................................13
         3.2      Management of Business.........................................................................13
         3.3      Outside Activities of the Limited Partners.....................................................13
         3.4      Rights of Limited Partners.....................................................................13

               ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION
                                              OF PARTNERSHIP INTERESTS


         4.1      Certificates...................................................................................14
         4.2      Mutilated, Destroyed, Lost or Stolen Certificates..............................................14
         4.3      Record Holders.................................................................................15
         4.4      Transfer Generally.............................................................................15
         4.5      Registration and Transfer of Limited Partner Interests.........................................15
         4.6      Transfer of a General Partner's General Partner Interest.......................................16
         4.7      Restrictions on Transfers......................................................................16
         4.8      Citizenship Certificates; Non-citizen Assignees................................................17
         4.9      Redemption of Partnership Interests of Non-citizen Assignees...................................17

                        ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS


         5.1      Previous Capital Contributions.................................................................18
         5.2      Additional Contributions by General Partner....................................................18
         5.3      Interest and Withdrawal........................................................................18
         5.4      Capital Accounts...............................................................................19
         5.5      Issuances of Additional Partnership Securities.................................................20
         5.6      Limited Preemptive Right.......................................................................21
         5.7      Splits and Combination.........................................................................21
         5.8      Fully Paid and Non-Assessable Nature of Limited Partner Interests..............................22

                                      ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS


         6.1      Allocations for Capital Account Purposes.......................................................22
         6.2      Allocations for Tax Purposes...................................................................24
         6.3      Distributions to Record Holders................................................................26

                                  ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS


         7.1      Management.....................................................................................26
         7.2      Certificate of Limited Partnership.............................................................28
         7.3      Restrictions on General Partner's Authority....................................................28
         7.4      Reimbursement of the General Partner...........................................................29
         7.5      Outside Activities.............................................................................29
         7.6      Loans from the General Partner;  Loans or Contributions from the Partnership;
                  Contracts with Affiliates; Certain Restrictions on the General Partner.........................30
         7.7      Indemnification................................................................................31
         7.8      Liability of Indemnitees.......................................................................32
         7.9      Resolution of Conflicts of Interest............................................................33
         7.10     Other Matters Concerning the General Partner...................................................34
         7.11     Purchase or Sale of Partnership Securities.....................................................34
         7.12     Registration Rights of the General Partner and its Affiliates..................................34
         7.13     Reliance by Third Parties......................................................................36

                                 ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS


         8.1      Records and Accounting.........................................................................36
         8.2      Fiscal Year....................................................................................36
         8.3      Reports........................................................................................36

                                               ARTICLE IX TAX MATTERS


         9.1      Tax Returns and Information....................................................................37
         9.2      Tax Elections..................................................................................37
         9.3      Tax Controversies..............................................................................37
         9.4      Withholding....................................................................................37

                                           ARTICLE X ADMISSION OF PARTNERS


         10.1     Admission of Substituted Limited Partner.......................................................38
         10.2     Admission of Successor General Partner.........................................................38
         10.3     Admission of Additional Limited Partners.......................................................38
         10.4     Amendment of Agreement and Certificate of Limited Partnership..................................39

                                    ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS


         11.1     Withdrawal of the General Partner..............................................................39
         11.2     Removal of the General Partner.................................................................40
         11.3     Interest of Departing Partner and Successor General Partner....................................40
         11.4     Withdrawal of Limited Partners.................................................................41


                                       ARTICLE XII DISSOLUTION AND LIQUIDATION


         12.1     Dissolution....................................................................................41
         12.2     Continuation of the Business of the Partnership After Dissolution..............................42
         12.3     Liquidator.....................................................................................42
         12.4     Liquidation....................................................................................43
         12.5     Cancellation of Certificate of Limited Partnership.............................................43
         12.6     Return of Contributions........................................................................43
         12.7     Waiver of Partition............................................................................44
         12.8     Capital Account Restoration....................................................................44

                       ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE


         13.1     Amendment to be Adopted Solely by the General Partner..........................................44
         13.2     Amendment Procedures...........................................................................45
         13.3     Amendment Requirements.........................................................................45
         13.4     Special Meetings...............................................................................46
         13.5     Notice of a Meeting............................................................................46
         13.6     Record Date....................................................................................46
         13.7     Adjournment....................................................................................46
         13.8     Waiver of Notice; Approval of Meeting; Approval of Minutes.....................................46
         13.9     Quorum.........................................................................................47
         13.10    Conduct of a Meeting...........................................................................47
         13.11    Action Without a Meeting.......................................................................47
         13.12    Voting and Other Rights........................................................................48

                                                 ARTICLE XIV MERGER


         14.1     Authority......................................................................................48
         14.2     Procedure for Merger or Consolidation..........................................................48
         14.3      Approval by Limited Partners of Merger or Consolidation.......................................49
         14.4      Certificate of Merger.........................................................................50
         14.5     Effect of Merger...............................................................................50

                                ARTICLE XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS


         15.1     Right to Acquire Limited Partner Interests.....................................................50

                                           ARTICLE XVI GENERAL PROVISIONS


         16.1     Addresses and Notices..........................................................................51
         16.2     Further Action.................................................................................52
         16.3     Binding Effect.................................................................................52
         16.4      Integration...................................................................................52
         16.5      Creditors.....................................................................................52
         16.6     Waiver.........................................................................................52
         16.7     Counterparts...................................................................................52
         16.8     Applicable Law.................................................................................53
         16.9     Invalidity of Provisions.......................................................................53
         16.10    Consent of Partners............................................................................53

          SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                              GENESIS ENERGY, L.P.

         THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Genesis Energy, L.P. dated as of _______, 2000, is entered into by and among Genesis Energy, L.L.C., a Delaware limited liability company, as the General Partner, together with any other Persons who are or who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                  WHEREAS, the General Partner and certain other parties organized the Partnership as a Delaware limited partnership pursuant to an Amended and Restated Agreement of Limited Partnership dated as of December 3, 1996 (the "Previous Agreement"); and

                  WHEREAS, the partners of the Partnership and Genesis OLP have approved by requisite vote a restructuring (the "Restructuring") of the Partnership and Genesis OLP pursuant to which (a) all outstanding Subordinated LP Units and APIs (each as defined in the Genesis OLP Partnership Agreement) will be eliminated, (b) the Previous Agreement and the previous Genesis OLP Partnership Agreement will be amended to, among other things, reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution (each as defined in the Genesis OLP Partnership Agreement) and provide that the Common Units (as defined in the Genesis OLP Partnership Agreement) will not accrue arrearages if the Minimum Quarterly Distribution is not paid in full in any Quarter, (c) Salomon will contribute to Genesis OLP the remaining $_____________ of its distribution support obligation under the Distribution Support Agreement, (d) Genesis OLP will make a special distribution of $_________ to the Partnership and the Partnership will make a special distribution of $_________ to the holders of Common Units, (e) the Distribution Support Agreement will be terminated, (f) the Partnership will withdraw as a general partner of Genesis OLP and the Partnership's 80.01% general partner interest in Genesis OLP represented by _____________ Subordinated GP Units will be converted into a 99.99% limited partner interest, (g) the General Partner's 0.40% general partner interest in Genesis OLP represented by ________ Subordinated GP Units will be converted into a 0.01% general partner interest and (h) Salomon's $300 million credit support obligation under the Master Credit Support Agreement will be extended until December 31, 2001 on the current terms and conditions; and

                  WHEREAS, Genesis Energy, L.L.C., as the sole general partner, now desires to amend and restate the Previous Agreement to reflect the Restructuring and such other changes that, in the discretion of Genesis Energy, L.L.C., do not adversely affect the Limited Partners in any material respect;

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Previous Agreement in its entirety:

                                    ARTICLE I
                                   DEFINITIONS

1.1      Definitions

         The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

         "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

         "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

         "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(c)(i) or 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d)(i) or 5.4(d)(ii).

         "Affiliate" means, with respect to any Person, any other Person that
(i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question or (ii) owns, beneficially, directly or indirectly, 20% or more of the outstanding capital stock, shares or other equity interests of the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

         "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

         "Agreement" means this Second Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P., as it may be amended, supplemented or restated from time to time.

         "API" has the meaning assigned to such term in the Genesis OLP Partnership Agreement.

         "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

         "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

         "Audit Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither officers nor employees of the General Partner or officers, directors or employees of any Affiliate of the General Partner.

         "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,

                  (a) the sum of (i) all cash and cash equivalents of the Partnership on hand at the end of such Quarter and (ii) all additional cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings for working capital purposes, less

                  (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the business of the Partnership Group) subsequent to such Quarter or (ii) comply with applicable law or any loan agreement (including the Master Credit Support Agreement), security agreement (including the Security Agreement), mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; provided, however, that disbursements made by the Partnership or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

                  Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

         "Book-Tax Disparity" means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

         "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

         "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.4.

         "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributed to the Partnership pursuant to this Agreement (or the Previous Agreement).

         "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing or the construction of new capital assets (including pipeline systems, storage facilities and related assets), made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

         "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.4(d)(i) and 5.4(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

         "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

         "Certificate" means a certificate, (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

         "Certificate of Limited Partnership" means the Amended and Restated Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

         "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

         "claim" has the meaning assigned to such term in Section 7.12(c).

         "Closing Price" has the meaning assigned to such term in Section
15.1(a).

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

         "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

         "Commission" means the United States Securities and Exchange
Commission.

         "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to a Common Unit in this Agreement.

         "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

         "Conversion Election" has the meaning assigned to such term in the Genesis OLP Partnership Agreement.

         "Conveyance Agreement" means that certain Purchase & Sale and Contribution & Conveyance Agreement, dated as of November 26, 1996, among the Partnership, Genesis OLP, Genesis Energy, L.L.C., Howell and a Subsidiary of Salomon, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

         "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(ix).

         "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

         "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

         "Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

         "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

         "Distribution Support Agreement" means the Distribution Support Agreement, dated as of December 3, 1996, between the Genesis OLP and Salomon, which sets forth the agreement of the Partnership and Salomon relating to the purchase of APIs.

         "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

         "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

         "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

         "GP Unit" means a Partnership Security representing a fractional part of the Partnership Interest of the General Partner and having the rights and obligations specified with respect to GP Units in this Agreement.

         "General Partner" means Genesis Energy, L.L.C. and its successors and permitted assigns as general partner of the Partnership.

         "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which may be evidenced by GP Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

         "Genesis OLP" means Genesis Crude Oil, L.P., a Delaware limited partnership, and its successors.

         "Genesis OLP Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P., as it may be amended, supplemented or restated from time to time.

         "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

         "Group Member" means a member of the Partnership Group.

         "Holder" as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

         "Howell" means Howell Corporation and its Subsidiaries.

         "Incentive Compensation Payment" has the meaning assigned to such term in the Genesis OLP Partnership Agreement.

         "Indemnified Persons" has the meaning assigned to such term in Section 7.12(c).

         "Indemnitee" means (a) the General Partner, any Departing Partner and any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was a director, officer, employee, agent or trustee of a Group Member, (c) any Person who is or was a member, officer, director, employee, agent or trustee of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the General Partner or any

Departing Partner or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

         "Initial Closing Date" means December 3, 1996.

         "Initial Offering" means the initial offering and sale of Common Units to the public on December 3, 1996, as described in the Registration Statement.

         "Limited Partner" means, unless the context otherwise requires, (a) each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner, and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 and (b) solely for purposes of Articles V, VI, VII and IX and Section 12.4, each Assignee.

         "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

         "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the Partners have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

         "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

         "Master Credit Support Agreement" means the Master Credit Support Agreement, dated as of December 3, 1996, as amended, between Genesis OLP and Salomon which sets forth the agreement of Genesis OLP and Salomon relating to the credit support to be provided by Salomon to Genesis OLP.

         "Majority Interest" means at least a majority in Voting Power of the Outstanding Limited Partner Interests.

         "Merger Agreement" has the meaning assigned to such term in Section
14.1.

         "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

         "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

         "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain for such taxable year over the Partnership's items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with
Section 5.4(b) and shall not include any items specially allocated under Section 6.1(c).

         "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction for such taxable year over the Partnership's items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(c).

         "Ninety Percent Interest" means at least 90% in Voting Power of the Outstanding Limited Partner Interests.

         "Non-Competition Agreement" means the Non-Competition Agreement, dated as of December 3, 1996, among the Partnership, Genesis OLP, Salomon, Basis Petroleum, Inc. and Howell.

         "Non-citizen Assignee" means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Limited Partner Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.8.

         "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

         "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

         "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

         "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b) hereof.

         "OLP General Partner Interest" has the meaning assigned to the term "General Partner Interest" in the Genesis OLP Partnership Agreement.

         "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of their Affiliates) acceptable to the General Partner in its reasonable discretion.

         "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that such Partnership Securities shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Securities shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement).

         "Parity Units" means Common Units and all other Limited Partner Interests having rights to distributions or in liquidation ranking on a parity with the Common Units.

         "Partner" means the General Partner and each Limited Partner.

         "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

         "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

         "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

         "Partnership" means Genesis Energy, L.P., a Delaware limited partnership, and any successors thereto.

         "Partnership Group" means the Partnership, Genesis OLP and any other Subsidiary of the Partnership, treated as a single consolidated entity.

         "Partnership Interest" means an ownership interest in the Partnership, which shall include General Partner Interests and Limited Partner Interests.

         "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

         "Partnership Security" means any class or series of equity interest in the Partnership and shall include, without limitation, Common Units and GP Units.

         "Percentage Interest" means as of the date of such determination (a) as to any Partner or Assignee holding Units, the product obtained by multiplying
(i) 100% less the percentage applicable to paragraph (b) by (ii) the quotient obtained by dividing (A) the number of Units held by such Partner or Assignee by
(B) the total number of all Outstanding Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with
Section 5.5, the percentage established as a part of such issuance.

         "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

         "Previous Agreement" has the meaning assigned to such term in the recitals to this Agreement.

         "Pro Rata" means (a) when modifying Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their respective Percentage Interests.

         "Proxy Statement" means the definitive Proxy Statement filed by the Partnership with the Commission under the Securities Exchange Act of 1934, as amended, for the purpose of soliciting the votes of the holders of Common Units with respect to the Restructuring, as it has been or as it may be amended or supplemented from time to time.

         "Purchase Date" means the date determined by the General Partner as the date for purchase of all Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

         "Quarter" means, unless the context requires otherwise, a calendar quarter.

         "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

         "Record Date" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or participate in any offer.

         "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

         "Redeemable Interests" means any Limited Partner Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to
Section 4.9.

         "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-11545) as amended, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

         "Required Allocations" means (a) any limitation imposed on any allocation of Net Loss under Section 6.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii), 6.1(c)(vi) or 6.1(c)(viii).

         "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

         "Restructuring" has the meaning set forth in the recitals to this Agreement.

         "Salomon" means Salomon Smith Barney Holdings Inc, a Delaware corporation, and Salomon Brothers Holdings, Inc., a Delaware corporation.

         "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

         "Security Agreement" means the Security Agreement, dated as of December 3, 1996, among Genesis OLP, Salomon and the Secured Parties (as defined in the Security Agreement) securing the obligations of Genesis OLP under the Master Credit Support Agreement and creating a security interest in the Collateral (as defined in the Security Agreement) in favor of the Collateral Agent (as defined in the Security Agreement).

         "Special Approval" means approval by a majority of the members of the Audit Committee.

         "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of such partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

         "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

         "Surviving Business Entity" has the meaning assigned to such term in
Section 14.2(b).

         "Trading Day" has the meaning assigned to such term in Section 15.1(a).

         "transfer" has the meaning assigned to such term in Section 4.4(a).

         "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units.

         "Transfer Application" means an application and agreement for transfer of Partnership Securities in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

         "Two-Thirds Interest" means at least 66_% in Voting Power of the Outstanding Limited Partner Interests.

         "Unit" means a Common Unit or a GP Unit or any other Partnership Security that is designated as a "Unit."

         "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

         "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

         "U.S. GAAP" means United States Generally Accepted Accounting Principles consistently applied.

         "Voting Power" means the right, if any, of the holder of a Partnership Security to vote on Partnership matters. Each Common Unit shall entitle the holder thereof to one vote. Each additional Partnership Security shall entitle the holder thereof to such vote, if any, as shall be established at the time of issuance of such Partnership Security.

         "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

1.2      Construction

         Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

                                   ARTICLE II
                                  ORGANIZATION

2.1      Continuation of Existence

         The General Partner and the Limited Partners hereby amend and restate the Previous Agreement in its entirety to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and to set forth the rights and obligations of the Partners and certain matters related thereto. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

2.2      Name

         The name of the Partnership shall be "Genesis Energy, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.3      Registered Office; Registered Agent; Principal Office; Other Offices

         Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be CT Corporation System. The principal office of the Partnership shall be located at 500 Dallas, Suite 2500, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 500 Dallas, Suite 2500, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

2.4      Purpose and Business

         The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a general partner in Genesis OLP and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a general partner in Genesis OLP pursuant to the Genesis OLP Partnership Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that Genesis OLP is permitted to engage in by the Genesis OLP Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity,
(c) engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

2.5      Powers

         The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section
2.4 and for the protection and benefit of the Partnership.

2.6      Power of Attorney

         (a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

              (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of

         Partnership Securities issued pursuant to Section 5.5; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

              (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

         Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

         (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

2.7      Term

         The term of the Partnership shall continue until the close of Partnership business on December 31, 2086 or until the earlier dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

2.8      Title to Partnership Assets

         Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

                                   ARTICLE III
                           RIGHTS OF LIMITED PARTNERS

3.1      Limitation of Liability

         The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

3.2      Management of Business

         No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

3.3      Outside Activities of the Limited Partners

         Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

3.4      Rights of Limited Partners

         (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

                  (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

                  (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

                  (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

                  (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

                  (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

                  (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

         (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable,
(i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this
Section 3.4).

                                   ARTICLE IV
                    CERTIFICATES; RECORD HOLDERS; TRANSFER OF
                      PARTNERSHIP INTERESTS; REDEMPTION OF
                              PARTNERSHIP INTERESTS

4.1      Certificates

         Upon the Partnership's issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Common Units being so issued. In addition, the General Partner may cause the Partnership to issue Certificates evidencing ownership of one or more other classes or series of Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

4.2      Mutilated, Destroyed, Lost or Stolen Certificates

         (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver and, in the case of a Common Unit Certificate, the Transfer Agent shall countersign, in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

         (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver and, in the case of a Common Unit Certificate, the Transfer Agent shall countersign (or, in the case of Common Units issued in global form, register in accordance with the rules and regulations of the Depositary), a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

                  (i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

                  (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

                  (iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

                  (iv) satisfies any other reasonable requirements imposed by the Partnership.

         If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

         (c) As a condition to the issuance of any new Certificate under this
Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

4.3      Record Holders

         The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which Limited Partner Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Limited Partner Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

4.4      Transfer Generally

         (a) The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, or by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

         (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

         (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the issued and outstanding member interests in the General Partner.

4.5      Registration and Transfer of Limited Partner Interests

         (a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interest, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver and, in the case of Common Units, the Transfer Agent shall countersign (or, in the case of Common Units issued in global form, register in accordance with the rules and regulations of the Depositary), in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

         (b) Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

         (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

         (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

         (e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

4.6      Transfer of a General Partner's General Partner Interest

         Prior to December 31, 2006, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (a) has been approved by the prior written consent or vote of the holders of a Majority Interest or (b) is of all, but not less than all, of its General Partner Interest to (i) an Affiliate of the General Partner or (ii) another Person in connection with the merger or consolidation of the General Partner with or into another Person or the transfer by the General Partner of all or substantially all of its assets to another Person. Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (x) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and the Genesis OLP Partnership Agreement and to be bound by the provisions of this Agreement and the Genesis OLP Partnership Agreement, (y) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of Genesis OLP or cause the Partnership or Genesis OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (z) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

4.7      Restrictions on Transfers

         (a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interest shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or Genesis OLP under the laws of the jurisdiction of its formation or (iii) cause the Partnership or Genesis OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

         (b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or Genesis OLP becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

         (c) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

4.8      Citizenship Certificates; Non-citizen Assignees

         (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

         (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

         (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

         (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to
Section 4.9, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

4.9      Redemption of Partnership Interests of Non-citizen Assignees

         (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Limited Partner Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner or Assignee as follows:

                  (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the

         Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

                  (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

                  (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

                  (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

         (b) The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

         (c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interests before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interests certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

                                    ARTICLE V
                      CAPITAL CONTRIBUTIONS AND ISSUANCE OF
                              PARTNERSHIP INTERESTS

5.1      Previous Capital Contributions

         The Partners (or their predecessors) have heretofore made Capital Contributions to the Partnership as provided in the Previous Agreement.

5.2      Additional Contributions by General Partner

         Upon the issuance of any additional Limited Partner Interests, the General Partner shall be required to make an additional Capital Contribution equal to 1/99th of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in the immediately preceding sentence and Article XII, the General Partner shall not be obligated to make any Capital Contributions to the Partnership.

5.3      Interest and Withdrawal

         No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

5.4      Capital Accounts

         (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement (including the Previous Agreement) and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement (including the Previous Agreement) and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

         (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

                  (i) Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Genesis OLP Partnership Agreement) of all property owned by Genesis OLP or any other Subsidiary that is classified as a partnership for federal income tax purposes.

                  (ii) All underwriting discounts and commissions incurred by the Partnership in connection with the issuance of Partnership Securities that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such costs are incurred and shall be allocated 100% to the holders of such Partnership Securities in accordance with their relative Percentage Interests. All other fees and other expenses incurred by the Partnership to promote the sale of (or to sell) Partnership Securities that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

                  (iii) Except as otherwise provided in Treasury Regulation
         Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation
         Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

                  (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

                  (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.4(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and

         (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

                  (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to
         Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

         (c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

         (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Securities shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

                  (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section
         6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to
         Section 12.4 or in the case of a deemed contribution and/or distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

5.5      Issuances of Additional Partnership Securities

         (a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

         (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem such Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

         (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities pursuant to this Section 5.5, (ii) the conversion of a General Partner Interest into Common Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of a General Partner Interest into Common Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Common Units or other Partnership Securities are listed for trading.

         (d)  No fractional Common Units shall be issued by the Partnership.

5.6      Limited Preemptive Right

         Except as provided in this Section 5.6 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to
(a) additional Capital Contributions; (b) the issuance of any class or series of Partnership Interests, whether unissued, held in the treasury or hereafter created; (c) issuance of obligations, evidence of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Partnership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Partnership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

5.7      Splits and Combination

         (a) Subject to Section 5.7(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

         (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

         (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

         (d) The Partnership shall not issue fractional Common Units upon any distribution, subdivision or combination of Common Units. If a distribution, subdivision or combination of Common Units would result in the issuance of fractional Common Units but for the provisions of Section 5.5(d) and this
Section 5.7(d), each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded to the next higher Common Unit).

5.8      Fully Paid and Non-Assessable Nature of Limited Partner Interests

         All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

                                   ARTICLE VI
                          ALLOCATIONS AND DISTRIBUTIONS

6.1      Allocations for Capital Account Purposes

         For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided hereinbelow.

         (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(c), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated among the Partners as follows:

                  (i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years; and

                  (ii) Second, the balance, if any, 100% to the Partners in accordance with their respective Percentage Interests.

         (b) Net Loss. After giving effect to the special allocations set forth in Section 6.1(c), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated among the Partners as follows:

                  (i) First, 100% to the Partners in accordance with their respective Percentage Interests; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

                  (ii) Second, the balance, if any, 100% to the General Partner.

         (c) Special Allocations. Notwithstanding any other provision of this
Section 6.1, the following special allocations shall be made for such taxable period:

                  (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(c)(v) and 6.1(c)(vi)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704- 2(j)(2)(ii), or any successor provisions. For purposes of this
         Section 6.1(c), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c), other than Section 6.1(c)(i) and other than an allocation pursuant to Sections 6.1(c)(v) and 6.1(c)(vi), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704- 1(b)(2)(ii)(d)(6), items of
         Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(c)(i) or 6.1(c)(ii).

                  (iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and
         (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(iv) were not in this Agreement.

                  (v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

                  (vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

                  (vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

                  (viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

                  (ix) Curative Allocation.

                           (A) Notwithstanding any other provision of this
                  Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this
                  Section 6.1(c)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

                           (B) The General Partner shall have reasonable
                  discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

6.2      Allocations for Tax Purposes

         (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

         (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

              (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to
         Section 6.1.

              (ii)(A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.4(d)(i) or 5.4(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with
         Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

              (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

         (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this
Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

         (d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or Treasury Regulation Section 1.197-2(g)(3). If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

         (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

         (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

         (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General

Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

         (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

6.3      Distributions to Record Holders

         (a) Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion in accordance with their respective Percentage Interests. The immediately preceding sentence shall not require any distribution of cash if and to the extent such distribution would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

         (b) In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

         (c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

         (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

                                   ARTICLE VII
                      MANAGEMENT AND OPERATION OF BUSINESS

7.1      Management

         (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

               (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

               (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

               (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause
          (iii) being subject, however, to any prior approval that may be required by Section 7.3);

               (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group, subject to Section 7.6 the lending of funds to other Persons (including Genesis OLP and any Group Member), the repayment of obligations of Genesis OLP and any Group Member and the making of capital contributions to any Group Member;

               (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

               (vi) the distribution of Partnership cash;

               (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

               (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

               (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, Genesis OLP from time to time), subject, however, to the restrictions set forth in Section 2.4;

               (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

               (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

               (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

               (xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, and the issuance of additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities; and

               (xiv) the undertaking of any action in connection with the Partnership's participation as a partner of Genesis OLP.

         (b) Notwithstanding any other provision of this Agreement, the Genesis OLP Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in the Partnership hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Genesis OLP Partnership Agreement and the other agreements described in or filed as part of the Proxy Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Proxy Statement on behalf of the

Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in the Partnership; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

7.2      Certificate of Limited Partnership

         The General Partner has caused the Certificate of Amended and Restated Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

7.3      Restrictions on General Partner's Authority

         (a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner;
(iv) amending this Agreement in any manner; or (v) transferring its General Partner Interest.

         (b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, without the approval of holders of a Majority Interest; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance; and provided, further, that this provision shall not preclude or limit the ability of Genesis OLP to sell, exchange or otherwise dispose of all of the assets of Genesis OLP in a single transaction or a series of related transactions that is approved by the limited partners of Genesis OLP as provided in Section 7.3(b) of the Genesis OLP Partnership Agreement.

         (c) Without the approval of holders of a Majority Interest, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Genesis OLP Partnership Agreement or, except as expressly permitted by
Section 7.9(d), take any action permitted to be taken by a partner of Genesis OLP, in either case, that would have a material adverse effect on the Partnership as a partner of Genesis OLP or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of Genesis OLP.

7.4      Reimbursement of the General Partner

         (a) Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Genesis OLP Partnership Agreement, the General Partner shall not be compensated for its services as general partner of any Group Member.

         (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

         (c) The General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or
11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

7.5      Outside Activities

         (a) After the Restructuring Closing Date, the General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership, Genesis OLP and any other partnership or limited liability company of which the Partnership or Genesis OLP is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner or member in the Partnership or any such other partnership or limited liability company) and (ii) shall not, directly or indirectly, engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, as the case may be, of one or more Group Members or as described in or contemplated by the Registration Statement or the Proxy Statement or (B) the acquiring, owning or disposing of debt or equity securities of any Group Member.

         (b) Salomon, Basis Petroleum, Inc. and Howell continue to be parties to the Non-Competition Agreement, which agreement sets forth certain restrictions on their ability to engage in the business of (i) crude oil gathering at the wellhead in the states of Alabama, Florida, Kansas, Louisiana, Mississippi, New Mexico, Oklahoma or Texas, or any states contiguous to such states, and (ii) transporting for third parties crude oil by pipeline along the routes of the Partnership's crude oil pipelines owned as of the Initial Closing Date. The Non-Competition Agreement remains in effect in accordance with its terms.

         (c) Except as specifically restricted by Section 7.5(a) and the Non-Competition Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Genesis OLP Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

         (d) Subject to the terms of Sections 7.5(a), 7.5(b) and 7.5(c) and the Non-Competition Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners and
(ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership, and the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.

         (e) The General Partner and any of its Affiliates may acquire Partnership Securities in addition to those heretofore acquired and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights relating to such Partnership Securities.

         (f) The term "Affiliates" when used in Section 7.5 with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner

         (a) The General Partner or any Affiliate thereof may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

         (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

         (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

         (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

         (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3 of the Previous Agreement, the Conveyance Agreement and any other transactions described in or contemplated by the Registration Statement or the Proxy Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Audit Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Audit Committee deems relevant under the circumstances.

         (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

         (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement or the Proxy Statement are hereby approved by all Partners.

7.7      Indemnification

         (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

         (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to
Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

         (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement dated November 26, 1996 among the Partnership, Genesis OLP, and the underwriters and other parties named therein), and shall continue as to

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an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

         (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

         (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

         (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

         (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

         (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

         (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8      Liability of Indemnitees

         (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

         (b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

         (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

         (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.9      Resolution of Conflicts of Interest

         (a) Unless otherwise expressly provided in this Agreement or the Genesis OLP Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, Genesis OLP, any Partner, or any Assignee on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Genesis OLP Partnership Agreement, of any agreement contemplated herein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Audit Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Audit Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest;
(B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Audit Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

         (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, Genesis OLP, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or
(iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Genesis OLP Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definition of Available Cash shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners or the Assignees by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable Genesis OLP to make Incentive Compensation Payments to the General Partner.

         (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

         (d) The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

7.10     Other Matters Concerning the General Partner

         (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

         (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

         (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

         (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

7.11     Purchase or Sale of Partnership Securities

         The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner and any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

7.12     Registration Rights of the General Partner and its Affiliates

         (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Audit Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the Partnership Securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

         (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Securities for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of Partnership Securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in
Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

         (c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

         (d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a General Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of
Section 7.12(c) shall continue in effect thereafter.

         (e) Any request to register Partnership Securities pursuant to this
Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.


7.13     Reliance by Third Parties

         Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                  ARTICLE VIII
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1      Records and Accounting

         The General Partner shall keep or cause to be kept at the principal office of the Partnership, appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

8.2      Fiscal Year

         The fiscal year of the Partnership shall be the calendar year.

8.3      Reports

         (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Limited Partner Interest as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

         (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Limited Partner Interest, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which Limited Partner Interests are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                   ARTICLE IX
                                   TAX MATTERS

9.1      Tax Returns and Information

         The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

9.2      Tax Elections

         (a) The Partnership has made the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of such Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to
Section 6.2(g) without regard to the actual price paid by such transferee.

         (b) The Partnership has elected to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in
Section 709 of the Code.

         (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

9.3      Tax Controversies

         Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

9.4      Withholding

         Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

                                    ARTICLE X
                              ADMISSION OF PARTNERS

10.1     Admission of Substituted Limited Partner

         By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interest so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

10.2     Admission of Successor General Partner

         A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Group Members without dissolution.

10.3     Admission of Additional Limited Partners

         (a) A Person (other than the General Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement in exchange for Limited Partner Interests shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

         (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.



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

10.4     Amendment of Agreement and Certificate of Limited Partnership

         To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to
Section 2.6.

                                   ARTICLE XI
                        WITHDRAWAL OR REMOVAL OF PARTNERS

11.1     Withdrawal of the General Partner

         (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

               (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the Limited Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 11.1(a)(i) if the General Partner voluntarily withdraws as a general partner of Genesis OLP);

               (ii) the General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

               (iii) the General Partner is removed pursuant to Section 11.2;

               (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

               (v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

               (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B),
(C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

         (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Initial Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2006, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by the holders of a Majority Interest and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any limited partner of Genesis OLP or cause the Partnership or Genesis OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2006, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to
Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Limited Partner Interests. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Majority Interest, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become a successor general partner or managing member of the other Group Members of which the General Partner is a general partner. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

11.2     Removal of the General Partner

         The General Partner may not be removed without Cause. If Cause exists the General Partner may be removed if such removal is approved by the holders of a Two-Thirds Interest (including Limited Partner Interests held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the holders of a Two-Thirds Interest (including Limited Partner Interests held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner of the other Group Members of which the General Partner is a general partner. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member of the other Group Members of which the General Partner is a general partner. The right of the Limited Partners to remove the General Partner pursuant to this Section
11.2 shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this
Section 11.2 shall be subject to the provisions of Section 10.3.

11.3     Interest of Departing Partner and Successor General Partner

         (a) In the event of the withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, if a successor General Partner is elected in accordance with the terms of Section
11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its General Partner Interest and its partnership interest as a general partner or managing member in the other Group Members and if the General Partner has delivered a Conversion Election as provided in Section 7.13 of the Genesis OLP Partnership Agreement, its right to participate in distributions as provided in Section 7.13 of the Genesis OLP Partnership Agreement (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement or the Genesis OLP Partnership Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest of the Departing Partner for such fair market value of such

Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

         For purposes of this Section 11.3(a), the fair market value of the Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Common Units on any National Securities Exchange on which Common Units are then listed, the value of the Partnership's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

         (b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner will have the right to convert the Combined Interest into Common Units or to receive cash from the Partnership in exchange for such Combined Interest. The Departing Partner's Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Combined Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the General Partner's Combined Interest to Common Units will be characterized as if the General Partner contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

         (c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount necessary to acquire a General Partner Interest equal to the General Partner Interest of the Departing Partner. In such event, such successor General Partner shall be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled.

11.4     Withdrawal of Limited Partners

         No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

                                   ARTICLE XII
                           DISSOLUTION AND LIQUIDATION

12.1     Dissolution

         The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

         (a) the expiration of its term as provided in Section 2.7;

         (b) an Event of Withdrawal of the General Partner as provided in
Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

         (c) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Majority Interest;

         (d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

         (e) the dissolution of Genesis OLP; or

         (f) the sale of all or substantially all of the assets and properties of the Partnership Group.

12.2     Continuation of the Business of the Partnership After Dissolution

         Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Majority Interest may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Majority Interest. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

              (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 2.7 unless earlier dissolved in accordance with this Article XII;

              (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

              (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Majority Interest to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership, Genesis OLP nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

12.3     Liquidator

         Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the holders of a Majority Interest. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by the holders of a Majority Interest. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the holders of a Majority Interest. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in
Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

12.4     Liquidation

         The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

         (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale of all or some of the Partnership's assets would be impractical or would cause undue loss to the partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

         (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reasonable reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

         (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

12.5     Cancellation of Certificate of Limited Partnership

         Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

12.6     Return of Contributions

         The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

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12.7     Waiver of Partition

         To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

12.8     Capital Account Restoration

         No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

                                  ARTICLE XIII
            AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

13.1     Amendment to be Adopted Solely by the General Partner

         Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

         (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

         (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

         (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that no Group Member will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

         (d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable (A) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (B) to facilitate the trading of Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners or (C) in connection with action taken by the General Partner pursuant to Section 5.7, or
(iii) is required to effect the intent expressed in the Registration Statement or the Proxy Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

         (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

         (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

         (g) an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5;

         (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

         (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

         (j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

         (k) a merger or conveyance pursuant to Section 14.3(d); or

         (l) any other amendments substantially similar to the foregoing.

13.2     Amendment Procedures

         Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Majority Interest, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Limited Partner Interests shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Limited Partner Interests or call a meeting of the Limited Partners to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

13.3     Amendment Requirements

         (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) whose aggregate Outstanding Limited Partner Interests constitute not less than the voting requirement sought to be reduced.

         (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which may be given or withheld in its sole discretion, (iii) change Section 12.1(a) or 12.1(c), or
(iv) change the term of the Partnership or, except as set forth in Section 12.1(c) or 12.1(e), give any Person the right to dissolve the Partnership.

         (c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the General Partner's authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

         (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 7.3 or 13.1 and except as otherwise provided by
Section 14.3(b), no amendments shall become effective without the approval of the holders of a Ninety Percent Interest unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

         (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of a Ninety Percent Interest.

13.4     Special Meetings

         All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed and which are entitled to vote thereat. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

13.5     Notice of a Meeting

         Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

13.6     Record Date

         For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

13.7     Adjournment

         When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

13.8     Waiver of Notice; Approval of Meeting; Approval of Minutes

         The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

13.9     Quorum

         The holders of a majority of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) of the class or classes for which a meeting has been called and which are entitled to vote represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that in the aggregate represent a majority of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) specified in this Agreement. In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) entitled to vote at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

13.10    Conduct of a Meeting

         The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

13.11    Action Without a Meeting

         If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by a Limited Partner the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

13.12    Voting and Other Rights

         (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

         (b) With respect to Limited Partner Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

                                   ARTICLE XIV
                                     MERGER

14.1     Authority

         The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

14.2     Procedure for Merger or Consolidation

         Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

         (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

         (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

         (c) The terms and conditions of the proposed merger or consolidation;

         (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

         (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

         (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

         (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

14.3     Approval by Limited Partners of Merger or Consolidation

         (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article
XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

         (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Majority Interest unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

         (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

         (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any limited partner in Genesis OLP or cause the Partnership or Genesis OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

         14.4     Certificate of Merger

         Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

14.5     Effect of Merger

         (a) At the effective time of the certificate of merger:

               (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

               (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

               (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

               (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

         (b) A merger or consolidation effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

                                   ARTICLE XV
                   RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

15.1     Right to Acquire Limited Partner Interests

         (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding are held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

         (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

         (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this
Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

                                   ARTICLE XVI
                               GENERAL PROVISIONS

16.1     Addresses and Notices

         Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Security at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Security by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

16.2     Further Action

         The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

16.3     Binding Effect

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

16.4     Integration

         This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

16.5     Creditors

         None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

16.6     Waiver

         No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

16.7     Counterparts

         This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, upon accepting the certificate evidencing such Limited Partner Interest or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

16.8     Applicable Law

         This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

16.9     Invalidity of Provisions

         If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

16.10    Consent of Partners

         Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    GENERAL PARTNER

                                    GENESIS ENERGY, L.L.C.,


                                    By:
                                       ----------------------------------------
                                       Name:  Mark J. Gorman
                                       Title: President and Chief Executive
                                              Officer

                                    LIMITED PARTNERS

                                    All Limited Partners previously and
                                    hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney previously and hereafter executed in favor of, and granted and delivered to the General Partner.

                                    By: Genesis Energy, L.L.C.
                                        General Partner, as attorney-in-fact
                                        for all Limited Partners pursuant to
                                        the Powers of Attorney granted pursuant
                                        to Section 2.6.

                                    By:
                                       ----------------------------------------
                                       Name:  Mark J. Gorman
                                       Title: President and Chief Executive
                                              Officer

                                                                         ANNEX C
















                           SECOND AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                             GENESIS CRUDE OIL, L.P.

                                TABLE OF CONTENTS

                                                                                                      Page

                                                    ARTICLE I
                                                   DEFINITIONS

1.1      Definitions.....................................................................................2
1.2      Construction...................................................................................11

                                                   ARTICLE II
                                                  ORGANIZATION

2.1      Continuation of Existence......................................................................11
2.2      Name...........................................................................................11
2.3      Registered Office; Registered Agent; Principal Office; Other Offices...........................11
2.4      Purpose and Business...........................................................................12
2.5      Powers.........................................................................................12
2.6      Power of Attorney..............................................................................12
2.7      Term...........................................................................................13
2.8      Title to Partnership Assets....................................................................13

                                                   ARTICLE III
                                           RIGHTS OF LIMITED PARTNERS

3.1      Limitation of Liability........................................................................14
3.2      Management of Business.........................................................................14
3.3      Outside Activities of Limited Partners.........................................................14
3.4      Rights of Limited Partners.....................................................................14

                                                   ARTICLE IV
                                      TRANSFER OF PARTNERSHIP INTERESTS;
                                      REDEMPTION OF PARTNERSHIP INTERESTS

4.1      Transfer Generally.............................................................................15
4.2      Transfer of General Partner's Partnership Interest.............................................15
4.3      Transfer of a Limited Partner Interest.........................................................15
4.4      Restrictions on Transfers......................................................................16
4.5      Elimination and Cancellation of Subordinated LP Units and APIs.................................16
4.6      Conversion of General Partner Interests........................................................16

                                                    ARTICLE V
                                            CAPITAL CONTRIBUTIONS AND
                                        ISSUANCE OF PARTNERSHIP INTERESTS

5.1      Previous Capital Contributions.................................................................16
5.2      Additional Contributions by General Partner....................................................16
5.3      Interest and Withdrawal........................................................................16
5.4      Capital Accounts...............................................................................17
5.5      Issuances of Additional Partnership Securities.................................................18
5.6      Limited Preemptive Right.......................................................................19
5.7      Fully Paid and Non-Assessable Nature of Limited Partner Interests..............................19

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
                                                   ARTICLE VI
                                         ALLOCATIONS AND DISTRIBUTIONS

6.1      Allocations for Capital Account Purposes.......................................................19
6.2      Allocations for Tax Purposes...................................................................22
6.3      Requirement and Characterization of Distributions; Distributions to Record Holders.............24
6.4      Distributions of Available Cash from Operating Surplus.........................................24
6.5      Distributions of Available Cash from Capital Surplus...........................................24
6.6      Adjustment of Minimum Quarterly Distribution and Target Distribution Levels....................25
6.7      Entity-Level Taxation..........................................................................25
6.8      Characterization of Distributions as Advances or Drawings......................................25

                                                   ARTICLE VII
                                      MANAGEMENT AND OPERATION OF BUSINESS

7.1      Management.....................................................................................26
7.2      Certificate of Limited Partnership.............................................................27
7.3      Restrictions on the General Partner's Authority................................................27
7.4      Reimbursement of the General Partner...........................................................28
7.5      Outside Activities.............................................................................28
7.6      Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with
         Affiliates; Certain Restrictions on the General Partner........................................39
7.7      Indemnification................................................................................30
7.8      Liability of Indemnitees.......................................................................31
7.9      Resolution of Conflicts of Interest............................................................32
7.10     Other Matters Concerning the General Partner...................................................33
7.11     Reliance by Third Parties......................................................................33
7.12     Incentive Compensation Payments to the General Partner.........................................34
7.13     Conversion of General Partner's Incentive Compensation Payment Rights..........................34

                                                  ARTICLE VIII
                                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1      Records and Accounting.........................................................................35
8.2      Fiscal Year....................................................................................35

                                                   ARTICLE IX
                                                   TAX MATTERS

9.1      Tax Returns and Information....................................................................35
9.2      Tax Elections..................................................................................35
9.3      Tax Controversies..............................................................................36
9.4      Withholding....................................................................................36

                                                    ARTICLE X
                                              ADMISSION OF PARTNERS

10.1     Status of General Partner......................................................................36
10.2     Admission of Successor General Partner.........................................................36
10.3     Admission of Substituted Limited Partner.......................................................36
10.4     Admission of Additional Limited Partners.......................................................37
10.5     Amendment of Agreement and Certificate of Limited Partnership..................................37

                                                   ARTICLE XI
                                        WITHDRAWAL OR REMOVAL OF PARTNERS

11.1     Withdrawal of the General Partner..............................................................37
11.2     Removal of the General Partner.................................................................38
11.3     Interest of Departing Partner..................................................................38
11.4     Withdrawal of Limited Partners.................................................................39

                                                   ARTICLE XII
                                          DISSOLUTION AND LIQUIDATION

12.1     Dissolution....................................................................................39
12.2     Continuation of the Business of the Partnership After Dissolution..............................39
12.3     Liquidator.....................................................................................40
12.4     Liquidation....................................................................................41
12.5     Cancellation of Certificate of Limited Partnership.............................................41
12.6     Return of Contributions........................................................................41
12.7     Waiver of Partition............................................................................41
12.8     Capital Account Restoration....................................................................41

                                                  ARTICLE XIII
                                  AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

13.1     Amendment to be Adopted Solely by General Partner..............................................41
13.2     Amendment Procedures...........................................................................43

                                                   ARTICLE XIV
                                                     MERGER

14.1     Authority......................................................................................43
14.2     Procedure for Merger or Consolidation..........................................................43
14.3     Approval by Limited Partners of Merger or Consolidation........................................44
14.4     Certificate of Merger..........................................................................44
14.5     Effect of Merger...............................................................................44

                                                   ARTICLE XV
                                              GENERAL PROVISIONS

15.1     Addresses and Notices..........................................................................45
15.2     Further Action.................................................................................45
15.3     Binding Effect.................................................................................45
15.4     Integration....................................................................................45
15.5     Creditors......................................................................................45
15.6     Waiver.........................................................................................46
15.7     Counterparts...................................................................................46
15.8     Applicable Law.................................................................................46
15.9     Invalidity of Provisions.......................................................................46
15.10    Consent of Partners............................................................................46

          SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                             GENESIS CRUDE OIL, L.P.

         THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Genesis Crude Oil, L.P., dated as of ______________, 2000, is entered into by and among Genesis Energy, L.L.C., a Delaware limited liability company, as the General Partner, Genesis Energy, L.P. ("Genesis MLP"), a Delaware limited partnership, as the Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                    RECITALS

                  WHEREAS, immediately prior to the execution of this Agreement, the partners of the Partnership were Genesis Energy, L.L.C., as the operating general partner, Genesis MLP, as the managing general partner, and Salomon Smith Barney Holdings Inc. ("Salomon") and Howell Corporation ("Howell") as limited partners, all in accordance with the Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P. dated as of December 3, 1996 (the "Previous Agreement"); and

                  WHEREAS, the partners of the Partnership and of Genesis MLP have approved by requisite vote a restructuring (the "Restructuring") of the Partnership and Genesis MLP pursuant to which (a) all outstanding Subordinated LP Units and APIs will be abandoned by their respective holders and cancelled by the Partnership, (b) the Previous Agreement and the Genesis MLP Partnership Agreement will be amended to, among other things, reduce the amounts of Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution as provided in the Previous Agreement and provide that the Common Units will not accrue arrearages if the Minimum Quarterly Distribution is not paid in full in any Quarter, (c) Salomon will contribute to the Partnership the remaining $___________ of its distribution support obligation under the Distribution Support Agreement, (d) the Partnership will make a special distribution of $________ to Genesis MLP and Genesis MLP will make a special distribution of $___________ to the holders of MLP Common Units, (e) the Distribution Support Agreement will be terminated, (f) Genesis MLP will withdraw as a general partner of the Partnership and Genesis MLP's 80.01% general partner interest in the Partnership represented by _____________ Subordinated GP Units will be converted to a 99.99% limited partner interest, (g) the General partner's 0.40% general partner interest in the Partnership represented by _________________ Subordinated GP Units will be converted into a 0.01% general partner interest and (h) Salomon's $300 million credit support obligation under the Master Credit Support Agreement will be extended until December 31, 2001 on the current terms and conditions; and

                  WHEREAS, Genesis Energy, L.L.C., as the sole general partner, and Genesis MLP, as the sole limited partner, now desire to amend and restate the Previous Agreement to reflect the Restructuring and such other changes that, in the discretion of the General Partner, do not adversely affect the Limited Partners in any material respect;

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Previous Agreement in its entirety:

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                                    ARTICLE I
                                   DEFINITIONS

1.1      Definitions

         The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

         "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

         "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

         "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii) and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d)(i) or 5.4(d)(ii).

         "Affiliate" means, with respect to any Person, any other Person that
(i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question or (ii) owns, beneficially, directly or indirectly, 20% or more of the outstanding capital stock, shares or other equity interests of the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

         "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

         "Agreement" means this Second Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P., as it may be amended, supplemented or restated from time to time.

         "APIs" mean the non-voting Limited Partner Interests issued to Salomon pursuant to Section 5.6 of the Previous Agreement and in accordance with the Distribution Support Agreement.

         "Assets" means all of the assets now owned or hereafter acquired by the Partnership.

         "Assignee" means a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

         "Audit Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither officers nor employees of the General Partner or officers, directors or employees of any Affiliate of the General Partner.

         "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,

                  (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings for working capital purposes, less

                  (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the business of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement (including the Master Credit Support Agreement), security agreement (including the Security Agreement), mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 or to make Incentive Compensation Payments to the General Partner in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that Genesis MLP is unable to distribute an amount equal to the Minimum Quarterly Distribution on all MLP Common Units and the MLP General Partner Interest with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines, less

                  (c) the amount necessary to make Incentive Compensation Payments to the General Partner pursuant to Section 7.12 with respect to such Quarter.

         Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

         "Book-Tax Disparity" means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

         "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

         "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.4.

         "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property contributed to the Partnership pursuant to this Agreement (or the Previous Agreement) or the Conveyance Agreement.

         "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing or the construction of new capital assets (including pipeline systems, storage facilities and related assets), made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

         "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

         "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.4(d)(i) and 5.4(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

         "Certificate of Limited Partnership" means the Amended and Restated Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

         "Commission" means the United States Securities and Exchange
Commission.

         "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

         "Conversion Election" has the meaning assigned to such term in Section 7.13.

         "Conveyance Agreement" means that certain Purchase & Sale and Contribution & Conveyance Agreement, dated as of November 26, 1996, among the Partnership, Genesis MLP, Genesis Energy, L.L.C., Howell and a Subsidiary of Salomon, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

         "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(ix).

         "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

         "Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

         "Distribution Support Agreement" means the Distribution Support Agreement, dated as of December 3, 1996, between the Partnership and Salomon, which sets forth the agreement of the Partnership and Salomon relating to the purchase of APIs.

         "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

         "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

         "First Target Distribution" means with respect to any Quarter, an amount equal to the product of (a) the total number of MLP Units entitled to receive distributions of Available Cash (as defined in the Genesis MLP Partnership Agreement) from Genesis MLP on the Record Date (as defined in the Genesis MLP Partnership Agreement) for such Quarter and (b) $0.25, subject to adjustment in accordance with Section 6.6.

         "General Partner" means Genesis Energy, L.L.C. and its successors and permitted assigns as general partner of the Partnership.

         "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement (other than the right of the General Partner to receive Incentive Compensation Payments pursuant to Section 7.12), together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

         "Genesis MLP" means Genesis Energy, L.P., a Delaware limited partnership, and its successors.

         "Genesis MLP Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P., as it may be amended, supplemented or restated from time to time.

         "Group Member" means a member of the Partnership Group.

         "Howell" means Howell Corporation, a Delaware corporation, and its Subsidiaries.

         "Incentive Compensation Payment" means a payment made to the General Partner pursuant to Section 7.12.

         "Indemnitee" means (a) the General Partner, any Departing Partner and any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was a director, officer, employee, agent or trustee of a Group Member, (c) any Person who is or was a member, officer, director, employee, agent, or trustee of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner, or any Affiliate of any such Person and (d) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

         "Initial Closing Date" means December 3, 1996.

         "Initial Unit Price" means, with respect to any MLP Common Unit $20.625, adjusted as appropriate to give effect to any distribution, subdivision or combination of MLP Common Units.

         "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory in the ordinary course of business,

(ii) sales or other dispositions of other current assets, including receivables and accounts in the ordinary course of business and (iii) sales or other dispositions of assets as part of normal retirements or replacements.

         "Limited Partner" means, unless the context otherwise requires, (a) Genesis MLP, each Substituted Limited Partner, each Additional Limited Partner and (b) solely for purposes of Articles V, VI, VII and IX and Section 12.4, each Assignee.

         "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

         "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

         "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

         "Majority Interest" means at least a majority in Voting Power of the Limited Partner Interests.

         "Master Credit Support Agreement" means the Master Credit Support Agreement dated December 3, 1996, among the Partnership and Salomon which sets forth the agreement of the Partnership and Salomon relating to the credit support to be provided by Salomon to the Partnership.

         "Merger Agreement" has the meaning assigned to such term in Section
14.1.

         "Minimum Quarterly Distribution" means, with respect to any Quarter, an amount equal to the product of (a) the total number of MLP Units entitled to receive distributions of Available Cash (as defined in the Genesis MLP Partnership Agreement) from Genesis MLP on the Record Date (as defined in the Genesis MLP Partnership Agreement) for such Quarter and (b) $0.20, subject to adjustment in accordance with Section 6.6.

         "MLP Common Unit" has the meaning assigned to the term "Common Unit" in the Genesis MLP Partnership Agreement.

         "MLP General Partner Interest" has the meaning assigned to the term "General Partner Interest" in the Genesis MLP Partnership Agreement.

         "MLP Partnership Security" has the meaning assigned to the term "Partnership Security" in the Genesis MLP Partnership Agreement.

         "MLP Unit" has the meaning assigned to the term "Unit" in the Genesis MLP Partnership Agreement.

         "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

         "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d).

         "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d).

         "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.4(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

         "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.4(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

         "Non-Competition Agreement" means the Non-Competition Agreement dated December 3, 1996, among the Partnership, Genesis MLP, Salomon, Basis Petroleum, Inc. and Howell.

         "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

         "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

         "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

         "Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, Incentive Compensation Payments to the General Partner, debt service payments, guarantee fees and capital expenditures, subject to the following:

                  (a) Payments (including prepayments) of principal of and premium on indebtedness shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

                  (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital


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         Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

         "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

                  (a) the sum of (i) $20 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Initial Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Initial Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from borrowings for working capital purposes, less

                  (b) the sum of (i) Operating Expenditures for the period beginning on the Initial Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

         "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

         "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as Outstanding on the Partnership's books and records as of the date of determination.

         "Partner" means the General Partner and each Limited Partner.

         "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

         "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704- 2(i)(2).

         "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

         "Partnership" means Genesis Crude Oil, L.P., a Delaware limited partnership, and any successors thereto.

         "Partnership Group" means the Partnership and any Subsidiary of the Partnership, treated as a single consolidated entity.

         "Partnership Interest" means an ownership interest in the Partnership which shall include General Partner Interests and Limited Partner Interests.

         "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).


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         "Partnership Security" means any class or series of equity interest in the Partnership.

         "Percentage Interest" means (a) as to the General Partner, .01% and (b) as to Genesis MLP, 99.99%, subject to adjustment to reflect the issuance of any additional Partnership Securities in accordance with Section 5.5.

         "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

         "Previous Agreement" has the meaning assigned to such term in the recitals to this Agreement.

         "Pro Rata" means (a) when modifying Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their respective Percentage Interests.

         "Proxy Statement" means the definitive Proxy Statement filed by Genesis MLP with the Commission under the Securities Exchange Act of 1934, as amended, for the purpose of soliciting the votes of the holders of MLP Common Units with respect to the Restructuring, as it has been or as it may be amended or supplemented from time to time.

         "Quarter" means, unless the context requires otherwise, a calendar quarter.

         "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

         "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-11545) as amended, filed by Genesis MLP with the Commission under the Securities Act to register the initial offering and sale of MLP Common Units to the public.

         "Required Allocations" means (a) any limitation imposed on any allocation of Net Loss or Net Termination Loss under Section 6.1(b) or Section 6.1(c) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

         "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed
Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

         "Restructuring" has the meaning set forth in the recitals to this Agreement.

         "Restructuring Closing Date" means the date on which the Restructuring is closed.

         "Salomon" means Salomon Smith Barney Holdings Inc., a Delaware corporation.

         "Second Target Distribution" means, with respect to any Quarter, an amount equal to the product of (a) the total number of MLP Units entitled to receive distributions of Available Cash (as defined in the Genesis MLP Partnership Agreement) from Genesis MLP on the Record Date (as defined in the Genesis MLP Partnership Agreement) for such Quarter and (b) $0.28, subject to adjustment in accordance with Section 6.6.

         "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.



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         "Security Agreement" means the Security Agreement, dated as of December
3, 1996, among the Partnership, Salomon and the Secured Parties (as defined in the Security Agreement) securing the obligations of the Partnership under the Master Credit Support Agreement and creating a security interest in the Collateral (as defined in the Security Agreement) in favor of the Collateral Agent (as defined in the Security Agreement).

         "Special Approval" means approval by a majority of the members of the Audit Committee.

         "Subordinated GP Units" means the Subordinated GP Units representing a General Partner Interest held by the General Partner and Genesis MLP immediately prior to the closing of the Restructuring.

         "Subordinated LP Units" means the Subordinated LP Units representing a Limited Partner Interest held by Salomon and Howell immediately prior to the closing of the Restructuring.

         "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of such partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

         "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.3 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

         "Surviving Business Entity" has the meaning assigned to such term in
Section 14.2(b).

         "Third Target Distribution" means, with respect to any Quarter, an amount equal to the product of (a) the total number of MLP Units entitled to receive distributions of Available Cash (as defined in the Genesis MLP Partnership Agreement) from Genesis MLP on the Record Date (as defined in the Genesis MLP Partnership Agreement) for such Quarter and (b) $0.33, subject to adjustment in accordance with Section 6.6.

         "transfer" has the meaning assigned to such term in Section 4.1(a).

         "Transfer Application" means an application and agreement for transfer of Partnership Securities in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

         "Unit" means a Partnership Security that is designated as a "Unit."

         "Unitholder" means a holder of a Unit.

         "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

         "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant


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to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

         "Unrecovered Capital" means at any time, with respect to a MLP Common Unit, the Initial Unit Price less the sum of (i) all distributions constituting Capital Surplus theretofore made in respect of an MLP Common Unit sold in the initial offering and sale of MLP Common Units to the public, as described in the Registration Statement and (ii) any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of such a MLP Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such MLP Common Units.

         "U.S. GAAP" means United States Generally Accepted Accounting Principles consistently applied.

         "Voting Power" means the right, if any, of the holder of a Partnership Security to vote on Partnership matters. Each Common Unit shall entitle the holder thereof to one vote. Each additional Partnership Security shall entitle the holder thereof to such vote, if any, as shall be established at the time of issuance of such Partnership Security.

1.2      Construction

         Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) "include" or "includes" means includes, without limitation, and "including" means including, without limitation.


                                   ARTICLE II
                                  ORGANIZATION

2.1      Continuation of Existence

         The General Partner and the Limited Partner hereby amend and restate the Previous Agreement in its entirety to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and to set forth the rights and obligations of the Partners and certain matters related thereto. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

2.2      Name

         The name of the Partnership shall be "Genesis Crude Oil, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.3      Registered Office; Registered Agent; Principal Office; Other Offices

         Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be CT Corporation System. The principal office of the Partnership shall be located at 500 Dallas, Suite 2500, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partner. The Partnership may

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maintain offices at such other place or places within or outside the State of
Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 500 Dallas, Suite 2500, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partner.

2.4      Purpose and Business

         The purpose and nature of the business to be conducted by the Partnership shall be to (a) acquire, manage and operate the Assets and any similar assets or properties, and to engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any type of business or activity associated with, or reasonably related to, the Assets and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (b) engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (c) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member or Genesis MLP; provided however, in the case of (b) above, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates "qualifying income" (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of the Partnership that generates qualifying income. The General Partner has no obligation or duty to the Partnership, the Partners, or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

2.5      Powers

         The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section
2.4 and for the protection and benefit of the Partnership.

2.6      Power of Attorney

         (a) The Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in- fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

                  (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.5; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

                  (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by any provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

         Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

         (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner and Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner and Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner and Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

2.7      Term

         The term of the Partnership shall continue until the close of Partnership business on December 31, 2086 or until the earlier dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

2.8      Title to Partnership Assets

         Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of the General Partner's Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner

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satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.


                                   ARTICLE III
                           RIGHTS OF LIMITED PARTNERS

3.1      Limitation of Liability

         The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

3.2      Management of Business

         No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

3.3      Outside Activities of Limited Partners

         Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

3.4      Rights of Limited Partners

         (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

                  (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

                  (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

                  (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

                  (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;


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                  (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

                  (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

         (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable,
(i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of Genesis MLP or the Partnership Group, (B) could damage Genesis MLP or the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

                                   ARTICLE IV
                       TRANSFER OF PARTNERSHIP INTERESTS;
                       REDEMPTION OF PARTNERSHIP INTERESTS

4.1      Transfer Generally

         (a) The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner (or an Assignee) or by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who becomes a Limited Partner (or an Assignee), and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

         (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

         (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the issued and outstanding membership interests of the General Partner.

4.2      Transfer of General Partner's Partnership Interest

         If the General Partner transfers its interest as the general partner of Genesis MLP to any Person in accordance with the provisions of the Genesis MLP Partnership Agreement, the General Partner shall contemporaneously therewith transfer all, but not less than all, of its General Partner Interest herein to such Person, and the Limited Partners and Assignees, if any, hereby expressly consent to such transfer. Except as set forth in the immediately preceding sentence and in Section 5.2, the General Partner may not transfer all or any part of its General Partner Interest.

4.3      Transfer of a Limited Partner Interest

         A Limited Partner may transfer all, but not less than all, of its Limited Partner Interest in connection with the merger, consolidation or other combination of such Limited Partner with or into any other Person or the transfer by such Limited Partner of all or substantially all of its assets to another Person, and following any such transfer such Person may become a Substituted Limited Partner pursuant to Article X. Except as set forth in the immediately preceding sentence, or in connection with any pledge of (or any related foreclosure on) a Limited Partner Interest solely for the purpose of securing, directly or indirectly, indebtedness of the Partnership or Genesis MLP, and except for the transfers contemplated by Section 10.3, a Limited Partner may not transfer all or any part of its Limited Partner Interest or withdraw from the Partnership.



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4.4      Restrictions on Transfers

         (a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interest shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or Genesis MLP under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or Genesis MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

         (b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or Genesis MLP becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions.

         4.5      Elimination and Cancellation of Subordinated LP Units and APIs

         At the closing of the Restructuring, notwithstanding any other provision of this Agreement, the Outstanding Subordinated LP Units and Outstanding APIs will be eliminated and cancelled.

         4.6      Conversion of General Partner Interests

         At the closing of the Restructuring, Genesis MLP's Subordinated GP Units will be converted into a 99.99% Limited Partner Interest and the General Partner's Subordinated GP Units will be converted into a .01% General Partner Interest.

                                    ARTICLE V
                            CAPITAL CONTRIBUTIONS AND
                        ISSUANCE OF PARTNERSHIP INTERESTS

5.1      Previous Capital Contributions

         The Partners (or their predecessors) have heretofore made Capital Contributions to the Partnership as provided in the previous versions of the partnership agreement superseded by this Agreement.

5.2      Additional Contributions by General Partner

         Upon the issuance of any additional Limited Partner Interests, the General Partner shall be required to make an additional Capital Contribution equal to (i) .01 divided by 99.99 times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in the immediately preceding sentence and
Article XII, the General Partner shall not be obligated to make any Capital Contributions to the Partnership.

5.3      Interest and Withdrawal

         No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

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5.4      Capital Accounts

         (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement (including the Previous Agreement) and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement (including the Previous Agreement) and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

         (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

                  (i) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

                  (ii) Except as otherwise provided in Treasury Regulation
         Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation
         Section 1.704- 1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

                  (iii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

                  (iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.4(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.



                                      C-17
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                  (v) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to
         Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

         (c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

                  (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the conversion of the General Partner's Partnership Interest to MLP Common Units pursuant to
         Section 11.3(b) of the Genesis MLP Partnership Agreement, or the conversion of the General Partner's right to Incentive Compensation Payments pursuant to Section 7.13, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

                  (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

5.5      Issuances of Additional Partnership Securities

         (a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

         (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations,


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preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem such Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Partnership Security will be issued, evidenced by Certificates and assigned or transferred; and (vii) the right, if any, of such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

         (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities pursuant to this Section 5.5, (ii) the admission of Additional Limited Partners and (iii) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

5.6      Limited Preemptive Right

         Except as provided in this Section 5.6 and in Section 5.5, no Person shall have any preemptive, preferential or other similar right with respect to
(a) additional Capital Contributions; (b) the issuance of any class or series of Partnership Interests, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Partnership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Partnership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.

5.7      Fully Paid and Non-Assessable Nature of Limited Partner Interests

         All Limited Partner Interests issued to Limited Partners pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non- assessability may be affected by Section 17-607 of the Delaware Act.


                                   ARTICLE VI
                          ALLOCATIONS AND DISTRIBUTIONS

6.1      Allocations for Capital Account Purposes

         For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

         (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated among the Partners as follows:

                  (i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years;


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


                  (ii) Second, 100% to the Partners in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to the Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Loss allocated to the Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

                  (iii) Third, the balance, if any, 100% to the Partners in accordance with their respective Percentage Interests.

         (b) Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated among the Partners as follows:

                  (i) First, 100% to the Partners in accordance with their respective Percentage Interests, until the aggregate Net Loss allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to the Partners pursuant to Section 6.1(a)(iii) for all previous taxable years; provided, however, that Net Loss shall not be allocated to a Limited Partner pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause a Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in such Limited Partner's Adjusted Capital Account);

                  (ii) Second, the balance, if any, 100% to the General Partner.

         (c) Net Termination Gain and Loss. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section
6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made with respect to the taxable period ending on or before the Liquidation Date; provided, however, that solely for purposes of this
Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

                  (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

                           (A) First, to each Partner having a deficit balance
                  in its Capital Account, in the proportion that such deficit bears to the total deficit balances in the Capital Accounts of all Partners, until each Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

                           (B) Second, the balance, if any, 100% to the Partners
                  in accordance with their respective Percentage Interests.

                  (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Loss shall be allocated to the Partners in the following manner:

                           (A) First, to the Partners in proportion to, and to
                  the extent of, the positive balances in their respective Capital Accounts; and

                           (B) Second, the balance, if any, 100% to the General
                  Partner.


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         (d) Special Allocations. Notwithstanding any other provision of this
Section 6.1, the following special allocations shall be made for such taxable period:

                  (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704- 2(i)(4) and 1.704- 2(j)(2)(ii), or any successor provisions. For purposes of this
         Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704- 1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of
         Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or 6.1(d)(ii).

                  (iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and
         (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

                  (v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.


                                      C-21
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                  (vi) Partner Nonrecourse Deductions. Partner Nonrecourse
         Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

                  (vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

                  (viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

                  (ix) Curative Allocation. (A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

                  (B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

6.2      Allocations for Tax Purposes

         (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

         (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

                 (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation


                                      C-22
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         between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual
         Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

                  (ii) (A) In the case of an Adjusted Property, such items shall
         (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.4(d)(i) or 5.4(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with
         Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

                  (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

         (c) For the proper administration of the Partnership and for the preservation of uniformity of Partnership Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury regulations under Section 704(b) or 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Units or other limited partner interests of Genesis MLP (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units or other limited partner interests of Genesis MLP issued and outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

         (d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or Treasury Regulation Section 1.197-2(g)(3). If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring limited partnership interests of Genesis MLP in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any limited partnership interests of Genesis MLP that would not have a material adverse effect on the Partners or the holders of any class or classes of limited partnership interests of Genesis MLP.

         (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

         (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.


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


         (g) The General Partner may adopt such methods of allocation of income, gain, loss or deduction between a transferor and a transferee of a Partnership Interest as it determines necessary, to the extent permitted or required by
Section 706 of the Code and the regulations or rulings promulgated thereunder.

         (h) Allocations that would otherwise be made to a Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

6.3 Requirement and Characterization of Distributions; Distributions to Record Holders

         (a) Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners in accordance with their respective Percentage Interests. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Initial Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

         (b) In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

         (c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

6.4      Distributions of Available Cash from Operating Surplus

         Available Cash that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act and except as otherwise required by Section 5.5(b) (in respect of additional Partnership Securities issued pursuant thereto) or permitted by
Section 6.8, be distributed:

         (a) First, 100% to all Partners, in accordance with their relative Percentage Interests, until there has been distributed to the Partners an amount equal to the Minimum Quarterly Distribution for such Quarter; and

         (b) Thereafter, 100% to all Partners, in accordance with their respective Percentage Interests.

6.5      Distributions of Available Cash from Capital Surplus

         Available Cash with respect to any Quarter that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, unless the provisions of
Section 6.3 require otherwise:

         (a) First, 100% to all Partners, in accordance with their respective Percentage Interests, until there has been distributed to the Partners an amount such that, after giving effect to the distribution of such amount by Genesis MLP, a hypothetical holder of a MLP Common Unit acquired on the Initial Closing Date has received with respect to such MLP Common Unit, during the period since the Initial Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price; and

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         (b) Thereafter, all Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3 shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

6.6      Adjustment of Minimum Quarterly Distribution and Target Distribution
Levels

         (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in MLP Units or otherwise) of MLP Units or other Partnership Securities of Genesis MLP in accordance with Section 5.8 of the Genesis MLP Partnership Agreement. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the MLP Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the MLP Common Units immediately prior to giving effect to such distribution.

         (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall also be subject to adjustment pursuant to Section 6.7.

6.7      Entity-Level Taxation

         If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or Genesis MLP to be treated as an association taxable as a corporation or otherwise subjects the Partnership or Genesis MLP to entity-level taxation for federal income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership or Genesis MLP for the taxable year of the Partnership or Genesis MLP in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership or Genesis MLP for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or Genesis MLP is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership had been subject to such state and local taxes during such preceding taxable year.

6.8      Characterization of Distributions as Advances or Drawings

         Any distribution made to a Partner pursuant to Section 6.4, Section 6.5 or Section 12.4 of this Agreement shall be treated as an advance or drawing against such Partner's share of Partnership income under Treasury Regulation
Section 1.731-1(a)(1)(ii). Any other distribution made to a Partner pursuant to the terms of this Agreement shall not be treated as an advance or drawing against such Partner's share of Partnership income under Treasury Regulation
Section 1.731-1(a)(1)(ii).

                                   ARTICLE VII
                      MANAGEMENT AND OPERATION OF BUSINESS

7.1      Management

         (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

                  (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into a Partnership Interest, and the incurring of any other obligations;

                  (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                  (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by
         Section 7.3);

                  (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group, subject to Section 7.6, the lending of funds to other Persons (including Genesis MLP and any Group Member), the repayment of obligations of Genesis MLP or any Group Member and the making of capital contributions to any member of the Partnership Group;

                  (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

                  (vi) the distribution of Partnership cash;

                  (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

                  (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

                  (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships subject, however, to the restrictions set forth in
         Section 2.4;

                  (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

                  (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law; and

                  (xii) the purchase, sale or other acquisition or disposition of Partnership Securities, or, unless restricted or prohibited by
         Section 5.5, the issuance of additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities.

         (b) Notwithstanding any other provision of this Agreement, the Genesis MLP Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in the Partnership hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Genesis MLP Partnership Agreement, and the other agreements described in or filed as part of the Proxy Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause
(i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Proxy Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in the Partnership; and (iii) agrees that the execution, delivery or performance by the General Partner, Genesis MLP, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement, shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

7.2      Certificate of Limited Partnership

         The General Partner has caused the Amended and Restated Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

7.3      Restrictions on the General Partner's Authority

         (a) The General Partner may not, without written approval of the specific act by the Limited Partners or by other written instrument executed and delivered by the Limited Partners subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner;
(iv) amending this Agreement in any manner; or (v) transferring its General Partner Interest.

         (b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions


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


(including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, without the approval of holders of a Majority Interest; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance.

7.4      Reimbursement of the General Partner

         (a) Except as provided in this Section 7.4 and elsewhere in this Agreement or the Genesis MLP Partnership Agreement, the General Partner shall not be compensated for its services as General Partner, general partner of Genesis MLP or as general partner of any Group Member.

         (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

         (c) Expenses incurred by the General Partner in connection with any employee benefit plans, employee programs and employee practices (including the net cost to the General Partner or such Affiliate of MLP Units or other MLP Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.2.

7.5      Outside Activities

         (a) After the Restructuring Closing Date, the General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership, Genesis MLP and any other partnership or limited liability company of which the Partnership or Genesis MLP is, directly or indirectly, a partner or member, and to undertake activities that are ancillary or related thereto (including being a limited partner or member in the Genesis MLP or any other such partnership or limited liability company) and (ii) shall not, directly or indirectly, engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, as the case may be, of the Partnership, Genesis MLP or one or more Group Members or as described in or contemplated by the Registration Statement or the Proxy Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

         (b) Salomon, Basis Petroleum, Inc. and Howell continue to be parties to the Non-Competition Agreement, which agreement sets forth certain restrictions on their ability to engage in the business of (i) crude oil gathering at the wellhead in the states of Alabama, Florida, Kansas, Louisiana, Mississippi, New Mexico, Oklahoma or Texas, or any states contiguous to such states, and (ii) transporting for third parties crude oil by pipeline along the routes of the Partnership's crude oil pipelines owned as of the Initial Closing Date. The Non-Competition Agreement remains in effect in accordance with its terms.

         (c) Except as specifically restricted by Section 7.5(a) and the Non-Competition Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by Genesis MLP or any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of Genesis MLP or any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to Genesis MLP or any Group Member or any Partner or Assignee. Neither Genesis MLP nor any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Genesis MLP Partnership Agreement or the partnership relationship established hereby in any business ventures of any Indemnitee.

         (d) Subject to the terms of Sections 7.5(a), 7.5(b) and 7.5(c) and the Non-Competition Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners and
(ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership, and the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.

         (e) The General Partner and any of its Affiliates may acquire Partnership Securities in addition to those heretofore acquired and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights relating to such Partnership Securities.

         (f) The term "Affiliates" when used in this Section 7.5 with respect to the General Partner shall not include any Group Member or any Subsidiary of Genesis MLP or any Group Member.

7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner

         (a) The General Partner or any of its Affiliates may lend to Genesis MLP or any Group Member, and Genesis MLP or any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by Genesis MLP or the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than Genesis MLP or another Group Member).

         (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

         (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this
Section 7.6(c).

         (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

         (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.1, 5.2 and 5.3 of the Previous Agreement, the Conveyance Agreement and any other transactions described in or contemplated by the Registration Statement or the Proxy Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Audit Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Audit Committee deems relevant under the circumstances.

         (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

         (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement or the Proxy Statement are hereby approved by all Partners.

7.7      Indemnification

         (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

         (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to
Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

         (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement dated November 26, 1996 among the Partnership, Genesis MLP, and the underwriters and other parties named therein), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

         (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

         (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

         (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

         (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

         (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

         (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8      Liability of Indemnitees

         (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in Partnership Securities or MLP Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

         (b) Subject to its obligations and duties as the General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.


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         (c) To the extent that, at law or in equity, an Indemnitee has duties
(including fiduciary duties) and liabilities relating thereto to the Partnership or to the Limited Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

         (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.9      Resolution of Conflicts of Interest

         (a) Unless otherwise expressly provided in this Agreement or the Genesis MLP Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, Genesis MLP, any Partner, or any Assignee on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Genesis MLP Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Audit Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Audit Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Audit Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

         (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, Genesis MLP, the Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or
(iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, any


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

other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partner. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership, any Limited Partner or any Assignee by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable the General Partner to receive Incentive Compensation Payments.

         (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

         (d) The Limited Partner hereby authorizes the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

7.10     Other Matters Concerning the General Partner

         (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

         (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

         (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

         (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

7.11     Reliance by Third Parties

         Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that


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



(a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

7.12     Incentive Compensation Payments to the General Partner

         (a) Within 45 days following the end of each Quarter and ending with the Quarter immediately preceding the Quarter in which a Conversion Election is made, the Partnership shall make the following payments to the General Partner as compensation for management and other services provided to the Partnership (such payments will be characterized for federal income tax purposes as guaranteed payments within the meaning of Section 707(c) of the Code):

                  (i) An amount equal to 13/85ths of the amount distributed to the Partners with respect to such Quarter pursuant to Section 6.4 that is in excess of the First Target Distribution up to and including the Second Target Distribution;

                  (ii) An amount equal to 23/75ths of the amount distributed to the Partners with respect to such Quarter pursuant to Section 6.4 that is in excess of the Second Target Distribution up to and including the Third Target Distribution; and

                  (iii) An amount equal to 48/50ths of the amount distributed to the Partners with respect to such Quarter pursuant to Section 6.4 that is in excess of the Third Target Distribution.

         (b) The General Partner shall not be entitled to transfer the right to receive Incentive Compensation Payments to any Person; provided, however, that upon the admission of a successor General Partner pursuant to Section 10.3(a), such successor General Partner shall, unless a Conversion Election has been previously made, be entitled to receive Incentive Compensation Payments and shall have the right to elect to convert its right to receive Incentive Compensation Payments into a right to participate with all other Partners in distributions made in excess of the First Target Distribution as provided in
Section 7.13.

7.13     Conversion of General Partner's Incentive Compensation Payment Rights

         At any time following the second anniversary of the Initial Closing Date, the General Partner may elect to convert (a "Conversion Election") its right to receive Incentive Compensation Payments pursuant to Section 7.12 into a right to participate with all other Partners in distributions made in excess of the First Target Distribution in a ratio which would result in the General Partner receiving additional cash distributions with respect to the Quarter in which the Conversion Election is made and for any subsequent Quarter in an amount equal to the amount of Incentive Compensation Payments which would have otherwise been made to the General Partner pursuant to Section 7.12 for such Quarters. If the General Partner makes a Conversion Election, this Agreement shall be amended to reflect the following:

                  (a) the General Partner's right to Incentive Compensation Payments has been extinguished;

                  (b) the General Partner's right to participate in distributions in excess of the First Target Distribution in a ratio which would result in the General Partner receiving additional cash distributions with respect to the Quarter in which the Conversion Election is made and for any subsequent Quarter pursuant to such provisions in an amount equal to the amount of Incentive Compensation Payments which would have otherwise been made to the General Partner pursuant to Section 7.12 for such Quarters;

                  (c) the special allocation of additional Net Income to the General Partner in a manner which matches the General Partner's increased share of subsequent distributions, but only to the extent that the Partnership has sufficient net income to achieve such matching in that year or later years;

                  (d) the General Partner's right to participate in an increased share of any gains realized (or deemed realized) by the Partnership following the Conversion Election in connection with (i) an issuance of additional Partnership Interests, (ii) distributions of Partnership property, or (iii) the liquidation of the Partnership; and

                  (e) any special allocations or other matters associated with and reasonably necessary to the implementation of the foregoing to the extent such special allocations or other matters do not adversely impact the interests of the other Partners.


                                  ARTICLE VIII
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1      Records and Accounting

         The General Partner shall keep or cause to be kept at the principal office of the Partnership, appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

8.2      Fiscal Year

         The fiscal year of the Partnership shall be the calendar year.


                                   ARTICLE IX
                                   TAX MATTERS

9.1      Tax Returns and Information

         The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by the Partners for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

9.2      Tax Elections

         (a) The Partnership has made the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners.

         (b) The Partnership has elected to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in
Section 709 of the Code.

         (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.


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


9.3      Tax Controversies

         Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

9.4      Withholding

         Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.


                                    ARTICLE X
                              ADMISSION OF PARTNERS

10.1     Status of General Partner

         Upon the execution of this Agreement, the General Partner shall be the sole general partner of the Partnership.

10.2     Admission of Successor General Partner

         A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.2; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.4(a) has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Group Members without dissolution.

10.3     Admission of Substituted Limited Partner

         By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee (a) the right to negotiate such Limited Partner Interest to a purchaser or other transferee and (b) the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest shall be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interest so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee. If no such written direction is received, such Partnership Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

10.4     Admission of Additional Limited Partners

         (a) A Person (other than the General Partner, Genesis MLP or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement in exchange for Limited Partner Interests shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

         (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

10.5     Amendment of Agreement and Certificate of Limited Partnership

         To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to
Section 2.6.


                                   ARTICLE XI
                        WITHDRAWAL OR REMOVAL OF PARTNERS

11.1     Withdrawal of the General Partner

         (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

                  (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this
         Section 11.1(a)(i) if the General Partner voluntarily withdraws as the general partner of Genesis MLP);

                  (ii) the General Partner transfers all of its General Partner Interest pursuant to Section 4.2;

                  (iii) the General Partner is removed pursuant to Section 11.2;

                  (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) - (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

                  (v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

                  (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner;
         (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B),
(C) or (E) occurs, the withdrawing General Partner shall give notice to the Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

         (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) if the General Partner has voluntarily withdrawn as the general partner of Genesis MLP and such withdrawal was not in breach of the Genesis MLP Partnership Agreement or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the Person elected as successor general partner of Genesis MLP shall, upon admission as a successor general partner of Genesis MLP, automatically become the successor General Partner and a successor general partner or managing member of the other Group Members of which the General Partner is a general partner. If, prior to the effective date of the General Partner's withdrawal, a successor General Partner is not selected as provided herein, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner selected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

11.2     Removal of the General Partner

         The General Partner may not be removed as the general partner of the Partnership unless the General Partner is removed as the general partner of Genesis MLP pursuant to Section 11.2 of the Genesis MLP Partnership Agreement. If the General Partner is removed as the general partner of Genesis MLP pursuant to Section 11.2 of the Genesis MLP Partnership Agreement, the General Partner shall be removed as the general partner of the Partnership. Such removal shall be effective concurrently with the effectiveness of the removal of the General Partner as the general partner of Genesis MLP pursuant to the terms of the Genesis MLP Partnership Agreement. If a Person is elected as a successor general partner of Genesis MLP in connection with the removal of the General Partner as the general partner of Genesis MLP, such Person shall, upon admission as a successor general partner of Genesis MLP, automatically become the successor General Partner of the Partnership and a successor general partner of the other Group Members of which the General Partner is the general partner.

11.3     Interest of Departing Partner

         (a) The General Partner Interest of a Departing Partner departing as a result of withdrawal or removal pursuant to Section 11.1 or 11.2 shall (unless it is otherwise required to be converted into MLP Common Units pursuant to
Section 11.3(b) of the Genesis MLP Partnership Agreement) be purchased by the successor to the Departing Partner for cash in the manner specified in the Genesis MLP Partnership Agreement. Such purchase (or conversion into MLP Common Units, as applicable) shall be a condition to the admission to the Partnership of the successor as the General

Partner. Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the effective date of the withdrawal or removal of the Departing Partner.

         (b) The Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by such Departing Partner for the benefit of the Partnership.

11.4     Withdrawal of Limited Partners

         Without the prior written consent of the General Partner, which may be granted or withheld in its sole discretion, and except as provided in Section 10.1, no Limited Partner shall have the right to withdraw from the Partnership.


                                   ARTICLE XII
                           DISSOLUTION AND LIQUIDATION

12.1     Dissolution

         The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is selected as provided in Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

                  (a) the expiration of its term as provided in Section 2.7;

                  (b) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

                  (c) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Majority Interest;

                  (d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

                  (e) the dissolution of Genesis MLP; or

                  (f) the sale of all or substantially all of the assets and properties of the Partnership Group.

12.2     Continuation of the Business of the Partnership After Dissolution

         Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Majority Interest may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the general partner a Person approved by the holders of a Majority Interest. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

                  (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 2.7 unless earlier dissolved in accordance with this Article XII;

                  (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

                  (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Majority Interest to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner or any limited partner of Genesis MLP and (y) neither the Partnership, the reconstituted limited partnership, Genesis MLP nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

12.3     Liquidator

         Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the holders of a Majority Interest. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by the holders of a Majority Interest. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the holders of a Majority Interest. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

12.4     Liquidation

         The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

                  (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

                  (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reasonable reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

                  (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

12.5     Cancellation of Certificate of Limited Partnership

         Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware, shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

12.6     Return of Contributions

         The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

12.7     Waiver of Partition

         To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

12.8     Capital Account Restoration

         No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.


                                  ARTICLE XIII
                  AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

13.1     Amendment to be Adopted Solely by General Partner

         Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

                  (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

                  (b) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

                  (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that no Group Member will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

                  (d) a change that, in the discretion of the General Partner,
         (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable (A) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (B) to facilitate the trading of limited partner interests of Genesis MLP (including the division of any class or classes of outstanding limited partner interests of Genesis MLP into different classes to facilitate uniformity of tax consequences within such classes of limited partner interests of Genesis MLP), or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which such limited partner interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of Genesis MLP and the limited partners of Genesis MLP, (C) in connection with action taken by the General Partner pursuant to Section 5.7, or (D) to effect the conversion of the General Partner's Incentive Compensation Payment as provided in Section 7.13, or (iii) is required to effect the intent expressed in the Registration Statement or the Proxy Statement, or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement or (iv) is required to conform the provisions of this Agreement with the provisions of the Genesis MLP Partnership Agreement as the provisions of the Genesis MLP Partnership Agreement may be amended, supplemented or restated from time to time;

                  (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

                  (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

                  (g) an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5;

                  (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

                  (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

                  (j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the

         Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

                  (k) a merger or conveyance pursuant to Section 14.3(d); or

                  (l) any other amendments substantially similar to the foregoing.

13.2     Amendment Procedures

         Except with respect to amendments of the type described in Section 13.1, all amendments to this Agreement shall be made in accordance with the following requirements: Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Majority Interest.

                                   ARTICLE XIV
                                     MERGER

14.1     Authority

         The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

14.2     Procedure for Merger or Consolidation

         Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

                  (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

                  (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

                  (c) The terms and conditions of the proposed merger or consolidation;

                  (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

                  (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

                  (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

                  (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

14.3     Approval by Limited Partners of Merger or Consolidation

         (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article
XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

         (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Majority Interest unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Partnership Securities or of any class of Partners in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

         (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

         (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership or Genesis MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

14.4     Certificate of Merger

         Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

14.5     Effect of Merger

         (a) At the effective time of the certificate of merger:

                  (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving
         Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

                  (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

                  (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

                  (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

         (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.


                                   ARTICLE XV
                               GENERAL PROVISIONS

15.1     Addresses and Notices

         Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to
Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

15.2     Further Action

         The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.3     Binding Effect

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.4     Integration

         This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

15.5     Creditors

         None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

15.6     Waiver

         No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

15.7     Counterparts

         This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

15.8     Applicable Law

         This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

15.9     Invalidity of Provisions

         If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.10    Consent of Partners

         Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              GENERAL PARTNER

                              GENESIS ENERGY, L.L.C.

                              By:
                                 -----------------------------------------------
                                 Name: Mark J. Gorman
                                 Title: President and Chief Executive Officer

                              LIMITED PARTNER

                              GENESIS ENERGY, L.P.

                              By: GENESIS ENERGY, L.L.C.,
                                  As General Partner

                              By:
                                 -----------------------------------------------
                              Name:  Mark J. Gorman
                              Title: President and Chief Executive Officer

                                     ANNEX D

                  GENESIS ENERGY, L.P. QUARTERLY REPORT ON FORM
                10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2000

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549





                                    FORM 10-Q



                 [X]  QUARTERLY REPORT UNDER SECTION 13 or 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 2000

                                       OR

             [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                         Commission File Number 1-12295


                              GENESIS ENERGY, L.P.
              (Exact name of registrant as specified in its charter)


        Delaware                                  76-0513049
(State or other jurisdiction of      (I.R.S. Employer Identification No.)
incorporation or organization)


          500 Dallas, Suite 2500, Houston, Texas       77002
         (Address of principal executive offices)   (Zip Code)


                               (713) 860-2500
              (Registrant's telephone number, including area code)



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes    X      No
                                   --------      --------


                          This report contains 21 pages

                              GENESIS ENERGY, L.P.

                                    Form 10-Q

                                      INDEX



                         PART I.  FINANCIAL INFORMATION

Item 1. Financial Statements                                              Page
                                                                          ----
     Consolidated Balance Sheets - June 30, 2000 and December 31, 1999      3

     Consolidated Statements of Operations for the Three and Six
      Months Ended June 30, 2000 and 1999                                   4

     Consolidated Statements of Cash Flows for the Six Months
      Ended June 30, 2000 and 1999                                          5

     Consolidated Statement of Partners' Capital for the Six
      Months Ended June 30, 2000                                            6

     Notes to Consolidated Financial Statements                             7



Item 2.Management's Discussion and Analysis of Financial Condition
      and Results of Operations                                            14





                           PART II.  OTHER INFORMATION

Item 1. Legal Proceedings                                                  21

Item 6. Exhibits and Reports on Form 8-K                                   21

                              GENESIS ENERGY, L.P.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                      June 30,  December 31,
                                                         2000      1999
                                                       --------  --------
               ASSETS                                 (Unaudited)
CURRENT ASSETS
     Cash and cash equivalents                         $  5,674  $  6,664
     Accounts receivable -
          Trade                                         447,513   241,529
          Related party                                       -     7,030
     Inventories                                            515       404
     Insurance receivable for pipeline spill costs        7,000    16,586
     Other     10,689                                     2,504
                                                       --------  --------
          Total current assets                          471,391   274,717

FIXED ASSETS, at cost                                   116,675   116,332
     Less:  Accumulated depreciation                    (25,839)  (22,419)
                                                       --------  --------
          Net fixed assets                               90,836    93,913

OTHER ASSETS, net of amortization                        11,297    11,962
                                                       --------  --------
TOTAL ASSETS                                           $573,524  $380,592
                                                       ========  ========



     LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
     Short-term debt                                   $ 21,000  $ 19,900
     Accounts payable -
          Trade                                         437,622   251,742
          Related party                                  13,352     1,604
     Accrued liabilities                                 18,157    19,290
                                                       --------  --------
          Total current liabilities                     490,131   292,536

COMMITMENTS AND CONTINGENCIES (Note 8)

ADDITIONAL PARTNERSHIP INTERESTS                          8,700     3,900

MINORITY INTERESTS                                       30,428    30,571

PARTNERS' CAPITAL
     Common unitholders, 8,625 units issued and
       8,617 units and 8,620 units outstanding at
       June 30, 2000 and December 31, 1999,
       respectively                                      43,444    52,574
     General partner                                        864     1,051
                                                       --------  --------
          Subtotal                                       44,308    53,625
     Treasury Units, 8 units and 5 units at June 30,
      2000 and December 31, 1999, respectively              (43)      (40)
                                                       --------  --------
          Total partners' capital                        44,265    53,585
                                                       --------  --------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                $573,524  $380,592
                                                       ========  ========

   The accompanying notes are an integral part of these consolidated financial statements.

                              GENESIS ENERGY, L.P.
                            STATEMENTS OF OPERATIONS
                     (In thousands, except per unit amounts)
                                   (Unaudited)


                                            Three Months Ended June 30, Six Months Ended June 30,
                                                   2000         1999        2000       1999
                                                ----------    --------   ----------  --------
REVENUES:
     Gathering and marketing revenues
          Unrelated parties                     $1,161,271    $483,404   $2,159,701  $853,777
          Related parties                           29,820      25,638       29,820    34,892
     Pipeline revenues                               3,805       4,346        7,218     8,442
                                                ----------    --------   ----------  --------
               Total revenues                    1,194,896     513,388    2,196,739   897,111
COST OF SALES:
     Crude costs, unrelated parties              1,124,027     467,287    2,081,523   833,204
     Crude costs, related parties                   60,598      34,856       95,379    42,273
     Field operating costs                           3,197       2,958        6,411     5,610
     Pipeline operating costs                        2,032       1,966        4,085     3,934
                                                ----------    --------   ----------  --------
          Total cost of sales                    1,189,854     507,067    2,187,398   885,021
                                                ----------    --------   ----------  --------
GROSS MARGIN   5,042                                 6,321       9,341       12,090
EXPENSES:
     General and administrative                      2,720       3,016        5,376     6,039
     Depreciation and amortization                   2,035       2,064        4,081     4,112
                                                ----------    --------   ----------  --------

OPERATING INCOME (LOSS)                                287       1,241         (116)    1,939
OTHER INCOME (EXPENSE):
     Interest income                                    47          39           84        69
     Interest expense                                 (354)       (306)        (702)     (516)
     Gain on asset disposals                            32          31           20       900
                                                ----------    --------   ----------  --------

INCOME (LOSS) BEFORE MINORITY INTERESTS                 12       1,005         (714)    2,392
Minority interests                                       2         201         (143)      479
                                                ----------    --------   ----------  --------
NET INCOME (LOSS)                               $       10    $    804   $     (571) $  1,913
                                                ==========    ========   ==========  ========

NET INCOME (LOSS) PER COMMON
     UNIT - BASIC AND DILUTED                   $        -    $   0.09   $    (0.06) $   0.22
                                                ==========    ========   ==========  ========

NUMBER OF COMMON UNITS
     OUTSTANDING                                     8,623       8,604        8,623     8,604
                                                ==========    ========   ==========  ========

   The accompanying notes are an integral part of these consolidated financial statements.

                              GENESIS ENERGY, L.P.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)



                                                   Six Months Ended June 30,
                                                         2000      1999
                                                      ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                $    (571) $  1,913
     Adjustments to reconcile net income to net
      cash provided by (used in) operating
      activities -
          Depreciation                                    3,422     3,408
          Amortization of intangible assets                 659       704
          Minority interests equity in earnings            (143)      479
          Gain on disposals of fixed assets                 (20)     (900)
          Other noncash charges                           1,326       746
          Changes in components of working capital -
               Accounts receivable                     (198,954)   11,657
               Inventories                                 (111)   (7,438)
               Other current assets                       1,401       362
               Accounts payable                         197,628   (14,039)
               Accrued liabilities                       (2,365)   (2,077)
                                                      ---------  --------
Net cash provided by (used in) operating activities       2,272    (5,185)
                                                      ---------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property and equipment                   (365)   (1,284)
     Change in other assets                                   6         3
     Proceeds from sales of assets                           40     1,014
                                                      ---------  --------
Net cash used in investing activities                      (319)     (267)
                                                      ---------  --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings under Loan Agreement                  1,100     8,700
     Distributions to common unitholders                 (8,625)   (8,603)
     Distributions to general partner                      (176)     (176)
     Issuance of additional partnership interests         4,800         -
     Purchase of treasury units                             (42)        -
                                                      ---------  --------
Net cash used in financing activities                    (2,943)      (79)
                                                      ---------  --------

Net decrease in cash and cash equivalents                  (990)   (5,531)

Cash and cash equivalents at beginning of period          6,664     7,710
                                                      ---------  --------

Cash and cash equivalents at end of period            $   5,674  $  2,179
                                                      =========  ========

   The accompanying notes are an integral part of these consolidated financial statements.

                              GENESIS ENERGY, L.P.
                   CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
                                 (In thousands)
                                   (Unaudited)


                                                                   Partners' Capital
                                                        -------------------------------------
                                                        Common     General   Treasury
                                                     Unitholders   Partner    Units    Total
                                                        -------    ------      ----   -------
Partners' capital at December 31, 1999                  $52,574    $1,051      $(40)  $53,585
Net loss for the six months ended June 30, 2000            (560)      (11)        -      (571)
Distributions during the six months ended
  June 30, 2000                                          (8,625)     (176)        -    (8,801)
Purchase of treasury units                                    -         -       (42)      (42)
Issuance of treasury units to Restricted Unit
  Plan participants                                           -         -        39        39
Excess of expense over cost of treasury units issued
  for Restricted Unit Plan                                   55         -         -        55
                                                        -------    ------      ----   -------
Partners' capital at June 30, 2000                      $43,444    $  864      $(43)  $44,265
                                                        =======    ======      ====   =======



   The accompanying notes are an integral part of these consolidated financial statements.

                              GENESIS ENERGY, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.  Formation and Offering

  In December 1996, Genesis Energy, L.P. ("GELP") completed an initial public offering of 8.6 million Common Units at $20.625 per unit, representing limited partner interests in GELP of 98%. Genesis Energy, L.L.C. (the "General Partner") serves as general partner of GELP and its operating limited partnership, Genesis Crude Oil, L.P. Genesis Crude Oil, L.P. has two subsidiary limited partnerships, Genesis Pipeline Texas, L.P. and Genesis Pipeline USA, L.P. Genesis Crude Oil, L.P. and its subsidiary partnerships will be referred to collectively as GCOLP. The General Partner owns a 2% general partner interest in GELP.

  Transactions at Formation

    At the closing of the offering, GELP contributed the net proceeds of the offering to GCOLP in exchange for an 80.01% general partner interest in GCOLP. With the net proceeds of the offering, GCOLP purchased a portion of the crude oil gathering, marketing and pipeline operations of Howell Corporation ("Howell") and made a distribution to Basis Petroleum, Inc. ("Basis") in exchange for its conveyance of a portion of its crude oil gathering and marketing operations. GCOLP issued an aggregate of 2.2 million subordinated limited partner units ("Subordinated OLP Units") to Basis and Howell to obtain the remaining operations.

    Basis' Subordinated OLP units and its interest in the General Partner were transferred to its then parent, Salomon Smith Barney Holdings Inc. ("Salomon") in May 1997. In February 2000, Salomon acquired Howell's interest in the General Partner. Salomon now owns 100% of the General Partner.

  Unless the context otherwise requires, the term "the Partnership" hereafter refers to GELP and its operating limited partnership.

2.  Basis of Presentation

  The accompanying consolidated financial statements and related notes present the financial position as of June 30, 2000 and December 31, 1999 for GELP, the results of operations for the three and six months ended June 30, 2000 and 1999, cash flows for the six months ended June 30, 2000 and 1999 and changes in partners' capital for the six months ended June 30, 2000.

  The   financial  statements  included  herein  have  been  prepared   by   the
Partnership  without  audit  pursuant  to  the  rules  and  regulations  of  the
Securities and Exchange Commission ("SEC"). Accordingly, they reflect all adjustments (which consist solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial results for interim periods. Certain information and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Partnership believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Partnership's Annual Report on Form 10 -K for the year ended December 31, 1999 filed with the SEC.

  Basic net income per Common Unit is calculated on the weighted average number of outstanding Common Units. The weighted average number of Common Units outstanding for the three months ended June 30, 2000 and 1999 was 8,623,000 and 8,604,000, respectively. For the 2000 and 1999 six month periods, the weighted average number of Common Units outstanding was 8,623,000 and 8,604,000, respectively. For this purpose, the 2% General Partner interest is excluded from net income. Diluted net income per Common Unit did not differ from basic net income per Common Unit for any period presented.

3.  New Accounting Pronouncements

  In November 1998, the Emerging Issues Task Force (EITF) reached a consensus on EITF Issue 98-10, "Accounting for Energy Trading and Risk Management Activities". This consensus, effective in the first quarter of 1999, requires that "energy trading" contracts be marked-to-market, with gains or losses recognized in current earnings. The Partnership has determined that its activities do not meet the definition in EITF Issue 98-10 of "energy trading" activities and, therefore, is not required to make any change in its accounting, except as

  EITF 98 -10 relates to written option contracts. EITF 98-10 requires that all written option contracts be marked-to-market. For the three and six months ended June 30, 2000, the Partnership recorded unrealized losses of $0.8 million and $0.6 million, respectively, as a result of marking these contracts to market. These amounts are included in cost of crude in the statement of operations.

  SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998. This standard was subsequently amended by SFAS 137 and SFAS 138. This new standard, which the Partnership will be required to adopt for its fiscal year 2001, will change the method of accounting for changes in the fair value of certain derivative instruments by requiring that an entity recognize the derivative at fair value as an asset or liability on its balance sheet. Depending on the purpose of the derivative and the item it is hedging, the changes in fair value of the derivative will be recognized in current earnings or as a component of other comprehensive income in partners' capital. The Partnership is in the process of evaluating the impact that this statement will have on its results of operations and financial position. This new standard could increase volatility in net income and comprehensive income.

4.  Business Segment and Customer Information

  Based on its management approach, the Partnership believes that all of its material operations revolve around the gathering, transportation and marketing of crude oil, and it currently reports its operations, both internally and externally, as a single business segment. No customer accounted for more than 10% of the Partnership's revenues in any period.

5.  Credit Resources

  GCOLP has a Guaranty Facility with Salomon, pursuant to a Master Credit Support Agreement, and a Working Capital Facility with BNP Paribas. GCOLP's obligations under these facilities are secured by its receivables, inventories, general intangibles and cash.

  Guaranty Facility

    Salomon is providing a Guaranty Facility through December 31, 2000, in connection with the purchase, sale and exchange of crude oil by GCOLP. The aggregate amount of the Guaranty Facility is limited to $300 million (to be reduced in each case by the amount of any obligation to a third party to the extent that such third party has a prior security interest in the collateral). GCOLP pays a guarantee fee to Salomon of 0.50% of the utilized amount of outstanding guarantees. This fee will increase after June 30, 2000, to 0.75%. An additional fee of 1.00% is paid on any amounts in excess of the $300 million commitment. At June 30, 2000, the aggregate amount of obligations covered by guarantees was $290 million, including $186 million in payable obligations and $104 million of estimated crude oil purchase obligations for July 2000.

    The Master Credit Support Agreement contains various restrictive and affirmative covenants including (i) restrictions on indebtedness other than (a) pre-existing indebtedness, (b) indebtedness pursuant to Hedging Agreements (as defined in the Master Credit Support Agreement) entered into in the ordinary course of business and (c) indebtedness incurred in the ordinary course of business by acquiring and holding receivables to be collected in accordance with customary trade terms, (ii) restrictions on certain liens, investments, guarantees, loans, advances, lines of business, acquisitions, mergers, consolidations and sales of assets and (iii) compliance with certain risk management policies, audit and receivable risk exposure practices and cash management practices as may from time to time be revised or altered by Salomon in its sole discretion.

    Pursuant to the Master Credit Support Agreement, GCOLP is required to maintain (a) Consolidated Tangible Net Worth of not less than $50 million, (b) Consolidated Working Capital of not less than $1 million after exclusion of bank debt from current liabilities, (c) a ratio of its Consolidated Current
Liabilities to Consolidated Working Capital plus net property, plant and equipment of not more than 7.5 to 1, (d) a ratio of Consolidated Earnings before Interest, Taxes, Depreciation and Amortization to Consolidated Fixed Charges of at least 1.75 to 1 as of the last day of each fiscal quarter prior to December 31, 1999 and (e) a ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth of not more than 10.0 to 1 (as such terms are defined in the Master Credit Support Agreement).

    An Event of Default could result in the termination of the Guaranty Facility at the discretion of Salomon. Significant Events of Default include
(a) a default in the payment of (i) any principal on any payment obligation under the Guaranty Facility when due or (ii) interest or fees or other amounts within two business days of the due date, (b) the guaranty exposure amount exceeding the maximum credit support amount on the first day of the month for two consecutive calendar months, (c) failure to perform or otherwise comply with any covenants contained in the Master Credit Support Agreement if such failure continues unremedied for a period of 30 days after written notice thereof and
(d) a material misrepresentation in connection with any loan, letter of credit or guarantee issued under the Guaranty Facility. Removal of the General Partner will result in the termination of the Guaranty Facility and the release of all of Salomon's obligations thereunder. The Partnership exceeded the $300 million maximum credit limitation under the Guaranty Facility on May 1 and June 1, 2000, due primarily to the rise in crude oil prices and additional outstanding guarantees. A waiver of the resulting Event of Default was obtained from Salomon.

    There can be no assurance of the availability or the terms of credit for the Partnership. At this time, Salomon does not intend to provide guarantees or other credit support after the credit support period expires in December 31, 2000. Upon approval of a proposed restructuring discussed in Note 10, Salomon will extend the expiration date of its credit support obligation to the Partnership from December 31, 2000, to December 31, 2001, on the current terms and conditions. If the General Partner is removed without its consent, Salomon's credit support obligations will terminate. In addition, Salomon's obligations under the Master Credit Support Agreement may be transferred or terminated early subject to certain conditions. Management of the Partnership intends to replace the Guaranty Facility with a letter of credit facility with one or more third party lenders prior to December 2000 and has had preliminary discussions with banks about a replacement letter of credit facility. The General Partner may be required to reduce or restrict the Partnership's gathering and marketing activities because of limitations on its ability to obtain credit support and financing for its working capital needs. The General Partner expects that the overall cost of a replacement facility may be substantially greater than what the Partnership is incurring under its existing Master Credit Support Agreement. Any significant decrease in the Partnership's financial strength, regardless of the reason for such decrease, may increase the number of transactions requiring letters of credit or other financial support, make it more difficult for the Partnership to obtain such letters of credit, and/or may increase the cost of obtaining them. This situation could in turn adversely affect the Partnership's ability to maintain or increase the level of its purchasing and marketing activities or otherwise adversely affect the Partnership's profitability and Available Cash.

  Working Capital Facility

    On June 6, 2000, GCOLP entered into a credit agreement ("Credit Agreement") with BNP Paribas to replace the Loan Agreement with Bank One. The Credit Agreement provides for loans or letters of credit in the aggregate not to exceed the lesser of $35 million or the Borrowing Base (as defined in the Credit Agreement). The maximum amount the Credit Agreement will be reduced from $35 million to $25 million if BNP Paribas fails to assign loan commitments to other lenders by September 7, 2000. Interest is calculated, at the Partnership's option, by using either LIBOR plus 1.4% or BNP Paribas' prime rate minus 1%.

    The Credit Agreement expires on the earlier of (a) February 28, 2003 or (b) 30 days prior to the termination of the Master Credit Support Agreement with Salomon. As the Master Credit Support Agreement terminates on December 31, 2000, the Credit Agreement with BNP Paribas will expire on November 30, 2000. See Note 10 for a discussion on the conditions under which Salomon may extend the Master Credit Support Agreement. Should those conditions occur, the Credit Agreement with BNP Paribas will automatically extend to November 30, 2001.

The Credit Agreement is collateralized by the accounts receivable, inventory, cash accounts and margin accounts of GCOLP, subject to the terms of an Intercreditor Agreement between BNP Paribas and Salomon. There is no compensating balance requirement under the Credit Agreement. A commitment fee of 0.35% on the available portion of the commitment is provided for in the agreement. Material covenants and restrictions include the following: (a) maintain a Current Ratio (calculated after the exclusion of debt under the Credit Agreement from current liabilities) of 1.0 to 1.0; (b) maintain a Tangible Capital Base (as defined in the Credit Agreement) in GCOLP of not less than $65 million; and (c) maintain a Maximum Leverage Ratio (as defined in the Credit Agreement) of not more than 5.0 to 1.0. Additionally the Credit Agreement imposes restrictions on the ability of GCOLP to sell its assets, incur other indebtedness, create liens and engage in mergers and acquisitions. The

    Partnership was not in compliance with the covenant regarding a Maximum Leverage Ratio at June 30, 2000. A waiver for the period was obtained from BNP Paribas.

    At December 31, 1999, and June 30, 2000, the Partnership had $19.9 million and $21.0 million, respectively, of outstanding debt. The Partnership had no letters of credit outstanding at June 30, 2000. At June 30, 2000, $14 million was available to be borrowed under the Credit Agreement.

  Distributions

    Generally, GCOLP will distribute 100% of its Available Cash within 45 days after the end of each quarter to Unitholders of record and to the General Partner. Available Cash consists generally of all of the cash receipts less cash disbursements of GCOLP adjusted for net changes to reserves. A full definition of Available Cash is set forth in the Partnership Agreement. Distributions of Available Cash to the holders of Subordinated OLP Units are subject to the prior rights of holders of Common Units to receive the minimum quarterly distribution ("MQD") for each quarter during the subordination period (which will not end earlier than December 31, 2001) and to receive any arrearages in the distribution of the MQD on the Common Units for prior quarters during the subordination period. MQD is $0.50 per unit.

    Salomon has committed, subject to certain limitations, to provide total cash distribution support with respect to quarters ending on or before December 31, 2001, in an amount up to an aggregate of $17.6 million in exchange for Additional Partnership Interests ("APIs"). Salomon's obligation to provide distribution support will end no later than December 31, 2001 or until the $17.6 million is fully utilized, whichever comes first.

    Through June 30, 2000, the Partnership utilized $8.7 million of the distribution support from Salomon. On August 14, 2000, the Partnership will utilize an additional $2.6 million of distribution support for the distribution related to the second quarter. After the distribution in August 2000, $11.3 million of distribution support has been utilized and $6.3 million remains available through December 31, 2001, or until such amount is fully utilized, whichever comes first. See Note 10 for additional information regarding a proposed restructuring which could affect distribution support. APIs purchased by Salomon are not entitled to cash distributions or voting rights. The APIs will be redeemed if and to the extent that Available Cash for any future quarter exceeds the amount necessary to distribute the MQD on all Common Units and Subordinated OLP Units and to eliminate any arrearages in the MQD on Common Units for prior periods.

    In addition, the Partnership Agreement authorizes the General Partner to cause GCOLP to issue additional limited partner interests and other equity securities, the proceeds from which could be used to provide additional funds for acquisitions or other GCOLP needs.

6.  Transactions with Related Parties

  Sales, purchases and other transactions with affiliated companies, in the opinion of management, are conducted under terms no more or less favorable than those conducted with unaffiliated parties.

  Sales and Purchases of Crude Oil

    A summary of sales to and purchases from related parties of crude oil is as follows (in thousands).

                                       Six Months  Six Months
                                         Ended       Ended
                                        June 30,    June 30,
                                          2000        1999
                                        -------     -------
    Sales to affiliates                 $29,820     $34,892
    Purchases from affiliates           $95,379     $42,273


  General and Administrative Services

    The Partnership does not directly employ any persons to manage or operate its business. Those functions are provided by the General Partner. The Partnership reimburses the General Partner for all direct and indirect costs of
    these  services.   Total  costs reimbursed to the  General  Partner  by  the
Partnership were $8,408,000 and $8,542,000 for the six months ended June 30, 2000 and 1999, respectively.

  Guaranty Facility

    As discussed in Note 5, Salomon provides a Guaranty Facility to the Partnership. For the six months ended June 30, 2000 and 1999, the Partnership paid Salomon $749,000 and $312,000, respectively, for guarantee fees under the Guaranty Facility.

7.  Supplemental Cash Flow Information

  Cash received by the Partnership for interest was $76,000 and $70,000 for the six months ended June 30, 2000 and 1999, respectively. Payments of interest were $835,000 and $500,000 for the six months ended June 30, 2000 and 1999, respectively.

8.  Contingencies

  The Partnership is subject to various environmental laws and regulations. Policies and procedures are in place to monitor compliance. The Partnership's management has made an assessment of its potential environmental exposure and determined that such exposure is not material to its consolidated financial position, results of operations or cash flows. As part of the formation of the Partnership, Basis and Howell agreed to be responsible for certain environmental conditions related to their ownership and operation of their respective assets contributed to the Partnership and for any environmental liabilities which Basis or Howell may have assumed from prior owners of these assets.

  The Partnership is subject to lawsuits in the normal course of business and examination by tax and other regulatory authorities. Additionally, litigation involving the Partnership has been filed related to the proposed restructuring. See Note 10. Such matters presently pending are not expected to have a material adverse effect on the financial position, results of operations or cash flows of the Partnership.

  As part of the formation of the Partnership, Basis and Howell agreed to each retain liability and responsibility for the defense of any future lawsuits arising out of activities conducted by Basis and Howell prior to the formation of the Partnership and have also agreed to cooperate in the defense of such lawsuits.

  Pipeline Oil Spill

    On  December  20, 1999, the Partnership had a spill of crude  oil  from  its
Mississippi System. Approximately 8,000 barrels of oil spilled from the pipeline near Summerland, Mississippi and entered a creek nearby. Some of the oil then flowed into the Leaf River.

    The Partnership responded to this incident immediately, deploying crews to evaluate, clean up and monitor the spilled oil. At February 1, 2000, the spill had been substantially cleaned up, with ongoing maintenance and reduced clean-up activity expected to continue for an undetermined period of time.

    The estimated cost of the spill clean-up is expected to be $18 million. This amount includes estimates for clean-up costs, ongoing maintenance and settlement of potential liabilities to landowners in connection with the spill. The incident was reported to insurers. At June 30, 2000, $15.4 million had been paid to vendors and claimants for spill related costs, and $2.6 million was included in accrued liabilities for estimated future expenditures. Current assets included $3.3 million of expenditures submitted and approved by insurers but not yet reimbursed, $1.1 million for expenditures not yet submitted to insurers and $2.6 million for expenditures not yet incurred or billed to the Partnership. At June 30, 2000, $11.0 million in reimbursements had been received from insurers.

    As a result of this crude oil spill, certain federal and state regulatory agencies may impose fines and penalties that would not be reimbursed by insurance. At this time, it is not possible to predict whether the Partnership will be fined, the amounts of such fines or whether the governmental agencies would prevail in imposing such fines.

    The segment of the Mississippi System where the spill occurred has been temporarily shut down and will not be returned to service until regulators give their approval. Regulatory authorities may require specific testing or changes to the pipeline before allowing the Partnership to restart that segment of the system. At this time, it is unknown whether there will be any required testing or changes and the related cost of that testing or changes.

    If Management of the Partnership determines that the costs of testing or changes are too high, that segment of the system may not be restarted. If this part of the Mississippi System is taken out of service, the net book value of that portion of the pipeline would be written down to its net realizable value, resulting in a non-cash write-off of approximately $6.0 million. Tariff revenues for this segment of the system in the year 1999 were $0.6 million.

  Crude Oil Contamination

    In February and March 2000, the Partnership purchased crude oil from a third party that was subsequently determined to contain organic chlorides. These barrels were delivered into the Partnership's Texas pipeline system and potentially contaminated 24,000 barrels of oil held in storage and 44,000 barrels of oil in the pipeline. The north end of the Texas pipeline system has been temporarily shut down but is expected to be operational by the end of the third quarter of 2000. As of June 30, 2000, the estimated volume of crude that was potentially contaminated had been reduced to 21,000 barrels.

    The Partnership has accrued costs associated with transportation, testing and consulting in the amount of $188,000, of which $32,000 has been paid at June 30, 2000. The potentially contaminated barrels are reflected in inventory at their cost of approximately $0.6 million.

    The Partnership has recorded a receivable for $188,000 to reflect the expected recovery of the accrued costs from the third party. The third party has provided the Partnership with evidence that it has sufficient resources to cover the total expected damages incurred by the Partnership. Management of the Partnership believes that it will recover any damages incurred from the third party.

9.  Distributions

  On  July  14, 2000, the Board of Directors of the General Partner  declared  a cash distribution of $0.50 per Unit for the quarter ended June 30, 2000. The distribution will be paid August 14, 2000, to the General Partner and all Common Unitholders of record as of the close of business on July 31, 2000. The Subordinated OLP Unitholders will not receive a distribution for the quarter.

  This distribution will be paid utilizing approximately $1.8 million cash available from the Partnership and $2.6 million cash provided by Salomon pursuant to Salomon's Distribution Support Agreement.

10.  Proposed Restructuring

  On May 10, 2000, the Partnership announced that based on the recommendation of the Special Committee appointed by the General Partner, the General Partner and the Board of Directors of the General Partner of the Partnership unanimously approved a financial restructuring of the Partnership. The proposal for a financial restructuring of the Partnership is subject to approval by holders of a majority of the Partnership's outstanding public common units. Assuming unitholder approval, the proposed restructuring is expected to be effective beginning with distributions for the third quarter of 2000. Under the terms of the restructuring, the partnership agreement of GCOLP will be amended to:

  -      eliminate  without  the  payment  of  any  consideration  all  of   the
  outstanding subordinated limited partner units in our operating partnership;

  - terminate the subordination period and, as a result, eliminate the requirement that the common limited partnership units accrue arrearages;

  - eliminate without the payment of any consideration all of the outstanding additional limited partner interests, or APIs, issued to Salomon in exchange for its distribution support and, as a result, eliminate our obligation to redeem the APIs issued to Salomon in exchange for its distribution support;

  - reduce the quarterly distribution from the current $0.50 per unit to a targeted $0.20 per unit; and

  - reduce the respective thresholds that must be achieved before the general partner is entitled to incentive distributions from the current threshold levels of $0.55, $0.635 and $0.825 to the new threshold levels of $0.25, $0.28 and $0.33 per unit.

  If the proposal is approved:

  - Salomon will contribute to the operating partnership the unused distribution support expected to be $6.3 million. After payment of transaction costs associated with the restructuring estimated at $1.3 million, we will then declare a special distribution in the aggregate amount of $5.0 million, or $0.58 per unit.

  - Salomon will extend the expiration date of its credit support obligation to the partnership from December 31, 2000 to December 31, 2001 on the current terms and conditions.

  In connection with the proposal for restructuring, the Partnership is preparing a proxy statement to be mailed to all of the Partnership's public unitholders that will contain a more detailed description of the proposal.

  On June 7, 2000, Bruce E. Zoren, a holder of units of limited partner interests in the Partnership, filed a putative class action complaint in the Delaware Court of Chancery, No. 18096-NC, seeking to enjoin the restructuring and seeking damages. Defendants named in the complaint include the Partnership, Genesis Energy L.L.C., members of the board of directors of Genesis Energy, L.L.C., and the owner of Genesis Energy L.L.C. The plaintiff alleges numerous breaches of the duties of care and loyalty owed by the defendants to the purported class in connection with making a proposal for restructuring. Management of the Partnership believes that the complaint is without merit and intends to vigorously defend the action.

                              GENESIS ENERGY, L.P.
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS



Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

  Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, Mississippi, New Mexico, Kansas and Oklahoma. The following review of the results of operations and financial condition should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

Results of Operations

  Selected financial data for this discussion of the results of operations follows, in thousands, except barrels per day.

                               Three Months Ended June 30,  Six Months Ended June 30,
                                     2000         1999        2000        1999
                                   --------     --------    --------    --------
Gross margin
Gathering and marketing            $  3,269     $  3,941    $  6,208    $  7,582
Pipeline                           $  1,773     $  2,380    $  3,133    $  4,508

General and administrative expenses$  2,720     $  3,016    $  5,376    $  6,039

Depreciation and amortization      $  2,035     $  2,064    $  4,081    $  4,112

Operating income (loss)            $    287     $  1,241    $   (116)   $  1,939

Interest income (expense), net     $   (307)    $   (267)   $   (618)   $   (447)

Barrels per day
Wellhead                            101,702       88,985     101,977      88,614
Bulk and exchange                   361,973      263,187     325,775     268,026
Pipeline                             92,493       95,590      90,333      92,190

  Gross margins from gathering and marketing operations are a function of volumes purchased and the difference between the price of crude oil at the point of purchase and the price of crude oil at the point of sale, minus the associated costs of aggregation and transportation. The absolute price levels of crude oil do not necessarily bear a relationship to gross margin because absolute price levels normally impact revenues and cost of sales by equivalent amounts. As a result, the impact of period-to-period price variations on revenues and cost of sales generally are not meaningful in analyzing the variations in gross margins, and such changes are not addressed in the following discussion.

  Pipeline gross margins are primarily a function of the level of throughput and storage activity and are generated by the difference between the regulated published tariff and the fixed and variable costs of operating the pipeline. Changes in revenues, volumes and pipeline operating costs, therefore, are relevant to the analysis of financial results of the Partnership's pipeline operations.

  The price level of crude oil impacts gathering and marketing and pipeline gross margins to the extent that oil producers adjust production levels. Short-term and long-term price trends impact the amount of cash flow that producers have available to maintain existing production and to invest in new reserves, which in turn impacts the amount of supply that is available to be gathered and marketed by the Partnership and its competitors.

  Six Months Ended June 30, 2000 Compared with Six Months Ended June 30, 1999

    Gross margin from gathering and marketing activities was $6.2 million for the six months ended June 30, 2000, as compared to $7.6 million for the six months ended June 30, 1999. The decrease of $1.4 million represents the net effect of several factors.

    Wellhead, bulk and exchange purchase volumes for the six months ended June 30, 2000, increased 20 percent from the same period in 1999. This rise resulted in a $1.5 million increase in gathering and marketing gross margins. The gain was partially offset by a 9 percent decline in the average difference between the price of crude oil at the point of purchase and the price of crude oil at the point of sale, which reduced gross margin by $0.8 million. Also contributing to the decline in gross margin were a $0.6 million unrealized loss on written option contracts (see Note 3 to the financial statements), a $0.7 million increase in the cost of credit and a $0.8 million increase in field operating costs. The $0.7 million increase in credit costs is a function of the increase in purchase volumes and an 88 percent increase in the absolute price level of crude oil. The increase in field operating costs was primarily from a $0.3 million increase in payroll and benefits costs and a $0.4 million increase in fuel costs.

    Pipeline gross margin declined $1.4 million, from $4.5 million for the six month period in 1999 to $3.1 million for the six month period in 2000. Average tariff revenues declined approximately $0.05 per barrel, which reduced gross margin by $0.8 million. Additionally, revenues for the 1999 period included tank storage fees of $0.6 million.

    General and administrative expenses decreased $0.7 million between the 2000 and 1999 six month periods. This decline is attributable to decreases in the following areas: $0.2 million in salary and benefits, $0.1 million in restricted unit expense and $0.1 million each in professional services and travel and entertainment. Additionally, the 1999 six month period included costs related to the Year 2000 remediation totaling $0.2 million.

    Depreciation and amortization was flat between the two six month periods. The Partnership had no material property acquisitions or dispositions that would create a material fluctuation in depreciation.

    In the 2000 six month period, the Partnership incurred net interest expense of $0.6 million. In the 1999 period, the Partnership incurred net interest expense of $0.4 million. The increase in interest cost in 2000 was due to the combination of higher market interest rates and higher interest rates under the BNP Paribas Working Capital Facility than under the prior facility.
Additionally, average daily outstanding debt during the 2000 period was $2.6 million greater.

  Three Months Ended June 30, 2000 Compared with Three Months Ended
    June 30, 1999

    Gross margin from gathering and marketing activities was $3.3 million for the three months ended June 30, 2000, as compared to $3.9 million for the three months ended June 30, 1999. The decrease of $0.6 million represents the net effect of several factors.

    Wellhead, bulk and exchange purchase volumes for the three months ended June 30, 2000, increased 32 percent from the same period in 1999. This rise resulted in a $1.3 million increase in gathering and marketing gross margins. The gain was partially offset by a 9 percent decline in the average difference between the price of crude oil at the point of purchase and the price of crude oil at the point of sale, which reduced gross margin by $0.5 million. Also contributing to the decline in gross margin were a $0.8 million unrealized loss on written option contracts (see Note 3 to the financial statements), a $0.3 million increase in the cost of credit and a $0.2 million increase in field operating costs. The $0.3 million increase in credit costs is a function of the increase in purchase volumes and a 65 percent increase in the absolute price level of crude oil. The increase in field operating costs was primarily from increases in payroll and benefits costs and fuel costs.

    Pipeline gross margin was $1.8 million for the three months ended June 30, 2000, as compared to $2.4 million for the three months ended June 30, 1999. The $0.6 million decrease in gross margin can be primarily attributed to a $0.03 per barrel decline in average tariff revenues, which reduced gross margin by $0.3 million, and a 4 percent decline in throughput, which resulted in a $0.2 million decline in gross margin. Additionally, pipeline operating costs increased $0.1 million.

    General and administrative expenses declined $0.3 million in the three months ended June 30, 2000 as compared to the same period in 1999. The primary factors in this decline were a decrease in salaries and benefits, restricted unit expense and Year 2000 remediation costs of $0.1 million each.

    Interest costs were slightly higher in the 2000 quarter due primarily to higher interest rates.

Hedging Activities

  Genesis routinely utilizes forward contracts, swaps, options and futures contracts in an effort to minimize the impact of market fluctuations on inventories and contractual commitments. Gains and losses on forward contracts, swaps and future contracts used to hedge future contract purchases of unpriced crude oil, where firm commitments to sell are required prior to establishment of the purchase price, are deferred until the margin from the hedged item is recognized. The Partnership recognized net losses of $1.5 million and $1.2 million for the six months and three months ended June 30, 2000, respectively, and net gains of $2.0 million and $0.9 million for the six and three months ended June 30, 1999, respectively, related to its hedging activity.

Liquidity and Capital Resources

  Cash Flows

    Cash flows provided by operating activities were $2.3 million for the six months ended June 30, 2000. In the 1999 six-month period, cash flows utilized in operating activities were $5.2 million. The change between the two periods results primarily from an increase in inventories in the 1999 period and variations in the timing of payment of crude purchase obligations.

    For the six months ended June 30, 2000 and 1999, cash flows utilized in investing activities were $0.3 million. In 2000, the Partnership expended $0.4 million for property and equipment additions related primarily to pipeline operations. In 1999, the Partnership added $1.3 million of assets, primarily for pipeline operations, and received proceeds of $1.0 million from the sale of surplus tractors and trailers.

    Cash flows used in financing activities by the Partnership during the first six months of 2000 totaled $2.9 million. Distributions paid to the common unitholders and the general partner totaled $8.8 million. The Partnership borrowed $1.1 million under its Working Capital Facility and received $4.8 million from the issuance of APIs to Salomon. In the 1999 period, cash flows used in financing activities totaled $0.1 million. The Partnership obtained funds by borrowing $8.7 million. Distributions to the common unitholders and the general partner totaled $8.8 million.

  Working Capital and Credit Resources

    As discussed in Note 5 of the Notes to Condensed Consolidated Financial Statements, the Partnership has a Guaranty Facility with Salomon through December 31, 2000, and a Credit Agreement with BNP Paribas for working capital purposes that extends through November 30, 2000. Both of these agreements may be extended under certain conditions as discussed below under "Proposed Restructuring". If the General Partner is removed without its consent, Salomon's credit support obligations will terminate. In addition, Salomon's obligations under the Master Credit Support Agreement may be transferred or terminated early subject to certain conditions.

    At June 30, 2000, the Partnership's consolidated balance sheet reflected a working capital deficit of $18.7 million. This working capital deficit combined with the short-term nature of both the Guaranty Facility with Salomon and the Credit Agreement with BNP Paribas could have a negative impact on the Partnership. Some counterparties use the balance sheet and the nature of available credit support as a basis for determining credit support demanded from the Partnership as a condition of doing business. Increased demands for credit support beyond the maximum credit limitations may adversely affect the Partnership's ability to maintain or increase the level of its purchasing and marketing activities or otherwise adversely affect the Partnership's profitability and Available Cash.

    Management of the Partnership intends to replace the Guaranty Facility and Credit Agreement with a working capital letter of credit facility with one or more third party lenders prior to November 2000. The General Partner expects that the annual cost of a replacement facility would increase by approximately $3.3 million.

    Increased credit needs and higher credit costs could adversely affect the Partnership's ability to maintain or increase the level of its purchasing and marketing activities. Profitability and Available Cash for distributions could be adversely impacted as well.

    The Partnership will pay a distribution of $0.50 per Unit for the three months ended June 30, 2000, on August 14, 2000 to the General Partner and all Common Unitholders of record as of the close of business on July 31, 2000. The subordinated OLP Unitholders will not receive a distribution for that period.

    This distribution will be paid utilizing approximately $1.8 million of cash available from the Partnership and $2.6 million of cash provided by Salomon, pursuant to Salomon's distribution support obligation.

    Under the Distribution Support Agreement, Salomon has committed, subject to certain limitations, to provide cash distribution support, with respect to quarters ending on or before December 31, 2001, in an amount up to an aggregate of $17.6 million in exchange for APIs. Salomon's obligation to purchase APIs will end no later than December 31, 2001, or when the distribution support has been fully utilized, whichever comes first. . After the distribution in August 2000, $11.3 million of distribution support has been utilized and $6.3 million remains available through December 31, 2001, or until such amount is fully utilized, whichever comes first. The Distribution Support Agreement will be terminated if the proposed restructuring discussed below is approved by a majority of the Partnership's unitholders.

  Proposed Restructuring

  On May 10, 2000, the Partnership announced that based on the recommendation of the Special Committee appointed by the General Partner, the General Partner and the Board of Directors of the General Partner of the Partnership unanimously approved a financial restructuring of the Partnership. The proposal for a financial restructuring of the Partnership is subject to approval by holders of a majority of the Partnership's outstanding public common units. Assuming unitholder approval, the proposed restructuring is expected to be effective beginning with distributions for the third quarter of 2000. Under the terms of the restructuring, the partnership agreement of GCOLP will be amended to:

  -      eliminate  without  the  payment  of  any  consideration  all  of   the
  outstanding subordinated limited partner units in our operating partnership;

  - terminate the subordination period and, as a result, eliminate the requirement that the common limited partnership units accrue arrearages;

  - eliminate without the payment of any consideration all of the outstanding additional limited partner interests, or APIs, issued to Salomon in exchange for its distribution support and, as a result, eliminate our obligation to redeem the APIs issued to Salomon in exchange for its distribution support;

  - reduce the quarterly distribution from the current $0.50 per unit to a targeted $0.20 per unit; and

  - reduce the respective thresholds that must be achieved before the general partner is entitled to incentive distributions from the current threshold levels of $0.55, $0.635 and $0.825 to the new threshold levels of $0.25, $0.28 and $0.33 per unit.

  If the proposal is approved:

  - Salomon will contribute to the operating partnership the unused distribution support expected to be $6.3 million. After payment of transaction costs associated with the restructuring estimated at $1.3 million, we will then declare a special distribution in the aggregate amount of $5.0 million or $0.58 per unit.

  - Salomon will extend the expiration date of its credit support obligation to the partnership from December 31, 2000 to December 31, 2001 on the current terms and conditions.


  In connection with the proposal for restructuring, the Partnership is preparing a proxy statement to be mailed to all of the Partnership's public unitholders that will contain a more detailed description of the proposal.

  Crude Oil Spill

    On  December  20, 1999, the Partnership had a spill of crude  oil  from  its
Mississippi System. Approximately 8,000 barrels of oil spilled from the pipeline near Summerland, Mississippi and entered a creek nearby. Some of the oil then flowed into the Leaf River.

    The Partnership responded to this incident immediately, deploying crews to evaluate, clean up and monitor the spilled oil. At February 1, 2000, the spill had been substantially cleaned up, with ongoing maintenance and reduced clean-up activity expected to continue for an undetermined period of time.

    The estimated cost of the spill clean-up is expected to be $18 million. This amount includes estimates for clean-up costs, ongoing maintenance and settlement of potential liabilities to landowners in connection with the spill. The incident was reported to insurers. At June 30, 2000, $15.4 million had been paid to vendors and claimants for spill related costs, and $2.6 million was included in accrued liabilities for estimated future expenditures. Current assets included $3.3 million of expenditures submitted and approved by insurers but not yet reimbursed, $1.1 million for expenditures not yet submitted to insurers and $2.6 million for expenditures not yet incurred or billed to the Partnership. At June 30, 2000, $11.0 million in reimbursements had been received from insurers.

    As a result of this crude oil spill, certain federal and state regulatory agencies may impose fines and penalties that would not be reimbursed by insurance. At this time, it is not possible to predict whether the Partnership will be fined, the amounts of such fines or whether the governmental agencies would prevail in imposing such fines.

    The segment of the Mississippi System where the spill occurred has been temporarily shut down and will not be returned to service until regulators give their approval. Regulatory authorities may require specific testing or changes to the pipeline before allowing the Partnership to restart that segment of the system. At this time, it is unknown whether there will be any required testing or changes and the related cost of that testing or changes.

    If Management of the Partnership determines that the costs of testing or changes are too high, that segment of the system may not be restarted. If this part of the Mississippi System is taken out of service, the net book value of that portion of the pipeline would be written down to its net realizable value, resulting in a non-cash write-off of approximately $6.0 million. Tariff revenues for this segment of the system in the year 1999 were $0.6 million.

  Crude Oil Contamination

    In February and March 2000, the Partnership purchased crude oil from a third party that was subsequently determined to contain organic chlorides. These barrels were delivered into the Partnership's Texas pipeline system and potentially contaminated 24,000 barrels of oil held in storage and 44,000 barrels of oil in the pipeline. The north end of the Texas pipeline system has been temporarily shut down but is expected to be operational by the end of the third quarter of 2000. As of June 30, 2000, the estimated volume of crude that was potentially contaminated had been reduced to 21,000 barrels.

    The Partnership has accrued costs associated with transportation, testing and consulting in the amount of $188,000, of which $32,000 has been paid at June 30, 2000. The potentially contaminated barrels are reflected in inventory at their cost of approximately $0.6 million.

    The Partnership has recorded a receivable for $188,000 to reflect the expected recovery of the accrued costs from the third party. The third party has provided the Partnership with evidence that it has sufficient resources to cover the total expected damages incurred by the Partnership. Management of the Partnership believes that it will recover any damages incurred from the third party.

  Current Business Conditions

    Changes in the price of crude oil impact gathering and marketing and pipeline gross margins to the extent that oil producers adjust production levels. Short-term and long-term price trends impact the amount of cash flow that producers have available to maintain existing production and to invest in new reserves, which in turn impacts the amount of crude oil that is available to be gathered and marketed by the Partnership and its competitors.

    Although crude oil prices have increased from $12 per barrel in January 1999 to nearly $32 per barrel in June 2000, U.S. onshore crude oil production volumes have not improved. Further, producers appear to be responding cautiously to the oil price increase and are focusing more on drilling for natural gas.

    This change is clearly demonstrated by the Baker Hughes North American Rotary Rig Count for 1997 to 2000.

  Baker Hughes North American Rotary Rig Count
      Average Number of Rigs Drilling For                 Crude Oil
               Year   Oil   Gas                         Price per bbl*
               ----   ---   ---                         -------------
               1997   376   566                              $20.60
               1998   264   560                              $14.40
               1999   128   496                              $19.25
               2000   177   630                              $28.80

     * Annual average price for 1997 through 1999 and six month average for 2000 for West Texas Intermediate at Cushing, Oklahoma

    Based on the limited improvement in the number of rigs drilling for oil, management of the General Partner believes that oil production in its primary areas of operation is likely to continue to decrease. Although there has been some increase since January 1999 in the number of drilling and workover rigs being utilized in the Partnership's primary areas of operation, management of the General Partner believes that this activity is more likely to have the effect of reducing the rate of decline rather than meaningfully increasing wellhead volumes in its operating areas in 2000.

    The Partnership's improved volumes in the first half of 2000 compared to the same period of 1999 were primarily due to obtaining existing production by paying higher prices for the production than the previous purchaser. Increased volumes obtained through competition based on price for existing production generally result in incrementally lower margins per barrel.

    As crude oil prices rise, the Partnership's utilization of, and cost of credit under, the Guaranty Facility increases with respect to the same volume of business. The General Partner has taken steps to reduce or restrict the Partnership's gathering and marketing activities due to the $300 million limit of the Guaranty Facility.

    Additionally, as prices rise, the Partnership may have to increase the amount of its Credit Agreement in order to have funds available to meet margin calls on the NYMEX and to fund inventory purchases. No assurances can be made that the Partnership would be able to increase the size of its Credit Agreement or that changes to the terms of such increased Credit Agreement would not have a material impact on the results of operations or cash flows of the Partnership.

Forward Looking Statements

  The statements in this Report on Form 10-Q that are not historical information are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Partnership believes that its expectations regarding future events are based on reasonable assumptions, it can give no assurance that its goals will be achieved or that its expectations regarding future developments will prove to be correct. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include, but are not limited to, changes in regulations, the Partnership's success in obtaining additional lease barrels, changes in crude oil production volumes (both world-wide as well as in areas in which the Partnership has operations), developments relating to possible acquisitions or business combination opportunities, volatility of crude oil prices and grade differentials, the success of the Partnership's risk management activities, credit requirements by counterparties of the Partnership, the Partnership's ability to replace its credit support from Salomon with a bank facility and to replace the working capital facility from Paribas with another facility, any requirements for testing or changes to the Mississippi System as a result of the oil spill that occurred there in December 1999 and conditions of the capital markets and equity markets during the periods covered by the forward looking statements. All subsequent written or oral forward looking statements attributable to the Partnership or persons acting on behalf of the Partnership are expressly qualified in their entirety by the foregoing cautionary statements.

Price Risk Management and Financial Instruments

  The Partnership's primary price risk relates to the effect of crude oil price fluctuations on its inventories and the fluctuations each month in grade and location differentials and their effects on future contractual commitments. The Partnership utilizes New York Mercantile Exchange ("NYMEX") commodity based futures contracts, forward contracts, swap agreements and option contracts to hedge its exposure to these market price fluctuations. Management believes the hedging program has been effective in minimizing overall price risk. At June 30, 2000, the Partnership used futures and forward contracts in its hedging program with the latest contract being settled in July 2002. Information about these contracts is contained in the table set forth below.


                                            Sell (Short) Buy (Long)
                                              Contracts  Contracts
                                               --------  --------
     Crude Oil Inventory:
        Volume (1,000 bbls)                                     7
        Carrying value (in thousands)                    $    107
        Fair value (in thousands)                        $    107

     Commodity Futures Contracts
        Contract volumes (1,000 bbls)            12,724    14,267
        Weighted average price per bbl         $  29.11  $  28.43
        Contract value (in thousands)          $370,366  $405,565
        Fair value (in thousands)              $400,760  $445,068

     Commodity Forward Contracts:
        Contract volumes (1,000 bbls)             6,869     4,895
        Weighted average price per bbl         $  30.57  $  30.59
        Contract value (in thousands)          $209,991  $149,758
        Fair value (in thousands)              $221,653  $158,541

     Commodity Option Contracts:
        Contract volumes (1,000 bbls)            11,430
        Weighted average strike price per bbl  $   2.49
        Contract value (in thousands)          $  3,278
        Fair value (in thousands)              $  3,906


  The table above presents notional amounts in barrels, the weighted average contract price, total contract amount in U.S. dollars and total fair value amount in U.S. dollars. Fair values were determined by using the notional amount in barrels multiplied by the June 30, 2000 closing prices of the applicable NYMEX futures contract adjusted for location and grade differentials, as necessary.

                           PART II. OTHER INFORMATION

Item 1.  Legal Proceedings

  See  Part  I.   Item  1.   Note  8  to  the Condensed  Consolidated  Financial
Statements entitled "Contingencies", which is incorporated herein by reference.

Item 6.  Exhibits and Reports on Form 8-K.

   (a)   Exhibits.

           Exhibit 10 Credit Agreement dated as of June 6, 2000 by and between Genesis Crude Oil, L.P. and BNP Paribas

           Exhibit 27    Financial Data Schedule

   (b)   Reports on Form 8-K.

            A report on Form 8-K was filed on May 12, 2000, announcing the proposed restructuring of the Partnership.

                                   SIGNATURES



  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                GENESIS ENERGY, L.P.
                                (A Delaware Limited Partnership)

                             By:  GENESIS ENERGY, L.L.C., as
                                  General Partner



Date:  August 11, 2000        By:  /s/  Ross A. Benavides
                                 ----------------------------
                                Ross A. Benavides
                                Chief Financial Officer

                                    ANNEX E

                       GENESIS ENERGY, L.P. ANNUAL REPORT
                         ON FORM 10-K/A FOR THE FISCAL
                          YEAR ENDED DECEMBER 31, 1999

                             [FILED SUPPLEMENTALLY]

                              GENESIS ENERGY, L.P.



     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GENESIS ENERGY L.L.C., THE GENERAL PARTNER OF THE PARTNERSHIP.


     The undersigned hereby (a) acknowledges receipt of the Notice of Special Meeting of Genesis Energy, L.P., to be held at 10:00 a.m. local time, on December 7, 2000 at our offices at 500 Dallas, Suite 2500, Houston, TX 77002,
(b) acknowledges receipt of the proxy statement of the general partner in
connection therewith, dated October   , 2000, (c) appoints Mark J. Gorman and
Ross A. Benavides, or either of them, each with full power to appoint his substitute, as proxies of the undersigned, and (d) authorizes the proxies to represent and vote, as designated on the reverse side hereof, all the common units of the partnership which the undersigned would be entitled to vote if personally present at the special meeting, or any adjournment thereof.


     The undersigned hereby revokes any proxy to vote common units held by the undersigned previously given to the extent such proxy permits the holder thereof to vote on the matter covered by this proxy.

     THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED UNITHOLDER AND THAT, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL.

     This proxy may be revoked at any time prior to the voting of this proxy by the execution and submission of a revised proxy or by voting in person at the meeting.

     PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE.

                (Continued and to be signed on the reverse side.)




                                SEE REVERSE SIDE

     The board of directors of the general partner recommends a vote "FOR" the proposal that, if approved will:

          o reduce the minimum quarterly distribution on the common units from the current $0.50 per unit to $0.20 per unit;

          o reduce correspondingly the respective per unit dollar thresholds that must be achieved before the general partner is entitled to incentive compensation payments from the current threshold levels of $0.55, $0.635, and $0.825 per unit to the new threshold levels of $0.25, $0.28, and $0.33 per unit;

          o eliminate for no consideration all outstanding subordinated limited partnership units and, as a result, terminate the subordination period and eliminate the requirement that the common units accrue arrearages for any future shortfalls in quarterly distributions below the minimum quarterly distribution; and

          o eliminate for no consideration all outstanding additional partnership interests.


               A more detailed description of the proposal is contained in this proxy statement.


                     [ ] FOR             [ ] AGAINST             [ ] ABSTAIN


               Dated:


               -------------------------------------
                   Signature(s) of Unitholder(s)

               (Executors, administrators, guardians, trustees, attorneys, and officers signing for corporations or other organizations should give full title. If a partnership or jointly owned, each owner should sign.)


               If you need assistance in voting your shares, please call
               D.F. King & Co., Inc. toll free, at (800) 431-9643, or, outside the United States, collect at [TELEPHONE NUMBER].



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